UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INCOME TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GLOBAL INCOME TRUST, INC.

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Global Income Trust, Inc. (“GIT” or the “Company”) to be held on December 10, 2015 at 10:00 a.m. Eastern Time at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801. At the special meeting, GIT will be seeking your approval of:

•	the sale of substantially all of the assets of GIT to Griffin Capital Corporation (“Griffin Capital”) or its affiliated assignee, pursuant to and on the terms set forth in a Purchase and Sale Agreement (the “Agreement”), dated as of August 10, 2015, by and among three wholly owned subsidiaries of GIT, GIT and Griffin Capital (the “Asset Sale”);

•	the plan of liquidation and dissolution of GIT (the “Plan of Dissolution”), including the complete liquidation and dissolution of GIT contemplated thereby, subject to the approval by the holders of GIT common stock (the “Stockholders”) of the Asset Sale and following the closing of the Asset Sale; and

•	the adjournment of the special meeting, even if a quorum is present, to solicit additional votes to approve the Asset Sale and/or the Plan of Dissolution, if necessary.

As consideration for the Asset Sale, GIT will receive an amount in cash equal to $93,650,000, less the aggregate principal balance and accrued interest on loans encumbering the properties that will be assumed by Griffin Capital at closing, and subject to further adjustment as described in the enclosed proxy statement. The net proceeds from the Asset Sale are estimated to total approximately $38,460,000, based on July 31, 2015 loan balances. If the Asset Sale and the Plan of Dissolution are approved by the Stockholders and the transactions contemplated thereby are consummated, GIT will transfer substantially all of its assets and liabilities related to the Properties (as defined in the enclosed proxy statement) to Griffin Capital, and GIT will sell its remaining assets, satisfy remaining liabilities and distribute the proceeds of such sales to the Stockholders. Also, if the Asset Sale and the Plan of Dissolution are approved and consummated, CNL Financial Group, LLC, the Company’s sponsor (“CNL”), or an affiliate, will make a direct payment to the Stockholders of approximately $4.5 million, or approximately $0.54 per each outstanding share of GIT common stock, in respect of previously paid reimbursements of certain organizational, offering and operating expenses (the “Direct Payment”).

GIT currently estimates that the cash it will retain following the foregoing transactions with Griffin Capital will be sufficient to pay its expenses and satisfy its known retained liabilities and obligations and that all remaining cash will ultimately be available for distribution to the Stockholders. If all of the cash is ultimately distributed, GIT estimates that the Stockholders would receive, in the aggregate, approximately $7.01 per outstanding share of GIT common stock. This estimated amount would include approximately (i) $4.66 per share of GIT common stock to be received pursuant to the Asset Sale, (ii) $1.75 per share of GIT common stock to be received from cash on hand after payment of liabilities, (iii) $0.54 per share of GIT common stock to be received from CNL pursuant to the Direct Payment, and (iv) $0.06 per share of GIT common stock pursuant to the anticipated Stock Sale and Note Sale, as defined and described in the enclosed proxy statement. In the course of the dissolution process, unanticipated expenses and contingent liabilities will arise, and such unanticipated expenses and contingent liabilities may reduce the amount of cash available for distribution to Stockholders.

GIT’s board of directors has carefully reviewed and considered the terms and conditions of the Agreement and the Plan of Dissolution and has concluded that the Agreement, the Plan of Dissolution and the transactions contemplated thereunder, including the Asset Sale and the liquidation and dissolution of GIT, are all in the best interests of GIT and the Stockholders. The GIT board of directors therefore has unanimously approved these proposals and recommends that you vote FOR each of the proposals set forth in the attached proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the Internet, as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card.

You are also encouraged to review carefully the enclosed proxy statement, as it explains the reasons for the proposals to be voted on at the special meeting and contains other important information, including copies of the Agreement and the Plan of Dissolution, which are attached as annexes. In particular, please review the matters referred to under “Risk Factors” starting on page 16 for a discussion of the risks related to the business of GIT and the proposed Asset Sale and liquidation and dissolution of GIT.

Sincerely,
Holly J. Greer
Secretary

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement, or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated November 2, 2015 and is first being mailed to stockholders on or about November 2, 2015.

Global Income Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To be held on December 10, 2015.

To the Stockholders of Global Income Trust, Inc.:

A special meeting of the stockholders of Global Income Trust, Inc., a Maryland corporation (“GIT” or the “Company”), will be held at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801, on December 10, at 10:00 a.m. Eastern Time, for the following purposes:

1. to consider and vote upon the sale of substantially all of the assets (the “Asset Sale”) of GIT to Griffin Capital Corporation (“Griffin Capital”) or its affiliated assignee, pursuant to and on the terms set forth in a purchase and sale agreement, dated as of August 10, 2015, by and among Griffin Capital, GIT, and GIT’s wholly owned subsidiaries, GIT Imeson Park FL, LLC, IN-105 Heritage III, LLC, and GIT Heritage IV TX, LLC (the “Agreement”), which is referred to herein as the Asset Sale Proposal;

2. to consider and vote upon the plan of liquidation and dissolution of GIT (the “Plan of Dissolution”), including the complete liquidation and dissolution of GIT contemplated thereby, subject to the approval of the Asset Sale Proposal and following the closing of the Asset Sale, which is referred to herein as the Plan of Dissolution Proposal; and

3. to consider and vote upon the adjournment of the special meeting, even if a quorum is present, to solicit additional votes to approve the Asset Sale Proposal and/or the Plan of Dissolution Proposal, if necessary, which is referred to herein as the Adjournment Proposal.

This proxy statement and the proxy card are being furnished to GIT stockholders in connection with the solicitation of proxies by GIT’s board of directors for use at the special meeting of GIT stockholders.

GIT’s board of directors has unanimously approved the Asset Sale and the Plan of Dissolution, including the complete liquidation and dissolution of GIT, and recommends that you vote FOR the approval of the Asset Sale Proposal, FOR the approval of the Plan of Dissolution Proposal and FOR the approval of the Adjournment Proposal. The proposals are described in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only holders of record of GIT’s common stock at the close of business on October 27, 2015 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Approval of each of the Asset Sale Proposal and the Plan of Dissolution Proposal require the affirmative vote of the holders of a majority of the outstanding shares of GIT common stock entitled to vote thereon. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present. Each outstanding share of common stock entitles the holder thereof to one vote. Therefore, your vote is very important.

If you do not either submit your proxy, instruct your broker how to vote your shares or vote in person at the special meeting, it will have the same effect as a vote against approval of the Asset Sale Proposal and the Plan of Dissolution Proposal, but will have no effect on the Adjournment Proposal.

To ensure your representation at the special meeting and the presence of a quorum at the special meeting, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it to

GIT without delay in the postage-paid envelope enclosed for your convenience or submit your proxy by telephone or the Internet as provided on the proxy card. If a quorum is not reached, GIT’s proxy solicitation costs are likely to increase. Should you receive more than one proxy card because your shares are registered in different names and/or addresses, each proxy card should be signed, dated and returned to ensure that all of your shares will be voted. If you are present at the special meeting or any adjournments or postponements of the special meeting, you may revoke your proxy and vote personally on the matters properly brought before the special meeting. Your shares will be voted at the special meeting in accordance with your proxy.

By Order of the Board of Directors,

Orlando, Florida	Thomas K. Sittema
November 2, 2015	Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE

VOTE BY (1) TELEPHONE, (2) USING THE INTERNET OR (3) COMPLETING AND PROMPTLY

RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

i

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE PLAN OF DISSOLUTION, THE
ADJOURNMENT AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of GIT, may have regarding the Asset Sale, the Plan of Dissolution, the adjournment and the special meeting, and brief answers to those questions. GIT urges you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement. In this section and elsewhere in this proxy statement, references to “you” refers to the holders of GIT common stock to whom the notice of special meeting and this proxy statement are addressed, and references to “we,” “us” or “our” refer to GIT.

Q.	Why am I receiving this proxy statement?

A.	Griffin Capital has agreed to acquire substantially all of the assets of GIT under the terms of the Agreement that is described in this proxy statement. In addition, GIT intends promptly to wind-up its affairs and distribute any remaining assets to the holders of GIT’s common stock (“GIT stockholders”) in accordance with the Plan of Dissolution. In order to complete the Asset Sale and the liquidation and dissolution of GIT pursuant to the Plan of Dissolution, GIT stockholders must approve the Asset Sale Proposal and the Plan of Dissolution Proposal. GIT will hold a special meeting of its stockholders in order to obtain these approvals.

Please see “Proposal One—The Asset Sale Proposal” beginning on page 26 of this proxy statement, and “Proposal Two—The Plan of Dissolution Proposal” beginning on page 52 of this proxy statement. Copies of the Agreement and the Plan of Dissolution are attached to this proxy statement as Annex A and Annex B, respectively.

Your vote is very important. If you do not either submit your proxy or instruct your broker how to vote your shares or vote in person at the special meeting, it will have the same effect as a vote against approval of the Asset Sale and Plan of Dissolution Proposals.

GIT encourages you to vote as soon as possible. The enclosed voting materials allow you to vote your GIT shares without attending the special meeting in person. For more specific information on how to vote, please see the questions and answers below.

Questions About the Asset Sale and the Plan of Dissolution

Q.	Why did GIT enter into the Agreement?

A.	GIT’s entry into the Agreement is the culmination of a thorough exploration of strategic alternatives, which began in 2013. After due consideration of all other alternatives reasonably available to GIT, including the alternative of maintaining our existence and continuing to own our remaining assets, GIT’s board of directors concluded that the consummation of the transactions contemplated by the Agreement will result in the most favorable outcome for GIT stockholders. For more information, see “Proposal One—The Asset Sale Proposal—Recommendation of the GIT Board of Directors and GIT’s Reasons for the Asset Sale” beginning on page 33 of this proxy statement.

Q.	Who is the buyer?

A.	The buyer is Griffin Capital, a privately-held Los Angeles based investment and management company that sponsors real estate investment vehicles and manages institutional capital. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 26.7 million square feet of space, located in 29 states, representing approximately $4.6 billion in asset value. It is currently anticipated that prior to closing Griffin Capital will assign the Agreement to Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), a public non-traded REIT sponsored and advised by Griffin Capital.

Q.	What is the purchase price for GIT’s assets?

A.	As consideration for the Asset Sale, GIT will receive an amount in cash equal to $93,650,000, less the aggregate principal balance and accrued interest on loans encumbering the properties that will be assumed by Griffin Capital at closing, and subject to further adjustment as described below and in the Agreement. The net proceeds from the Asset Sale are estimated to total approximately $38,460,000, based on July 31, 2015 loan balances.

Q.	What assets are being sold by GIT pursuant to the Agreement?

A.	GIT proposes to sell three real estate properties to Griffin Capital, which comprise substantially all of its assets. The assets to be sold are: (i) certain real property located in Jacksonville, Florida, upon which is located a distribution facility; (ii) certain real property located in Fort Worth, Texas, upon which is located an office building; and (iii) certain real property located in Fort Worth, Texas, upon which is located an office building (collectively, the “Properties”). The assets also include certain additional property related to the Properties, including: the associated rights and appurtenances pertaining to the Properties (excepting any minerals, oil, gas and other hydrocarbon substances located at the Fort Worth, Texas Properties), the buildings, improvements and other structures constructed on the Properties, GIT’s right, title and interest in and to the personal property located at the Properties, GIT’s interests in all leases relating to the Properties, GIT’s right, title and interest in and to any license agreements, occupancy agreements and other similar agreements, GIT’s right, title and interest in and to the that certain Irrevocable Letter of Credit Issued November 30, 2011, GIT Imeson Park FL, LLC as Beneficiary and Samsonite LLC as Applicant, in the amount of $2,324,484.00, as amended by that certain Amendment No. 001 dated August 20, 2012 and as further amended by that certain Amendment No. 002 dated October 23, 2012 (the “LOC”), GIT’s right, title and interest in and to all contracts and other agreements related to the Properties, and GIT’s right, title and interest in and to any permits, licenses, and intangibles associated with the Properties (other than any of the same that reference “CNL”, “GIT”, or “Global Income Trust,” or similar identifiers).

Q.	What liabilities will and will not be assumed by Griffin Capital?

A.	In connection with the Asset Sale, Griffin Capital will assume substantially all liabilities of GIT related to the Properties, including the existing loans related to the Properties, except for certain customary excluded liabilities and except that CNL Financial Group, LLC, GIT’s sponsor (“CNL”) or an affiliate has agreed to reimburse Griffin Capital for the cost (including labor, materials and all other reasonable related costs) to replace up to 205 window glass units at one of the Properties located in Fort Worth, Texas. Griffin Capital will not assume liabilities of GIT unrelated to the Properties, including, among others, those arising or resulting from the following: (i) GIT’s liquidation and dissolution or any distribution to GIT stockholders; (ii) the Agreement; (iii) liabilities related to employees, directors or consultants of GIT; (iv) obligations to legal, accounting, financial or other advisors in connection with the transactions contemplated by the Agreement; and (v) tax liabilities.

Q.	When does GIT expect the Asset Sale to be completed?

A.	GIT is working to complete the Asset Sale as soon as practicable and currently expects that the Asset Sale will be completed promptly following the receipt of stockholder approval of the Asset Sale Proposal at the special meeting. However, GIT cannot predict the exact timing of the completion of the Asset Sale because it is subject to other conditions to closing.

Q.	What will happen if the Asset Sale is not approved?

A.	If the Asset Sale is not approved, the liquidation and dissolution of GIT will not occur, GIT will not distribute its assets to its stockholders, the Direct Payment (as defined below) will not occur, and GIT will continue to operate its business and pursue alternative strategic options.

Q.	What will happen under the Plan of Dissolution?

A.	Under the Plan of Dissolution, GIT will file articles of dissolution (“Articles of Dissolution”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), GIT’s jurisdiction of incorporation, to dissolve GIT as a legal entity following the satisfaction of its outstanding liabilities. The GIT board of directors, in its sole discretion, will determine the timing for this filing. Although GIT anticipates making a cash distribution to its stockholders promptly upon the approval of the Plan of Dissolution by stockholders and filing of the Articles of Dissolution with the SDAT, a final distribution to holders of GIT common stock may not be made until all liabilities of GIT have been satisfied.

In connection with the Asset Sale and the Plan of Dissolution, GIT will sell to CNL or its affiliate for an aggregate purchase price of $500,000:

•	all of the equity interests in GIT International Holding S.a.r.l., a Luxembourg limited liability company that holds a 5.1% ownership interest in each of GRI 4 Investment Giessen S.a.r.l. and GRI 4 Investment Worms S.a.r.l. (the “German Property Companies”) (the “Stock Sale”); and

•	certain subordinated, unsecured intercompany notes payable by the German Property Companies in favor of Global Income, LP, a subsidiary of GIT (“Global Income”) (the “Note Sale”).

Also in connection with the Plan of Dissolution, CNL or an affiliate will make a direct payment to GIT stockholders of approximately $4.5 million, or approximately $0.54 per each outstanding share of GIT common stock, in respect of previously paid reimbursements of certain organizational, offering and operating expenses (the “Direct Payment”).

Q.	If the Asset Sale Proposal and the Plan of Dissolution Proposal are approved and the Asset Sale is consummated on the terms contained in the Agreement, what does GIT estimate that the holders of GIT common stock will receive?

A.	The amount of cash that may ultimately be received by GIT stockholders is not yet known. However, GIT currently estimates that GIT stockholders will receive an aggregate of approximately $7.01 per share of GIT common stock, comprising approximately (i) $4.66 per share of GIT common stock from the proceeds of the Asset Sale, (ii) $0.54 per share of GIT common stock pursuant to the Direct Payment, (iii) $1.75 per share of GIT common stock from cash on hand (including the proceeds of the sale earlier in 2015 of 94.9% of the ownership interests in the German Property Companies), and (iv) $0.06 per share of GIT common stock pursuant to the Stock Sale and the Note Sale. There are many factors that may affect the amounts available for distribution to GIT stockholders, including, among other things, the amount of taxes, transaction fees, expenses relating to the dissolution, and unanticipated or contingent liabilities arising hereafter. No assurance can be given as to the amounts GIT stockholders will ultimately receive. If GIT has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount ultimately distributed to GIT stockholders could be less than that set forth above.

Q.	What vote of GIT stockholders is required to approve the Asset Sale Proposal and the Plan of Dissolution Proposal?

A.	Approval of each of the Asset Sale Proposal and the Plan of Dissolution Proposal requires the affirmative vote of a majority of the outstanding shares of GIT common stock entitled to vote thereon.

Q.	How does the GIT board of directors recommend that GIT stockholders vote on the Asset Sale and the Plan of Dissolution Proposals?

A.

GIT’s board of directors recommends that GIT stockholders vote FOR the Asset Sale Proposal and FOR the Plan of Dissolution Proposal. GIT’s board of directors has determined that the Agreement and the Asset Sale are fair to, advisable and in the best interests of GIT and its stockholders and it has determined that the Plan of Dissolution is advisable and in the best interests of GIT and its stockholders. Accordingly, the GIT board of directors has unanimously approved the Agreement, the Asset Sale and the Plan of Dissolution. For a more complete description of the recommendation of the GIT board of directors, see “Special Meeting of the Stockholders of GIT” beginning on page 23 of this proxy statement, “Proposal One—The Asset Sale Proposal—Recommendation of the GIT Board of Directors and GIT’s Reasons for the Asset Sale” beginning on page 33 of this proxy statement, and “Proposal Two—The Plan of Dissolution Proposal” beginning on page 52 of this proxy statement.

Q.	Do GIT’s directors and officers have any interest in the Asset Sale?

A.	The interests of GIT’s directors and officers in the Asset Sale are generally aligned with the interests of GIT stockholders. See “Proposal One—The Asset Sale Proposal — Interests of Executive Officers and Directors of GIT in the Asset Sale” beginning on page 43 of this proxy statement.

Q.	Are there any risks related to the Asset Sale or the Plan of Dissolution?

A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 16 of this proxy statement.

Q.	What are the United States federal income tax consequences of the Asset Sale and the Plan of Dissolution?

A.	Subject to the limitations, assumptions, and qualifications described in this proxy statement and the approval by GIT’s stockholders of the Asset Sale and the Plan of Dissolution, the Asset Sale and intended subsequent liquidation and dissolution of GIT pursuant to the Plan of Dissolution will constitute a taxable distribution to you in redemption of your GIT common stock, with the following material federal income tax consequences to GIT’s stockholders.

In general, if the Asset Sale and Plan of Dissolution are approved and we are liquidated, you will realize, for U.S. federal income tax purposes, gain or loss equal to the difference between the cash distributed to you by GIT and your adjusted tax basis in your GIT common stock. If we distribute interests in a liquidating trust (as defined in the section entitled “Material United States Federal Income Tax Consequences”) to you, you would be required to recognize any such gain in the taxable year of the distribution of the liquidating trust interests (to the extent that you have not recognized such gain in prior taxable years), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. A summary of the possible tax consequences to you begins on page 56 of this proxy statement. You should consult your tax advisor as to the tax effect of the Asset Sale and Plan of Dissolution to you based on your particular circumstances.

GIT stockholders should consult their respective tax advisors as to the tax treatment to them of the receipt of the Direct Payment.

GIT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN RESPECTIVE TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS.

You are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 56 of this proxy statement and to consult your tax advisor as to the United States federal income tax consequences of the Asset Sale and the dissolution, as well as the effects of state, local and foreign tax laws.

Q.	Is the liquidation and dissolution of GIT, as contemplated in the Plan of Dissolution, conditional upon the completion of the Asset Sale?

A.	Yes. GIT does not intend to liquidate and dissolve unless it first sells substantially all of its assets in the Asset Sale. In connection with the liquidation and dissolution, GIT will consummate the Stock Sale and the Note Sale.

Q.	What will happen if the Asset Sale Proposal is approved and the Plan of Dissolution Proposal is not approved?

A.	If GIT stockholders approve the Asset Sale but do not approve the Plan of Dissolution, GIT will still complete the Asset Sale, assuming the other closing conditions are met. In that case, GIT will have transferred substantially all of its operating assets to Griffin Capital and will not have any assets to support ongoing operating activity. Instead of making a distribution to GIT stockholders pursuant to the Plan of Dissolution, GIT would use its assets to pay off its liabilities and then use its remaining assets to pay ongoing operating expenses. GIT does not intend to invest in another operating business following the closing of the Asset Sale.

Q.	Am I entitled to appraisal rights or dissenters’ rights in connection with the Plan of Dissolution or Asset Sale Proposals?

A.	As a GIT stockholder, you will not be eligible for appraisal rights or dissenters’ rights in connection the Plan of Dissolution Proposal. We believe that the Asset Sale Proposal will not entitle you to appraisal rights under Maryland law or our charter because Section 7.3(ii) of our charter provides that our common stock has no appraisal rights. The question of the existence of appraisal or dissenters’ rights in connection with the Asset Sale Proposal is not entirely free from doubt and, accordingly, if you wish to make your own determination as to whether you have appraisal or dissenters’ rights with respect to that proposal, you should consider engaging counsel to advise you on the applicable Maryland law. If you believe that you have appraisal or dissenters’ rights in respect of the Asset Sale Proposal and you wish to exercise those rights, if they are available, you must comply with the requirements imposed under Maryland law, including any applicable deadlines within which you must exercise any such rights (if they exist). We are not under any obligation to, and will not, notify you of any such deadlines. We expect we will challenge any stockholder who purports to exercise appraisal or dissenters’ rights, including, if necessary, through litigation. For further information, see “Appraisal Rights” beginning on page 61 of this proxy statement.

Q.	Will I still be able to sell or transfer my shares of GIT common stock following the closing of the Asset Sale?

A.	There is no established public trading market for shares of GIT common stock because GIT common stock is not listed on a stock exchange. However, shares of GIT common stock will be transferable following the closing of the Asset Sale to the same extent as before the closing of the Asset Sale up until GIT files its Articles of Dissolution. If the Plan of Dissolution Proposal is approved by GIT stockholders, GIT’s board of directors will then decide when to file the Articles of Dissolution with the SDAT. From and after the date GIT files the Articles of Dissolution with the SDAT, GIT will close its stock transfer books and discontinue recording transfers of shares of GIT common stock. Thereafter, certificates representing shares of GIT common stock will not be assignable or transferable on GIT’s books. GIT intends to make a public announcement of the anticipated filing date of the Articles of Dissolution at least three business days in advance of the filing.

Q:	Will I continue to receive regular distributions on my GIT common stock prior to the completion of the dissolution?

A:

No. In connection with GIT’s board of directors’ approval of the Agreement and Asset Sale and Plan of Dissolution, the board of directors suspended the Company’s regular cash distribution as of August 4, 2015. Accordingly, GIT stockholders will no longer receive any cash distributions on their shares of GIT common stock for any period after August 4, 2015. Accrued distributions up to and through August 4, 2015 will be paid to GIT stockholders on or about September 9, 2015.

Questions About the Adjournment Proposal

Q.	Am I being asked to vote on anything else?

A.	Yes. GIT’s board of directors is also asking you to approve the adjournment of the special meeting if the shares of GIT common stock voting in favor of approval of the Asset Sale Proposal and/or the Plan of Dissolution Proposal are insufficient to approve the Asset Sale or Plan of Dissolution Proposals, as applicable. GIT’s board of directors recommends that you vote FOR the Adjournment Proposal.

Q.	Why is GIT seeking your vote on the Adjournment Proposal?

A.	Adjourning the special meeting to a later date will give GIT additional time to solicit proxies to vote in favor of approval of the Asset Sale Proposal and/or the Plan of Dissolution Proposal, if necessary. Consequently, GIT is seeking your approval of the Adjournment Proposal to ensure that, if necessary, GIT will have enough time to solicit the required votes for the Asset Sale Proposal and the Plan of Dissolution Proposal.

Q.	What vote of GIT stockholders is required to approve the Adjournment Proposal?

A.	The Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present.

Questions About the Special Meeting

Q.	When and where will the special meeting be held?

A.	The special meeting will be held at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801, on December 10, at 10:00 a.m. Eastern Time.

Q.	Who is entitled to notice of and to vote at the special meeting?

A.	Only holders of record of GIT common stock outstanding as of the close of business on October 27, 2015, which is referred to as the record date, are entitled to notice of and vote at the special meeting. As of the close of business on the record date, there were 8,537,677 shares of GIT common stock outstanding and entitled to vote at the special meeting.

Q.	What do I need to do now in order to vote on the proposals being considered at the special meeting?

A.	You should carefully read and consider the information contained in this proxy statement and you may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, by submitting a proxy over the Internet or by telephone following the instructions on the enclosed proxy card. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted FOR the Asset Sale Proposal, FOR the Plan of Dissolution Proposal and FOR the Adjournment Proposal.

You may also vote by appearing at the special meeting and voting in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Whether or not you plan to attend the special meeting, you should submit your proxy card or voting instruction form as described in this proxy statement.

Q.	If my GIT shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A.	If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and you are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you request a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Asset Sale Proposal and the Plan of Dissolution Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the effect of a vote AGAINST the Asset Sale and Plan of Dissolution Proposals and will have no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals. GIT encourages all of its stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Special Meeting of the Stockholders of GIT—Abstentions; Broker Non-Votes” beginning on page 24 of this proxy statement.

Q.	What will happen if I abstain from voting or fail to vote?

A.	Your abstention will have the same effect as a vote AGAINST the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal and will have no effect on the Adjournment Proposal. Failure to attend and vote at the special meeting or to submit your proxy using one of the available methods will have the same effect as a vote AGAINST the approval of the Asset Sale Proposal and the Plan of Dissolution Proposal, will have no effect on the Adjournment Proposal, and will result in your shares not being considered as “present” for purposes of determining a quorum.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to the Secretary of GIT;

•	signing and delivering a new, valid proxy bearing a later date;

•	submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q.	Who will count the votes cast at the special meeting?

A.	First Coast Results, Inc. has been engaged as GIT’s independent agent to tabulate stockholder votes cast at the special meeting. GIT has also hired Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to assist in the proxy solicitation process. If you are a stockholder of record, and you choose to authorize a proxy over the Internet or by phone, Broadridge will access and tabulate your vote electronically, and if you have requested, and received proxy materials via mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to Broadridge on behalf of all its clients.

Q.	Who is paying for this proxy solicitation?

A.	GIT will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, directors and officers of GIT may also solicit proxies in person, by phone or by other means of communication. Directors and officers of GIT will not be paid any additional compensation for soliciting proxies. GIT has also hired Broadridge to assist in the proxy solicitation process. Broadridge will be paid a fee of approximately $9,500 plus disbursements. GIT may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.	What is the quorum requirement?

A.	A quorum of GIT stockholders is necessary to hold a valid special meeting. A quorum will be present if the holders of 50% in voting power of the shares of GIT common stock issued and outstanding and entitled to vote are present or represented by proxy at the special meeting. On the record date, there were 8,537,677 shares of GIT common stock outstanding and entitled to vote. Accordingly, 4,268,839 shares of GIT common stock must be represented by GIT stockholders present at the special meeting or by proxy to have a quorum.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods:

•	by telephone by calling the toll free number as instructed on the enclosed proxy card;

•	by using the Internet as instructed on the enclosed proxy card; or

•	by mail by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose.

Q.	What should I do if only one set of voting materials for the special meeting are sent and there are multiple GIT stockholders in my household?

A.	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. GIT will promptly deliver a separate copy of this document to you if you contact GIT at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801-3336, Attn: Client Services.

Q.	How can I find out the results of the voting at the special meeting?

A.	Voting results will be announced by the filing by GIT of a Current Report on Form 8-K within four business days after the special meeting. If final voting results are unavailable at that time, GIT will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q.	Who can help answer my questions?

A.	If you have any questions about the Asset Sale, the Plan of Dissolution or the Adjournment Proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact: GIT or its proxy solicitor, Broadridge.

Global Income Trust, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 866-650-0650, option 3 Attention: Client Services	Broadridge Investor Communication Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717 1-855-973-0089

SUMMARY

The following is a summary that highlights information contained in this proxy statement. This summary may not contain all of the information that may be important to you. For a more complete description of the Agreement, the Asset Sale contemplated by the Agreement and the Plan of Dissolution, GIT encourages you to read carefully this entire proxy statement, including the attached annexes.

The Asset Sale (see page 26)

The buyer in the Asset Sale is Griffin Capital, which is located at Griffin Capital Plaza, 1520 E. Grand Ave., El Segundo, California 90245 (telephone (310) 469-6100). Griffin Capital is a privately-held Los Angeles based investment and management company that sponsors real estate investment vehicles and manages institutional capital. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 26.7 million square feet of space, located in 29 states, representing approximately $4.6 billion in asset value. It is currently anticipated that Griffin Capital will assign the Agreement to GCEAR prior to closing.

On August 10, 2015, GIT, together with three GIT operating subsidiaries (collectively the “Seller”), entered into the Agreement with Griffin Capital, a non-affiliated party, for the Asset Sale of the Properties for an aggregate sale price of approximately $93.7 million, net of the aggregate principal balance and accrued interest on loans encumbering the Properties that Griffin Capital will assume at closing, and subject to further adjustment as described below and in the Agreement. The costs of the transaction will be allocated as follows: Griffin Capital shall pay for transfer taxes associated with the deed and all title insurance costs; Seller to credit Griffin Capital the amount of any cash security deposits described by the leases and licenses related to the Properties and deliver the LOC to Griffin Capital; all rents, operating expenses, taxes and other related charges paid by tenants are to be prorated as of 11:59 p.m. Orlando, Florida time on the date immediately prior to the closing date; all general and state-specific real estate taxes, ordinary operating expenses related to the Properties, and utilities are to be prorated between Griffin Capital and Seller at closing (except for those paid by any tenant); Seller will credit Griffin Capital for any outstanding tenant improvement allowances, leasing commissions, free rent and/or abatement periods (except for the nine (9) months of free rent for the lease related to the Imeson Park Property, and Samsonite LLC, which free rent is related to the last nine (9) months of the lease term pursuant to the most recent amendment to the lease for those Properties) and other tenant-related restricted cash relating to the leases and licensees under the licenses which remain unpaid as of the closing date; and Griffin Capital shall assume the existing loans related to the Properties from the Seller and any and all amounts, fees, costs, obligations and liabilities thereunder (and Griffin Capital is to receive a credit at closing equal to the amount of the existing loans assumed by Griffin Capital). The net proceeds from the Asset Sale are estimated to total approximately $38.5 million, based on July 31, 2015 loan balances.

The Properties are: (i) certain real property located in Jacksonville, Florida, upon which is located a distribution facility known as Imeson Park; (ii) certain real property located in Fort Worth, Texas, upon which is located an office building known as Heritage Commons III; and (iii) certain real property located in Fort Worth, Texas, upon which is located an office building known as Heritage Commons IV.

The following table summarizes certain information regarding each of the Properties.

Property	Location	Tenant	Year Constructed	Date Acquired	Purchase Price ($000s)	Leasable Sq. Ft.	Percent Leased	Lease Expiration	Cash NOI ($000s)(1)	Cash NOI per Sq. Ft.	Outstanding Debt ($000s)(2)
Imeson Park	Jacksonville, FL	Samsonite	2008	Oct. 2012	$42,500	817,680	100%	Nov. 2024	$3,794	$4.64	$24,748
Heritage Commons III	Fort Worth, TX	DynCorp International	2006	June 2011	18,750	119,001	100%	Dec. 2018	1,485	12.48	511,240
Heritage Commons IV	Fort Worth, TX	Mercedes- Benz	2008	Oct. 2011	31,000	164,333	100%	Sept. 2018	2,880	17.53	19,052

Total					$92,250	1,101,014			$8,158		$55,040

(1)	Cash NOI is defined as revenue, adjusted for recovery income, property operating expenses and management fees. Figures presented represent the next twelve months Cash NOI for the period ending July 1, 2016. For the purposes of calculating projected Cash NOI for the period ending July 1, 2016, the Company projected revenues based on the existing agreements for Heritage III, Heritage IV, and Imeson Park, which for Imeson Park includes a stipulated 1% annual increase in base rent through the projection period. With respect to recovery income (which consists of reimbursement by the tenants for certain common area and other expenses) and property operating expenses (which consist of repairs and maintenance, common area maintenance, utilities, insurance, taxes and non-recoverable expenses), the Company’s projections assume that such amounts will remain constant based on the properties’ 2015 operating budgets. Management fees for the projection period are based on the existing management agreements and reflect a cap of 2% of base rent plus recovery income for Imeson Park and 3% for Heritage III and Heritage IV.
(2)	Balances shown are as of September 30, 2015.

The Agreement contains customary representations, warranties, covenants and indemnities of the Seller and Griffin Capital. Additionally, the closing of the Asset Sale is subject to the satisfaction or waiver of customary closing conditions set forth in the Agreement, including the accuracy of the Seller’s representations and warranties and compliance with covenants (subject in each case to materiality standards), approval of the transaction by GIT stockholders, and obtaining lender consents with respect to the sale of the Properties encumbered by the loan to be assumed by Griffin Capital. There can be no assurance that the Asset Sale will be consummated, or if consummated, of the timing thereof.

The Properties represent substantially all of the assets of GIT. Following the closing of the Asset Sale and subject to the approval of GIT stockholders of the Plan of Dissolution Proposal, GIT intends to liquidate and dissolve in compliance with the applicable provisions of the Maryland General Corporation Law (“MGCL”).

In connection with the Asset Sale, Griffin Capital will assume substantially all liabilities of GIT related to the Properties, except for certain customary excluded liabilities and except that CNL or an affiliate has agreed to reimburse Griffin Capital for the cost (including labor, materials and all other reasonable related costs) to replace up to 205 window glass units at one of the Properties located in Fort Worth, Texas. However, Griffin Capital will not assume liabilities of GIT unrelated to the Properties, including, among others, those arising or resulting from the following: (i) GIT’s liquidation and dissolution or any distribution to GIT stockholders; (ii) the Agreement; (iii) liabilities related to employees, directors or consultants of GIT; (iv) obligations to legal, accounting, financial or other advisors in connection with the transactions contemplated by the Agreement; and (v) tax liabilities.

GIT will remain in existence after the closing of the Asset Sale and its shares will continue to be transferable to the same extent as they are prior to the closing of the Asset Sale, until it files Articles of Dissolution with the SDAT.

The Agreement is attached as Annex A to this proxy statement. You are encouraged to read carefully the Agreement in its entirety because it is the legal document that governs the Asset Sale.

See “Questions and Answers About the Asset Sale, the Plan of Dissolution, the Adjournment and the Special Meeting— If the Asset Sale Proposal and the Plan of Dissolution Proposal are approved and the Asset Sale is consummated on the terms contained in the Agreement, what does GIT estimate that the holders of GIT common stock will receive?” beginning on page 3 of this proxy statement for a discussion of the consideration to be received by GIT in connection with the Asset Sale and amounts expected to be available for distribution to GIT stockholders in connection with the liquidation and dissolution of GIT.

Plan of Dissolution (see page 52)

If the Asset Sale is completed and the Plan of Dissolution Proposal is approved by GIT stockholders, following the closing of the Asset Sale, GIT intends to file Articles of Dissolution and such other documents as may be required to dissolve GIT with the SDAT, which will commence a formal process under which GIT will give notice of its intention to dissolve, allow its creditors to come forward to make claims for amounts owed to them, reserve amounts for payment to its creditors (including amounts required to cover unknown or contingent liabilities), wind-up its affairs, and distribute its remaining assets to GIT stockholders. The copy of the Plan of Dissolution is attached as Annex B to this proxy statement. You are encouraged to read carefully the Plan of Dissolution in its entirety because it is the legal document that governs the proposed liquidation and dissolution of GIT.

Risk Factors (see page 16)

In evaluating the Asset Sale and Plan of Dissolution Proposals, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 16 of this proxy statement.

GIT Stockholders’ Meeting; Vote Required (see page 23)

The special meeting of GIT stockholders will be held on December 10, 2015 at 10:00 a.m. Eastern Time, at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801. At the special meeting, GIT stockholders will be asked to approve the Asset Sale Proposal, to approve the Plan of Dissolution Proposal and to approve the Adjournment Proposal.

Only holders of record of GIT common stock at the close of business on October 27, 2015, the record date, are entitled to notice of and to vote at the special meeting.

Approval of each of the Asset Sale Proposal and the Plan of Dissolution Proposal requires the affirmative vote of a majority of the holders of the shares of GIT common stock outstanding on the record date and entitled to vote thereon.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present.

Recommendation of GIT’s Board of Directors (see page 33)

GIT’s board of directors has determined that the proposals are fair to, advisable and in the best interests of GIT and GIT stockholders, and unanimously recommends that you vote FOR the Asset Sale Proposal, FOR the Plan of Dissolution Proposal and FOR the Adjournment Proposal.

Opinion of Financial Advisor to Special Committee of GIT’s Board of Directors (see page 35 and Annex C)

At a meeting of a special committee of GIT’s board of directors on August 4, 2015, the special committee’s financial advisor, SunTrust Robinson Humphrey, Inc. (“STRH”), delivered to the special committee (solely in its capacity as such) an oral opinion, which was confirmed by delivery of a written opinion, dated August 4, 2015, to the effect that, as of August 4, 2015 and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the $93,650,000 aggregate purchase price (without regard to any prorations or adjustments, as to which no opinion was expressed) (the “Asset Sale Consideration”) to be received in the Asset Sale by subsidiaries of GIT was fair, from a financial point of view, to such subsidiaries of GIT, taken as a whole.

The full text of the written opinion of STRH, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of STRH, is attached as Annex C to this proxy statement and is incorporated herein by reference. GIT stockholders are urged to read STRH’s written opinion carefully and in its entirety. STRH’s opinion is limited solely to the fairness, from a financial point of view, of the Asset Sale Consideration to be received in the Asset Sale by subsidiaries of GIT and does not address any other aspect of the Asset Sale or the liquidation and dissolution of GIT pursuant to the Plan of Dissolution or GIT’s underlying business decision to effect the Asset Sale or the Plan of Dissolution or the relative merits of the Asset Sale or the Plan of Dissolution as compared to any alternative business strategies or transactions that might be available with respect to GIT. Neither STRH’s opinion nor the summary of its opinion and the related analysis set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any GIT stockholder as to how such stockholder should vote or act with respect to any matters relating to the Asset Sale, the liquidation and dissolution of GIT, the Plan of Dissolution, or otherwise.

Share Ownership of GIT Directors and Executive Officers

As of the record date, the directors and executive officers of GIT and their affiliates, including CNL Global Income Advisors, LLC, GIT’s external advisor and a wholly owned affiliate of CNL (the “GIT Advisor”), owned and were entitled to vote 300,257 shares of GIT common stock, which represents approximately 3.52% of the GIT common stock outstanding on that date. Each of the directors and executive officers of GIT and their affiliates intend to vote FOR each of the proposals described herein.

Shares of Dissenting Stockholders

Under the MGCL and our charter, stockholders are not eligible for appraisal rights or dissenters’ rights in connection the Plan of Dissolution Proposal.

We believe that the Asset Sale Proposal will not entitle you to appraisal or dissenters’ rights under Maryland law or our charter because Section 7.3(ii) of our charter provides that our common stock has no appraisal rights. The question of the existence of appraisal or dissenters’ rights in connection with the Asset Sale Proposal is not entirely free from doubt and, accordingly, if you wish to make your own determination as to whether you have appraisal or dissenters’ rights with respect to that proposal, you should consider engaging counsel to advise you on the applicable Maryland law. If you believe that you have appraisal or dissenters’ rights in respect of the Asset Sale Proposal and you wish to exercise those rights, if they are available, you must comply with the requirements imposed under Maryland law, including any applicable deadlines within which you must exercise any such rights (if they exist). We are not under any obligation to, and will not, notify you of any such deadlines. We expect we will challenge any stockholder who purports to exercise appraisal or dissenters’ rights, including, if necessary, through litigation.

To the extent that dissenters’ rights exist under the MGCL with respect to the Asset Sale Proposal, a GIT stockholder who has (i) filed a written objection to the Asset Sale Proposal with GIT at or before the special meeting, (ii) not voted in favor of or consented to the approval of the Asset Sale Proposal and (iii) properly exercised and perfected appraisal rights under the MGCL, will cease to have any rights as a stockholder with respect to shares held by such GIT stockholder, including the right to receive the consideration payable to GIT stockholders under the Plan of Dissolution (including, without limitation, the Direct Payment from CNL or its affiliate), but will instead be entitled to receive consideration from the surviving entity that may be determined to be due to such stockholder pursuant to the applicable procedures set forth in the MGCL. CNL has agreed to indemnify Griffin Capital against any losses relating to a GIT stockholder’s exercise of dissenters’ rights in connection with the Asset Sale.

For more information regarding applicable dissenters’ rights under the MGCL in connection with the Asset Sale Proposal and the Plan of Dissolution Proposal, see “Appraisal Rights” beginning on page 61 of this proxy statement.

Conditions to Obligations to Complete the Asset Sale (see page 49)

A number of conditions must be satisfied before the Asset Sale can be completed. These include, among others:

•	the Asset Sale being approved by GIT stockholders;

•	a satisfactory title examination of the land relating to the Properties;

•	the receipt of tenant estoppels and applicable guarantor certificates by Griffin Capital;

•	the receipt of a Subordination, Non-Disturbance and Attornment Agreement from the tenant of each Property;

•	the delivery of assignment and transfer documents by the parties and the payment of the purchase price by Griffin Capital;

•	the continued accuracy, in all material respects, of the representations and warranties of the parties, and there being no material breach by GIT of any covenant contained in the Agreement;

•	obtaining lender consents with respect to the sale of Properties encumbered by loans to be assumed by Griffin Capital and the assumption of the loan obligations by Griffin Capital;

•	the satisfaction of certain tenant occupancy conditions by the tenants of the Properties;

•	the use of commercially reasonable efforts by GIT to obtain a waiver of the right of first refusal held by the grantors of the Heritage Commons III Premises and Heritage Commons IV Premises; and

•	the performance and observation in all material respects by Griffin Capital with all covenants contained in the Agreement.

Each of Griffin Capital and GIT may waive the conditions to the performance of its respective obligations under the Agreement and complete the Asset Sale even if one or more of these conditions have not been met, except for the condition to obtain GIT stockholder approval of the Asset Sale, which condition may not be waived by Griffin Capital. Neither Griffin Capital nor GIT can give any assurance that all of the conditions to the Asset Sale will be either satisfied or waived or that the Asset Sale will occur.

Regulatory Matters

Neither Griffin nor GIT is aware of any regulatory or governmental actions or approvals required to complete the Asset Sale. GIT is not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Plan of Dissolution.

GIT is Prohibited From Soliciting Other Offers (see page 47)

Under the terms of the Agreement, GIT is prohibited from soliciting competing bids, subject to certain limited exceptions necessary to comply with the duties of the GIT board of directors. Prior to receiving GIT stockholder approval of the Asset Sale, GIT may provide non-public information to and negotiate with a third party after receiving an unsolicited written proposal, if the GIT board of directors determines that the unsolicited proposal (i) could reasonably be likely to result in a transaction that is more favorable from a financial point of view than the Asset Sale and (ii) if accepted, is reasonably likely to be completed on the terms proposed. Once a third party proposal is received, GIT must notify Griffin Capital within 48 hours following receipt of the request for information or proposal and keep Griffin Capital informed of the status and terms of the proposal and associated negotiations.

GIT may withdraw or modify its recommendation to GIT stockholders with respect to the Asset Sale and enter into an agreement to consummate a competing transaction with a third party if the GIT board of directors determines in good faith that the competing proposal is more favorable to GIT stockholders and if GIT, in connection with terminating the Agreement, pays a $3.0 million termination fee to Griffin Capital. Prior to any such termination, GIT generally must provide Griffin Capital with notice at least three business days prior to such termination and an opportunity to revise the terms of the Agreement to make the competing proposal no longer more favorable to GIT stockholders. In very limited circumstances, the GIT board of directors has a right to withdraw or modify its recommendation to GIT stockholders in the absence of a proposal, if following an unexpected event the failure to do so would be inconsistent with the duties of the GIT board of directors.

Termination of the Agreement and Termination Fee (see page 49)

The Agreement contains termination rights for both GIT and Griffin Capital. GIT has agreed to pay to Griffin Capital a termination fee of $3.0 million (plus reimbursement of any actual out of pocket expenses incurred by Griffin Capital in pursuit of the Sale Transaction, up to $225,000) if:

•	(i) the Agreement is terminated (A) by either GIT or Griffin Capital because of the failure of GIT stockholders to approve the Asset Sale Proposal, (B) by either GIT or Griffin Capital if the Asset Sale is not consummated by December 31, 2015, or (C) by Griffin Capital because the Seller is in breach of its representations and warranties or has failed to comply with its covenants and agreements in the Agreement (including by having failed to satisfy certain conditions to the closing of the Asset Sale on or before December 31, 2015) and the same shall not have been cured after notice to Seller, and in each case (ii) GIT has received an alternative acquisition proposal, which is publicly announced before the date of the GIT stockholder meeting at which the Asset Sale will be voted on (in the case of a termination under (A) above) or prior to the termination of the Agreement (in the case of a termination under (B) or (C) above), and (iii) within 12 months of the termination of the Agreement, GIT enters into a definitive agreement for, or consummates the sale of, the Properties, based on that alternative acquisition proposal;

•	GIT enters into an alternative acquisition agreement with a third party that constitutes a superior proposal; or

•	GIT’s board of directors (i) approves or recommends an alternative acquisition proposal or related agreement, or modifies (in a manner adverse to Griffin Capital) its recommendation of the Asset Sale Proposal, or fails to recommend the Asset Sale in its proxy statement to GIT stockholders, and (ii) after public announcement of an alternative acquisition proposal, fails to recommend against such alternative acquisition proposal.

Griffin Capital has agreed to pay GIT a termination fee of $3.0 million if Griffin Capital shall have breached in any material respect its agreements and indemnities contained in the Agreement and the same shall not have been cured after notice by the Seller.

Material United States Federal Income Tax Consequences (see page 56)

You are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 56 of this proxy statement and to consult your tax advisor as to the United States federal income tax consequences of the Asset Sale and the Plan of Dissolution, as well as the effects of state, local and foreign tax laws.

Record Holders

As of the record date, there were approximately 8,537,677 holders of record of GIT common stock.

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference herein (see “Where You Can Find More Information” on page 64), should be carefully considered by each GIT stockholder before deciding whether to vote to approve the Asset Sale Proposal and the Plan of Dissolution Proposal as described in this proxy statement. In addition, GIT stockholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that GIT currently believes are the material risks of which GIT stockholders should be aware. However, additional risks that are not presently known to GIT, or that it currently believes are not material, may also prove to be important.

Risk Factors Relating to the Asset Sale

Failure to complete the Asset Sale on a timely basis may result in GIT discontinuing its business and operations and/or reduce the assets available for distribution to GIT’s stockholders.

If the Asset Sale is not completed on a timely basis for any reason, GIT would be subject to a number of material risks, including that:

•	GIT may be unable to dispose of its assets for an aggregate amount equaling or exceeding its liabilities and obligations;

•	GIT may be unable to secure additional capital or enter into an alternative business combination transaction;

•	GIT would still be required to pay expenses incurred in connection with the Asset Sale, including financial advisory, legal and accounting fees, which GIT estimates to be approximately $1.2 million; and

•	GIT may be required to pay Griffin Capital a termination fee of $3.0 million, plus reimbursement of any actual out of pocket expenses, up to $225,000, incurred by Griffin Capital in pursuit of the Sale Transaction (see “The Agreement—Termination; Termination Fee” beginning on page 49 of this proxy statement).

The occurrence of any of the above events would impair GIT’s ability to conduct its operations and business and may force GIT to discontinue its operations altogether.

Even if GIT stockholders approve the Asset Sale Proposal, the Asset Sale may not be completed.

The completion of the Asset Sale is subject to numerous closing conditions, some of which are out of GIT’s control, including the following:

•	the Asset Sale being approved by GIT stockholders;

•	a satisfactory title examination of the land relating to the Properties;

•	the receipt of tenant estoppels and applicable guarantor certificates by Griffin Capital;

•	the receipt of a Subordination, Non-Disturbance and Attornment Agreement from the tenant of each Property;

•	the delivery of assignment and transfer documents by the parties and the payment of the purchase price by Griffin Capital;

•	the continued accuracy, in all material respects, of the representations and warranties of the parties, and there being no material breach by GIT of any covenant contained in the Agreement;

•	obtaining lender consents with respect to the sale of Properties encumbered by loans to be assumed by Griffin Capital and the assumption of the loan obligations by Griffin Capital;

•	the satisfaction of certain tenant occupancy conditions by the tenants of the Properties;

•	the use of commercially reasonable efforts by GIT to obtain a waiver of the right of first refusal held by the grantors of the Heritage Commons III Premises and Heritage Commons IV Premises; and

•	the performance and observation in all material respects by Griffin Capital with all covenants contained in the Agreement.

GIT cannot be certain when it will be able to meet the closing conditions or whether it will be able to meet them at all. As a result, even if the Asset Sale Proposal is approved by the required vote of GIT stockholders at the special meeting, GIT cannot guarantee that the Asset Sale will be completed. If the Asset Sale is not completed, GIT may have a need for additional capital to operate its business. If GIT were unable to raise such capital, it will have to significantly curtail operations. Even with such measures, GIT does not believe that it would have sufficient capital or other resources to continue to achieve its investment objectives unless it were able to obtain substantial additional financing, and GIT believes that its ability to raise such capital would be very limited and inadequate.

Whether or not the Asset Sale is completed, there may be few, if any, assets available for distribution to GIT stockholders.

GIT’s sources of capital and liquidity are limited, and there is significant uncertainty regarding our ability to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements on reasonable terms or at all. If the Asset Sale or another similar transaction is not approved and consummated on a timely basis, we cannot assure you that sources of liquidity or funding will be available to us for potential operational and capital needs in the future. In such an event, it is possible that GIT would not likely have sufficient resources to continue operations and meet its investment objectives.

If the Asset Sale is completed, GIT’s assets will primarily consist of cash on hand and the cash consideration received for the Asset Sale, which represents the amount GIT estimates is reasonable to satisfy its known retained liabilities and expenses associated with the Asset Sale and the Plan of Dissolution. Although GIT currently expects the cash reserve to be sufficient to pay, or provide for the payment of, all of GIT’s known retained liabilities and obligations, it is possible that, in the course of the dissolution process, unanticipated expenses and contingent liabilities will arise. If such liabilities exceed the cash reserve, GIT or its successor (such as a liquidating trust), would reduce, and perhaps eliminate, the assets available for distribution to GIT stockholders.

The Agreement significantly limits GIT’s ability to pursue alternatives to the Asset Sale.

The Agreement contains provisions that make it more difficult for GIT to sell its business to a party other than Griffin Capital. These provisions include the general prohibition on GIT soliciting any third-party acquisition proposal, the prohibition on GIT entering into any agreement with respect to an acquisition proposal before the stockholder vote on the Asset Sale, and the requirement that GIT pay a termination fee of $3.0 million if the Agreement is terminated in specified circumstances. See “The Agreement—No Solicitation of Other Offers” beginning on page 47 of this proxy statement and “The Agreement—Termination; Termination Fee” beginning on page 49 of this proxy statement.

These provisions could discourage a third party that might have an interest in acquiring all or a significant part of GIT from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Griffin Capital. Furthermore, the termination fee may result in a potential competing acquiror offering to pay a lower per share price to acquire GIT or the Properties than it might otherwise have offered to pay. The payment of the termination fee could also have an adverse effect on GIT’s financial condition.

Because GIT does not know the cash value of the liabilities that it is retaining, the amount and timing of the proceeds distributed to GIT stockholders may be significantly less than the amount of net proceeds it receives from the Asset Sale.

Although GIT currently estimates that the cash it will retain following the Asset Sale will be sufficient to pay its expenses and satisfy its known retained liabilities and obligations and that all remaining cash will ultimately be available for distribution to the GIT stockholders, GIT is unable at this time to predict the exact amount and timing of any distributions to the GIT stockholders. GIT is retaining specified liabilities that it must satisfy prior to distributing all of the proceeds of the Asset Sale to our stockholders. GIT does not currently know the cost of satisfying these liabilities. Additional liabilities could arise. Significant time could be required to resolve some of these liabilities, which would delay the final distribution to GIT stockholders. Also, some of these items involve third parties and are therefore beyond GIT’s control.

Following the Asset Sale, GIT may be deemed an investment company and subjected to related restrictions under the Investment Company Act of 1940.

The regulatory scope of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company that does not intend to be characterized as an investment company but that, nevertheless, engages in activities that may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. GIT believes that the nature of its assets and anticipated principal activities following the Asset Sale (including the intended liquidation and dissolution of GIT) will not subject GIT to regulation under the Investment Company Act. Nevertheless, there can be no assurance that GIT will not be deemed to be an investment company. If GIT is deemed to be an investment company, GIT may become subject to certain restrictions relating to GIT’s activities, including restrictions on the nature of its investments and the issuance of securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of GIT as an investment company, the inability of GIT to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, have a material adverse effect on GIT.

Risk Factors Relating to the Liquidation and Dissolution of GIT

GIT’s stockholders could approve the Asset Sale Proposal but vote against the Plan of Dissolution Proposal.

Subject to the GIT stockholders’ approval of the Asset Sale Proposal and the Plan of Dissolution Proposal, GIT will proceed to liquidate and dissolve following the closing of the Asset Sale. If GIT obtains stockholder approval of the Asset Sale Proposal and completes the Asset Sale, but does not obtain GIT stockholder approval of the Plan of Dissolution Proposal, GIT would have to continue its business operations despite the sale of substantially all of its assets and its announced intent to liquidate and dissolve. Assuming the completion of the Asset Sale, GIT would have no assets with which to generate operating revenue. Further, GIT does not intend to invest in another operating business following the closing of the Asset Sale. If the Plan of Dissolution Proposal is not approved, GIT would be required to use all or a significant portion of its remaining cash to pay ongoing operating expenses. Given the liquidity and capital resources constraints that GIT has experienced and the material adverse effect these developments have had on GIT’s ability to achieve its investment objectives, the GIT board of directors believes it will be difficult to continue to operate our business or identify another purchaser prepared to negotiate a transaction on more favorable terms than those contained in the Agreement, if at all.

GIT cannot determine at this time the amount or timing of any distributions to its stockholders because there are many factors, some of which are outside of GIT’s control, that could affect GIT’s ability to make such distributions.

GIT cannot determine at this time when, or potentially whether, it will be able to make any distributions to its stockholders or the amount of any such distributions. Those determinations depend on a variety of factors, including, but not limited to, whether the Asset Sale closes; the timing of the closing of the Asset Sale; the amount GIT will be required to pay to satisfy unknown or contingent liabilities in the future; the cost of operating GIT through the date of GIT’s final dissolution; inaccuracies in the cost estimates to resolve currently known contingent liabilities; general business and economic conditions; and other matters. GIT will continue to incur liabilities and expenses from operations as it seeks to close the Asset Sale and effect the dissolution. GIT’s estimates regarding its expense levels may be inaccurate. Any unforecasted or unexpected claims, liabilities or expenses that arise between the date of filing of this proxy statement and the consummation of the proposed liquidation and final dissolution of GIT, or any claims, liabilities or expenses that exceed GIT’s estimates, could leave GIT with less cash than is necessary to pay liabilities and expenses and would likely reduce the amount of proceeds available for ultimate distribution to GIT stockholders. Further, if cash to be received in the Asset Sale is not adequate to provide for all of GIT’s obligations, liabilities, expenses and claims, GIT will not be able to distribute any amount at all to GIT stockholders. In addition, GIT may be required under Maryland law to hold back for distribution at a later date, if at all, some or all of the estimated amounts that GIT currently expects to distribute to its stockholders.

For the foregoing reasons, there can be no assurance as to the timing and amount of distributions to GIT’s stockholders, even if the Asset Sale is completed.

GIT’s board of directors may abandon or delay implementation of the Plan of Dissolution even if it is approved by GIT’s stockholders.

GIT’s board of directors has adopted and approved a Plan of Dissolution for the liquidation and dissolution of GIT following the closing of the Asset Sale. Nevertheless, GIT’s board of directors may terminate the Plan of Dissolution for any reason. This power of termination may be exercised both before and after any approval of the Plan of Dissolution Proposal by GIT stockholders, up to the time that the Articles of Dissolution have been accepted for record by the SDAT. Notwithstanding approval of the Plan of Dissolution Proposal by GIT stockholders, GIT’s board of directors may modify or amend the Plan of Dissolution without further action by the GIT stockholders to the extent permitted under then current law. Following completion of the Asset Sale, GIT will continue to exist as a public company until it is dissolved. Although GIT’s board of directors has no present intention to pursue any alternative to the Plan of Dissolution, GIT’s board of directors may conclude either that its duties under applicable law require it to pursue business opportunities that present themselves or that abandoning the Plan of Dissolution is otherwise in the best interests of GIT and its stockholders. If GIT’s board of directors elects to pursue any alternative to the Plan of Dissolution, GIT stockholders may not receive any of the consideration currently estimated to be available for distribution to GIT stockholders pursuant to the Asset Sale and the Plan of Dissolution.

Distribution of the cash consideration from the Asset Sale, if any, to GIT stockholders could be delayed and GIT stockholders could, in some circumstances, be held liable for amounts they received from GIT in connection with GIT’s dissolution.

Although GIT’s board of directors has not established a firm timetable for distributions to GIT’s stockholders, the GIT board of directors intends, subject to contingencies inherent in the winding-up of GIT’s business and the payment of GIT’s obligations and liabilities, to completely liquidate as soon as practicable after the adoption of the Plan of Dissolution. If GIT is unable to dispose of all of its assets within 24 months after adoption of the Plan of Dissolution or if it is otherwise advantageous or appropriate to do so, the GIT board of directors may establish a liquidating trust to which GIT could distribute in kind its unsold assets. GIT does not anticipate making any distributions to its stockholders until it has repaid all of its known retained obligations and liabilities, paid all of its expenses, and complied with the requirements of Maryland law for companies in dissolution, including requirements for the creation and maintenance of adequate contingency reserves as required by Maryland law. Thereafter, GIT anticipates making distributions to its stockholders as promptly as practicable in accordance with the Plan of Dissolution and the liquidation and dissolution process selected by the GIT board of directors in its sole discretion.

If GIT fails to create an adequate contingency reserve for payment of its expenses and liabilities, or if GIT transfers its assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each GIT stockholder could be held liable for the payment to GIT creditors of such stockholder’s pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from GIT or the liquidating trust, as applicable. If a court holds at any time that GIT failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, GIT’s creditors could seek an injunction to prevent it from making distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of such expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to GIT stockholders and/or holders of beneficial interests of any liquidation trust.

GIT will continue to incur the expenses of complying with public company reporting requirements.

Following the Asset Sale and through the subsequent liquidation and dissolution, GIT has an obligation to continue to comply with the applicable reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), even if compliance with these reporting requirements is economically burdensome. In order to curtail expenses, GIT intends, after filing its Articles of Dissolution, to seek relief from the SEC from the reporting requirements under the Exchange Act. GIT anticipates that, if such relief is granted, GIT would continue to file current reports on Form 8-K to disclose material events relating to GIT’s liquidation and dissolution, along with any other reports that the SEC might require, but would discontinue filing annual and quarterly reports on Forms 10-K and 10-Q. However, the SEC may not grant any such relief. To the extent that GIT delays filing the Articles of Dissolution, GIT would be obligated to continue complying with the applicable reporting requirements of the Exchange Act. The expenses incurred by GIT in complying with the applicable reporting requirements will reduce the assets available for ultimate distribution to GIT stockholders.

Approval of the Asset Sale and Plan of Dissolution may lead to stockholder litigation which could result in substantial costs and distract GIT’s management.

Historically, extraordinary corporate actions by a company, such as GIT’s proposed Asset Sale and Plan of Dissolution, sometimes lead to securities class action lawsuits being filed against that company. GIT may become involved in this type of litigation as a result of the Asset Sale and Plan of Dissolution Proposals, which risk may be increased if GIT stockholders approve the Asset Sale and Plan of Dissolution Proposals. As of the date of this proxy statement, no such lawsuits relative to the Asset Sale or Plan of Dissolution were pending or, to GIT’s knowledge, threatened. However, if such a lawsuit is filed against GIT, the litigation is likely to be expensive and, even if GIT ultimately prevails, the process will divert management’s attention from implementing the Asset Sale and Plan of Dissolution. If GIT were not to prevail in such a lawsuit, it may be liable for damages. GIT cannot predict the amount of any such damages, however, if applicable, they may be significant and may reduce the cash available for distribution to GIT stockholders.

Pursuing the Plan of Dissolution may cause GIT to fail to qualify as a REIT, which would dramatically lower the amount of GIT’s liquidating distributions.

For so long as GIT qualifies as a REIT and distributes all of its taxable income, GIT generally is not subject to federal income tax. Although GIT’s board of directors does not presently intend to terminate GIT’s REIT status prior to the final distribution of GIT’s assets and GIT’s dissolution, GIT’s board of directors may take actions pursuant to the Plan of Dissolution that would result in such a loss of REIT status. Upon the final distribution of GIT’s assets and GIT’s dissolution, GIT’s existence and GIT’s REIT status will terminate. However, there is a risk that GIT’s actions in pursuit of the Plan of Dissolution may cause GIT to fail to meet one or more of the requirements that must be met in order to qualify as a REIT prior to completion of the Plan of Dissolution. For example, to qualify as a REIT, at least 75% of GIT’s gross income must come from real estate sources and 95% of GIT’s gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. GIT may encounter difficulties satisfying these requirements as part of the liquidation process. In addition, in connection with that process, GIT may recognize ordinary income in excess of the cash received. The REIT rules require GIT to pay out a large portion of GIT’s ordinary income in the form of a dividend to GIT stockholders. However, to the extent that GIT recognizes ordinary income without any cash available for distribution, and if GIT were unable to borrow to fund the required dividend or find another way to meet the REIT distribution requirements, GIT may cease to qualify as a REIT. While GIT expects to comply with the requirements necessary to qualify as a REIT in any taxable year, if GIT is unable to do so, GIT will, among other things (unless entitled to relief under certain statutory provisions):

•	not be allowed a deduction for dividends paid to stockholders in computing GIT’s taxable income;

•	be subject to federal income tax, including any applicable alternative minimum tax, on GIT’s taxable income at regular corporate rates;

•	be subject to increased state and local taxes; and

•	be disqualified from treatment as a REIT for the taxable year in which GIT loses GIT’s qualification and for the four following taxable years.

As a result of these consequences, GIT’s failure to qualify as a REIT could substantially reduce the funds available for distribution to GIT stockholders.

Pursuing the Plan of Dissolution may cause GIT to be subject to federal income tax, which would reduce the amount of GIT’s liquidating distributions.

GIT generally is not subject to federal income tax to the extent that GIT distributes to GIT stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to GIT’s taxable income for the year. However, GIT is subject to federal income tax to the extent that GIT’s taxable income exceeds the amount of dividends paid to GIT’s stockholders for the taxable year. In addition, GIT is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by GIT with respect to any calendar year are less than the sum of 85% of GIT’s ordinary income for that year, plus 95% of GIT’s capital gain net income for that year, plus 100% of GIT’s undistributed taxable income from prior years. While GIT intends to make distributions to GIT stockholders sufficient to avoid the imposition of any federal income tax on GIT’s taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at GIT’s taxable income, could cause GIT to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the funds available for distribution to GIT stockholders.

Distributing interests in a liquidating trust may cause GIT stockholders to recognize gain prior to the receipt of cash.

The REIT provisions of the Code generally require that each year GIT distribute as a dividend to GIT’s stockholders 90% of GIT’s REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain). Liquidating distributions GIT makes pursuant to the Plan of Dissolution will qualify for the dividends paid deduction, provided that they are made within 24 months of the adoption of such plan. Conditions may arise which cause GIT not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell GIT’s assets at acceptable prices during such period. In such event, rather than retain GIT’s assets and risk losing GIT’s status as a REIT, GIT may elect to contribute GIT’s remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. GIT may also elect to contribute GIT’s remaining assets and liabilities to a liquidating trust within such 24-month period to avoid the costs of operating as a public company. Such a contribution would be treated as a distribution of GIT’s remaining assets to GIT stockholders, followed by a contribution of the assets to the liquidating trust. As a result, a GIT stockholder would recognize gain to the extent such stockholder’s share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder’s basis in the stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See “Material United States Federal Income Tax Consequences — Distribution of Gain from the Disposition of U.S. Real Property Interest” on page 59. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the Code.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. GIT intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Exchange Act. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of GIT’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although GIT believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Some factors that might cause such a difference include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the various other risks described in this proxy statement under the section entitled “Risk Factors” beginning on page 16, as well as those set forth in GIT’s other Securities and Exchange Commission (“SEC”) filings incorporated by reference herein. Given these uncertainties, GIT cautions you not to place undue reliance on such forward-looking statements.

SPECIAL MEETING OF THE STOCKHOLDERS OF GLOBAL INCOME TRUST, INC.

When and Where the Special Meeting Will Be Held

A special meeting of the GIT stockholders will be held at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801, on December 10, at 10:00 a.m. Eastern Time.

What Will Be Voted Upon

The purpose of the special meeting is to consider and vote upon the following proposals:

1. to approve the Asset Sale pursuant to and on the terms set forth in the Agreement, which is referred to herein as the Asset Sale Proposal;

2. to approve the Plan of Dissolution, including the complete liquidation and dissolution of GIT contemplated thereby, subject to the approval of the Asset Sale Proposal and following the closing of the Asset Sale, which is referred to herein as the Plan of Dissolution Proposal; and

3. to approve the adjournment of the special meeting, even if a quorum is present, to solicit additional votes to approve the Asset Sale Proposal and/or the Plan of Dissolution Proposal, if necessary, which is referred to herein as the Adjournment Proposal.

GIT’s board of directors does not currently intend to bring any business before the special meeting other than the specific proposals set forth above and specified in the notice of the special meeting. GIT’s board of directors does not know of any other matters that are to be brought before the special meeting. If any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as GIT’s board of directors may recommend.

The matters to be considered at the special meeting are of great importance to GIT stockholders. Accordingly, GIT stockholders are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. Proxies may also be returned to GIT by telephone or on the Internet.

GIT’s Board of Directors’ Recommendation

GIT’s board of directors has unanimously approved the Asset Sale Proposal, the Plan of Dissolution Proposal and the Adjournment Proposal and recommends that you vote FOR the Asset Sale Proposal, FOR the Plan of Dissolution Proposal and FOR the Adjournment Proposal.

Which Stockholders May Vote

GIT’s board of directors has fixed the close of business on October 27, 2015 as the record date for determining GIT stockholders entitled to receive notice of the special meeting, and to vote their shares at the special meeting and any adjournment or postponement of the special meeting. Only GIT stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each share of GIT common stock is entitled to one vote.

At the close of business on the record date, GIT had issued and outstanding 8,537,677 shares of GIT common stock.

How Do GIT Stockholders Vote

The proxy card accompanying this proxy statement is solicited on behalf of GIT’s board of directors for use at the special meeting. GIT stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to GIT. GIT stockholders can also submit their proxy by telephone or the Internet. All proxies that are properly executed and returned, or submitted by telephone or the Internet, and that are not revoked, will be voted at the special meeting in accordance with the instructions indicated thereon. Executed or submitted but unmarked proxies will be voted FOR approval of all of the proposals listed on the proxy card.

Quorum and Vote Required to Approve Each Proposal

The presence at the special meeting, in person or by proxy, of the holders of 50% in voting power of the issued and outstanding shares of common stock entitled to vote at the special meeting will be necessary to constitute a quorum.

Voting requirements for the approval of the Asset Sale Proposal and the Plan of Dissolution Proposal. Assuming a quorum is present, approval of the Asset Sale Proposal and the Plan of Dissolution Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of the GIT common stock and entitled to vote thereon.

Voting requirements for the approval of the Adjournment Proposal. Assuming a quorum is present, approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present.

Abstentions; Broker Non-Votes

The inspector of election at GIT’s special meeting will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will have the effect of votes against the Asset Sale Proposal and the Plan of Dissolution Proposal, but will not affect the Adjournment Proposal.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Asset Sale Proposal and the Plan of Dissolution Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the effect of a vote AGAINST the Asset Sale and Plan of Dissolution Proposals but will have no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals. GIT encourages all of its stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

Revocability of Proxies

Stockholders of record who execute proxies may revoke them by giving written notice to, or by signing and delivering a new, valid proxy bearing a later date to, GIT’s Secretary at any time before such proxies are voted. Stockholders who submit a proxy by telephone or the Internet can revoke such proxy by submitting another proxy by telephone or the Internet at any time before such proxy is voted. Attendance at the special meeting will not have the effect of revoking a proxy unless the stockholder attending the special meeting notifies the Secretary, in writing, of the revocation of the proxy at any time prior to the voting of the shares represented by the proxy. If a stockholder’s shares are held in “street name,” the stockholder must contact its broker, bank or other nominee to change its vote.

Solicitation of Proxies and Expenses of Solicitation

GIT will bear the costs of printing, filing and mailing this proxy statement and will pay for the entire cost of soliciting proxies and holding the special meeting. In addition to mailed proxy materials, directors and officers of GIT may also solicit proxies in person, by phone or by other means of communication. Directors and officers of GIT will not be paid any additional compensation for soliciting proxies. GIT has also hired Broadridge to assist in the proxy solicitation process. GIT may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Assistance

If you have any questions about the Asset Sale, the Plan of Dissolution or the Adjournment Proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

Global Income Trust, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 866-650-0650, option 3 Attention: Client Services	Broadridge Investor Communication Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717 1-855-973-0089

PROPOSAL ONE—THE ASSET SALE PROPOSAL

The following is a description of the material aspects of the Asset Sale, including the Agreement. While GIT believes that the following description covers the material terms of the Agreement and the Asset Sale, the description may not contain all of the information that is important to you. GIT encourages you to read carefully this entire proxy statement, including the Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Asset Sale.

Background of the Asset Sale

Overview

GIT was organized as a Maryland corporation on March 4, 2009 to own and operate a portfolio of income-oriented commercial real estate and real estate-related assets on a global basis. GIT operates, and has elected to be taxed, as a real estate investment trust (REIT) for U.S. federal income tax purposes. GIT is externally advised by the GIT Advisor, which is a wholly owned affiliate of CNL, GIT’s sponsor.

On April 23, 2010, GIT commenced a continuous public offering pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended. The continuous public offering closed on April 23, 2013, and as of that date, GIT had received aggregate offering proceeds of approximately $83.7 million, including proceeds received through its distribution reinvestment plan.

At an industry conference in May 2013, Mr. Thomas Sittema, the chief executive officer of CNL, met the chief executive officer of Party A, a publicly traded REIT. Following that initial meeting, on May 31, 2013, Mr. Scott Hall, GIT’s Senior Vice President of Operations, had a telephone conversation with Party A’s chief executive officer, during which Party A’s chief executive officer indicated that Party A might be interested in exploring an acquisition of GIT. On June 26, 2013, representatives of Party A, including its chief executive officer, and representatives of GIT, including Mr. Sittema, Mr. Andrew Hyltin, then the chief executive officer and president of GIT, and Mr. Hall, met at GIT’s executive offices in Orlando, Florida for discussions regarding Party A’s initial indication of interest. On various dates during July 2013, representatives of GIT, including Mr. Hall, held a series of meetings and telephone conferences with representatives of Party A, including the president of Party A, discussing various iterations of Party A’s indication of interest.

Since the April 2013 completion of its public offering, GIT has had limited sources of capital and liquidity. Accordingly, at a July 18, 2013 meeting of GIT’s board of directors, a special committee, consisting solely of GIT’s independent directors, Messrs. Douglas N. Benham, James P. Dietz and Stephen J. LaMontagne (the “Special Committee”), was formed to oversee the process of GIT’s consideration of strategic alternatives for future liquidity options. During the meeting, senior management of GIT addressed with the board of directors the recommendation of engaging GIT’s regular outside counsel, Arnold & Porter LLP, as legal counsel for the Company, and Venable LLP as legal counsel for Special Committee, in connection with the strategic alternatives process.

On July 19, 2013, the Special Committee decided to engage STRH as its financial advisor to assist the Special Committee in identifying and evaluating the strategic alternatives available to GIT. The Special Committee engaged STRH based on STRH’s experience and capabilities in the non-traded REIT sector and its knowledge of the specific assets of GIT. On or around the same date, GIT instructed Arnold & Porter LLP and Lowndes, Drosdick Doster Cantor & Reed, P.A., to assist GIT in the process of pursuing strategic alternatives, and the Special Committee engaged Venable LLP as its special Maryland counsel. The formal engagement of STRH by the Special Committee was entered into on August 21, 2013.

Chronological Summary of Asset Sale

The decision of the Special Committee and GIT’s board of directors to seek GIT stockholder approval for the Asset Sale followed a lengthy process in which the Special Committee and GIT’s board of directors reviewed several different options for GIT to maximize the value of the GIT stockholders’ investment in the Company.

Following below is a chronological summary of the principal steps in the process leading to the Special Committee’s and the GIT board of directors’ approval of the Asset Sale.

•	On October 7, 2013, at a meeting of the Special Committee, STRH made a presentation to the Special Committee on strategic alternatives available to GIT. The strategic alternatives identified by STRH in its presentation included the following: seeking to dispose of some or all of GIT’s assets; a merger or entire sale of GIT; issuing additional equity in the public capital markets or through private equity investments; capital recycling; continuing under GIT’s current business plan; or a combination of various alternatives. During and after the presentation, the Special Committee discussed with STRH each alternative’s benefits and considerations. In particular, in-depth conversations were conducted and information provided with regard to (i) the merits of selling the outstanding ownership interests in the German Property Companies separate from GIT’s domestic assets and identifying potential international buyers, (ii) how to analyze and respond to Party A’s indication of interest, and (iii) the importance of having GIT take prompt action to preserve the value of its domestic assets.

•	Through the end of 2013, GIT and STRH had ongoing discussions with Party A regarding the certainty of their interest, valuation, form of consideration, potential legal costs and timing.

•	At a January 5, 2014 meeting of the Special Committee, STRH reviewed with the Special Committee various strategic alternatives (including GIT’s potential disposition of the outstanding ownership interests in the German Property Companies) and discussed then-current market conditions. Also in attendance at the meeting were members of GIT’s senior management, including Mr. Sittema, Mr. Hyltin and Mr. Hall.

•	In February 2014, in furtherance of the analysis and recommendations of the Special Committee, GIT engaged Jones Lang LaSalle GmbH to identify potential buyers for GIT’s ownership interests in the German Property Companies.

•	At a meeting of the Special Committee on March 4, 2014, STRH provided an updated presentation on possible strategic alternatives. The presentation included a general discussion of the advantages and disadvantages of each strategic alternative. STRH noted that, since its meeting with the Special Committee on January 5, 2014, several factors had further increased the advantages over other alternatives of a complete disposition of GIT’s domestic assets comprising (i) the three Properties and (ii) GIT’s Royston Lane Distribution Center located in Pflugerville, Texas, near Austin (the “Austin Facility”) (collectively referred to as the “domestic portfolio”). Among those factors were the decreasing weighted average lease terms for the domestic portfolio, and the close proximity of maturity dates and unattractive terms of the indebtedness encumbering the domestic portfolio.

•	Following the March 4, 2014 meeting, the Special Committee determined to move forward with a sale of the entire domestic portfolio.

•	As part of the initial process toward the sale of the domestic portfolio, at the direction of the Special Committee, STRH contacted 49 potential bidders, beginning on March 21, 2014.

•	In evaluating the bids received, as indicated below, GIT calculated the per-share value of each bid based on GIT’s projected unaudited balance sheet as of June 30, 2014 (for bids prior to August 15, 2014) and September 30, 2014 (for bids after August 15, 2014), including the cash and cash equivalents, indebtedness, and net current asset items as of that date (which items will have changed significantly as compared to the most recent unaudited balance sheet of GIT prior to the date of this proxy statement).

¡	34 of those parties requested and received a summary document containing only public information regarding GIT and the domestic portfolio.

¡	17 parties signed a non-disclosure agreement (“NDA”) and received a confidential information memorandum containing non-public information.

¡	To preserve the various options available to GIT, all parties were informed that GIT would entertain (i) entity-level bids for GIT as a whole, (ii) bids for the domestic portfolio only and/or (iii) one-off bids for the individual domestic assets.

•	In May 2014, several parties had submitted one-off preliminary, non-binding bids for the acquisition of only the Imeson Park Distribution Center Property, located in Jacksonville, Florida, which is a Class A industrial building fully leased to Samsonite, LLC. These bidders included Party D, a private real estate company that submitted a proposal of $43.5 million in cash to purchase the Imeson Park Property only.

•	Also in May 2014, three parties submitted preliminary, non-binding proposals for the entire domestic portfolio.

¡	Party A submitted an entity level proposal of $8.00 per share (for which GIT attributed an implied initial value of the domestic portfolio of $103.3 million), with cash or stock as consideration.

¡	Party B, a publicly traded REIT, submitted a proposal of $106.1 million (implied value of $8.34 per share) to purchase the domestic portfolio only, with consideration in the form of cash (with potential for stock).

¡	Party C, a non-traded REIT, submitted a proposal of $101.1 million (implied value of $7.74 per share) to purchase the domestic portfolio only, with consideration in the form of cash only.

•	At the direction of the Special Committee, STRH held ongoing discussions with each of these three parties. The Special Committee decided to move forward into the second round with Party A, Party B and Party C. Party D was put on hold and not sent a second round process letter because it offered only a single-property bid.

•	In June 2014, at the direction of the Special Committee, STRH contacted Party E, a public non-traded fund, which was on the initial list of prospective buyers but had declined to sign an NDA. Shortly thereafter, Party E submitted a proposal, as further described below.

•	Also in June 2014, at the direction of the Special Committee, STRH contacted Party F, a private REIT, which was not a part of the initial process. A third-party firm that was engaged as a general advisor to Party F had previously performed services for certain affiliates of GIT. The third-party firm became aware of GIT’s process for identifying strategic alternatives for its domestic portfolio, and suggested to STRH that Party F might be interested in a potential transaction. STRH was familiar with Party F and recommended including Party F in the process based on STRH’s view of Party F’s ability to consummate a potential transaction.

•	In early June 2014, Mr. Sittema and Mr. Kevin Shields, the chairman and chief executive officer of Griffin Capital, met and had a conversation at an industry conference. As a result of that conversation, a representative of STRH contacted Griffin Capital, which was on the initial list of prospective buyers that signed an NDA but did not submit a first round proposal. That contact led to a June 5, 2014 meeting in New York City between a representative of STRH and Mr. Shields. Thereafter, Griffin Capital became interested and engaged in the sale process.

•	During May and June, 2014, at the direction of the Special Committee, STRH had numerous follow-up conversations with second-round participants and assisted them in further refining their existing valuations for their bids in the second round.

•	Three second-round bids were received on June 13, 2014 and a fourth bid was received shortly thereafter. Those bids are summarized below.

¡	Party A submitted a preliminary, non-binding entity-level proposal that implied a $105.3 million domestic portfolio valuation (implied value of $8.25 per share), with cash or stock as consideration.

¡	Party B submitted a preliminary, non-binding proposal of $105.5 million (implied value of $8.45 per share) to purchase the domestic portfolio (but excluding the Austin Facility), with consideration in the form of cash only.

¡	Party E submitted a preliminary, non-binding proposal of $103.0 million (implied value of $7.97 per share) to purchase the domestic portfolio only, with consideration in the form of stock only.

¡	GCEAR submitted a preliminary, non-binding proposal for a merger of GIT into GCEAR that valued the domestic portfolio’s real estate at $100.0 million (implied value of $7.60 per share), with the consideration in the form of stock only.

•	The Special Committee met on June 25, 2014. At the meeting, STRH presented an analysis of the first and second round proposals that had been submitted. The Special Committee reviewed the proposals and determined to move forward with Party A and Party B and place Party E and GCEAR on hold.

•	At a June 16, 2014 meeting of the Special Committee, Mr. Christopher Pate, a partner at Venable LLP, discussed with the Special Committee the standard of conduct applicable to members of the Special Committee under Maryland law in connection with actions taken by the Special Committee, generally, as well as any actions taken by the Special Committee in connection with a strategic transaction process.

•	At a July 21, 2014 meeting of the Special Committee, STRH made a further presentation to the Special Committee regarding the disposition by GIT of the domestic portfolio.

•	On August 19, 2014, Party A submitted a revised preliminary, non-binding entity-level proposal of $8.50 per share (implied value of $110.9 million for the domestic portfolio), composed of $35.0 million in shares of Party A’s preferred stock and the balance in shares of Party A’s common stock as the consideration.

•	In August 2014, at the direction of the Special Committee, STRH requested Party A and Party B to submit revised best-and-final offers.

¡	On September 5, 2014, Party A submitted a revised non-binding entity-level proposal of (i) $8.50 per share (implied value of $110.9 million for the domestic portfolio), composed of $35.0 million in shares of Party A’s preferred stock and the balance in shares of Party A’s common stock as the consideration, and (ii) conditioned on Party A and CNL agreeing upon the joint formation of a new public, non-traded REIT. In light of CNL’s unwillingness to commit to Party A’s request to jointly form a new public, non-traded REIT, combined with Party A’s loss of interest in a transaction with GIT because of Party A’s involvement in unrelated transactions, discussions with Party A regarding a potential transaction with GIT came to an end.

¡	After further discussions with STRH, on August 22, 2014, Party B submitted a revised proposal of $112.0 million for the domestic portfolio, including the Austin Facility, which included a $5.0 million contingent earn-out payment (implied value of $8.63 per share). The Special Committee, with the assistance of STRH, conducted extensive internal analysis on defining (i) the structure of the contingent earn-out payment in a manner that was cost-effective for GIT, and (ii) the contingencies, terms and conditions for the release to GIT of the earn-out payment.

¡	In October 2014, in light of certain due diligence issues identified by GIT with respect to Party B that raised significant doubts about Party B’s ability to timely consummate any potential transaction with GIT, discussions with Party B regarding a potential transaction were terminated.

•	Effective September 1, 2014, Mr. Hyltin resigned as chief executive officer of GIT, and Mr. Sittema was appointed as chief executive officer and president of GIT and the GIT Advisor.

•	At a meeting of the Special Committee on November 14, 2014, STRH discussed with the Special Committee possible transaction structures for the disposition of the domestic portfolio. STRH also provided an update regarding (i) the deteriorating transaction market conditions as a result of the most active participants in the space withdrawing from activity, and (ii) the resulting adverse impact on certain real estate valuations, especially for net lease office and industrial assets and portfolios of smaller size.

•	In November 2014, Mr. Sittema and Mr. Shields met and had a conversation at an industry event in Arizona. As a result of that conversation, the Special Committee restarted discussions with Griffin Capital. This led to the submission by GCEAR on January 2, 2015 of a revised proposal for a stock-for-stock merger of GIT into GCEAR, that implied a $105.0 million domestic portfolio valuation (implied value of $7.90 per share). The proposal included a $13.0 million multiple tranche earn-out structure whereby additional common shares of GCEAR would be issued to GIT stockholders if certain conditions were met.

•	During January and February 2015, following a series of discussions involving GIT’s senior management, STRH and Griffin Capital’s senior management, Griffin Capital modified its proposal for the acquisition of the domestic portfolio as follows:

¡	On January 16, 2015, Griffin Capital revised its proposal to a $100.0 million purchase price without any earn-out structure.

¡	On January 29, 2015, Griffin Capital maintained its proposal at a $100.0 million purchase price, but conditioned the closing on GIT’s prior sale of the Austin Facility and there being a minimum of $4.0 million in net proceeds from the sale of the Austin Facility retained by GIT at closing of the merger transaction.

¡	On February 9, 2015, Griffin Capital maintained its proposal at a $100.0 million purchase price, but conditioned the closing on GIT’s prior sale of the Austin Facility and there being a minimum of $3.5 million in net proceeds from the sale of the Austin Facility retained by GIT at closing of the merger transaction.

•	On February 12, 2015, following the sale of a 94.9% interest in its foreign assets described under “—Non-Domestic Sale Transaction” below, GIT’s board of directors determined to explore a single asset sale of the Austin Facility.

•	Following its due diligence on the Properties, Griffin Capital proposed to reduce the purchase price in its proposal by $3.7 million because of concerns expressed by Griffin Capital regarding the credit profile of the tenant of one of the Properties. Following extensive negotiations by telephone between January and March 2015, on March 30, 2015, Griffin Capital submitted a further revised proposal for a merger of GIT into GCEAR for approximately $98.2 million, with a contingency that would obligate GIT to sell the Austin Facility prior to closing and cause a minimum of $3.5 million in net proceeds from the sale of the Austin Facility to be retained by GIT at closing of the merger transaction.

•	In March 2015, GIT entered into a purchase and sale agreement to sell the Austin Facility for approximately $2.7 million. The sale of the Austin Facility was consummated on or about June 15, 2015.

•	On March 12, 2015, Mr. Hall and a representative of STRH met with executives of Griffin Capital in their office in El Segundo, California to discuss certain key items with respect to valuation.

•	On April 2, 2015, GIT and Griffin Capital executed a letter of intent with respect to the sale transaction. Before the execution of the letter of intent, STRH contacted Party A and Party C to gauge their interest level in pursuing a transaction with GIT. Party A and Party C confirmed their lack of interest in further pursuing such a transaction.

•	On April 9, 2015, GIT received from GCEAR a proposed draft of a merger agreement and related documentation providing for the merger of GIT with and into GCEAR. After review and consultation with counsel, GIT provided comments on the draft merger agreement to GCEAR on May 3, 2015. Thereafter, during the period between May and June 2015, GIT and its counsel and GCEAR and its counsel engaged in a series of negotiations regarding the draft merger agreement and exchanged revised drafts of the merger agreement. Among the open issues that were subject to negotiation were the scope of various representations and warranties to be provided by the parties, the closing conditions applicable to the merger and the terms of any termination of the merger agreement, including termination fees.

•	On May 20, 2015, a representative of STRH met with Mr. Shields in Los Angeles to discuss the valuation of the domestic portfolio.

•	On June 2 and June 3 of 2015, representatives of Griffin Capital met with GIT to conduct tours of the Properties and conducted meetings in Orlando regarding key items.

•	In June 2015, GCEAR acquired Signature Office REIT, Inc., a non-traded public REIT, in a transaction pursuant to which Signature Office REIT, Inc. merged with and into a wholly-owned subsidiary of GCEAR and the separate corporate existence of Signature Office REIT, Inc. ceased. In connection with the merger transaction, Mr. LaMontagne, who prior to then served as an independent director of Signature Office REIT, Inc., was appointed by GCEAR as a non-voting observer representative of the board of directors of the surviving company. In light of those circumstances, Mr. LaMontagne abstained from the deliberations and the voting of the Special Committee with respect to the proposals from Griffin Capital and GCEAR and the Asset Sale.

•	During the period in which GIT and GCEAR were conducting their additional due diligence and negotiating the terms of the merger agreement, Griffin Capital indicated to GIT its consideration of an alternative transaction in which, rather than merging GIT into GCEAR in a stock-for-stock transaction, Griffin Capital would instead acquire the three Properties in an all-cash transaction for the same aggregate consideration. Griffin Capital explained that the revised proposal and structure of consideration was due to the desire to avoid the time-consuming and complex regulatory filings that would be required for a merger transaction involving GCEAR securities as the purchase consideration, in favor of the speed and simplicity of an all-cash purchase of the Properties.

•	As a consequence, on June 29, 2015, Griffin Capital revised its proposal from an all-stock merger transaction to an all-cash asset purchase of the Properties approximately for $94.7 million, with no requirement for GIT to retain any cash proceeds from the sale of the Austin Facility.

•	On July 1, 2015, Griffin Capital provided GIT with a draft of the Agreement. GIT reviewed and discussed the initial draft of the Agreement with GIT’s counsel on July 2, 2015 and provided a revised draft of the Agreement to Griffin Capital that contained GIT’s comments. Thereafter, the parties, along with counsel, engaged in a series of calls and circulated revised drafts of the Agreement reflecting their comments. Among the major items discussed and negotiated were modifications to the proposed termination provisions and fees, the length of the period for survival of GIT’s representations and warranties and various real estate due diligence matters.

•	Throughout July 2015, Griffin Capital undertook additional due diligence regarding the Properties. On August 3, 2015, after further dialogue and negotiations between Mr. Sittema of GIT and Mr. Shields of Griffin Capital, the parties agreed on a $1.0 million price reduction, which resulted in a revised all-cash offer of approximately $93.7 million. The price reduction was on account of certain concerns expressed by Griffin Capital following its further due diligence on the Properties with respect to (i) physical conditions of the buildings on the Properties and (ii) the structure of the lease held by the single tenant of the Imeson Park Distribution Center Property.

•	On August 4, 2015, at a meeting of the Special Committee held to evaluate the Agreement and the Asset Sale, STRH reviewed with the Special Committee its financial analysis of the consideration to be received by subsidiaries of GIT in the Asset Sale and delivered to the Special Committee its oral opinion, subsequently confirmed by the delivery of a written opinion, to the effect that, as of August 4, 2015 and based on and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the Asset Sale Consideration to be received in the Asset Sale by subsidiaries of GIT was fair, from a financial point of view, to such subsidiaries of GIT, taken as a whole. In addition, Venable LLP provided the Special Committee members with a description of their duties under Maryland law in considering the proposals to approve the Asset Sale and the Plan of Dissolution. After due consideration of the materials and information presented to it and after seeking additional information regarding the terms of the proposed transaction, including the Agreement and the Plan of Dissolution, the Special Committee unanimously adopted resolutions approving the Agreement, the Asset Sale and the Plan of Dissolution and recommending the approval of the Agreement, Asset Sale and the Plan of Dissolution to the full GIT board of directors, with Mr. LaMontagne abstaining for the reasons previously discussed.

•	Following the conclusion of the Special Committee meeting, the full board of directors of GIT held a meeting on August 4, 2015 at which it considered the recommendation of the Special Committee to approve the Agreement, Asset Sale and Plan of Dissolution. After due consideration of the information presented to it, GIT’s board of directors unanimously approved the Agreement, the Asset Sale and the Plan of Dissolution and recommended that the Asset Sale and the Plan of Dissolution be presented for approval to the GIT stockholders in accordance with the MGCL.

•	On August 10, 2015, GIT and Griffin Capital executed and delivered the Agreement.

Non-Domestic Sale Transaction

•	In addition to pursuing alternatives for the disposition of the domestic portfolio, GIT undertook a concurrent process to market to European investors all of GIT’s non-domestic assets, all of which were located in Germany. GIT was advised by Jones Lang LaSalle GmbH and BlackRock, Inc. in connection with the sale of GIT’s non-domestic assets. On December 29, 2014, GIT, through its various operating subsidiaries, entered into an agreement with German Retail Income 4 S.á.r.l., and German Retail Income 2 S.a.r.l., unaffiliated third parties, for the sale of 94.9% of the equity interests of the German Property Companies for an aggregate purchase price of €7.7 million (or approximately $9.4 million at the prevailing €/$ exchange rate as of the date of execution of the purchase agreement). The sale was consummated on January 30, 2015. As a result of the sale, the GIT retained 5.1% non-controlling interest (held through GIT International Holding S.a.r.l., a wholly-owned subsidiary of GIT) in the German Property Companies in order to maximize sale proceeds. As part of the sale transaction and the refinancing of the related-party indebtedness of the German Property Companies, Global Income provided intercompany financing in the aggregate amount of €0.25 million to the German Property Companies in the form of subordinated, unsecured intercompany notes.

•

In connection with the proposed merger agreement between GIT and GCEAR, it was contemplated that GIT’s interests in the German Property Companies would be included in the assets transferred to GCEAR by operation of law. Notwithstanding, at the time that Griffin Capital and GIT agreed to modify the structure of their proposed transaction to provide for the direct sale of the Properties rather than a merger, Griffin Capital elected not to acquire the interests in the German Property Companies but maintained the overall purchase price originally proposed for GIT without reduction for any value attributable to the retained interests in the German Property Companies.

•	CNL thereafter proposed to acquire the interests in the German Property Companies and such subordinated, unsecured intercompany notes for an aggregate purchase price of $500,000, which represents a 6.9% premium over the price paid by the buyer of the 94.9% equity interest in the German Property Companies. In accordance with GIT’s charter, the Special Committee, consisting solely of independent directors, considered CNL’s offer to acquire the interests in the German Property Companies. After due consideration of the information presented to it, the Special Committee determined that the sale of the interests in the German Property Companies to CNL or its affiliate in connection with the Plan of Dissolution was fair and reasonable to GIT and recommended that the board of directors approve the sale. The full board of directors, including all of the independent directors, then determined that the sale was fair and reasonable to GIT and approved the sale. The parties anticipate that the sale will occur immediately upon the closing of the Asset Sale.

Recommendation of the GIT Board of Directors and GIT’s Reasons for the Asset Sale

GIT’s board of directors, by unanimous vote of its members at a meeting duly called, determined that the Asset Sale is fair to, and in the best interests of GIT and its stockholders. GIT’s board of directors unanimously approved the Asset Sale and recommended that GIT stockholders vote FOR the approval of the Asset Sale Proposal. In the course of reaching its decision to recommend that GIT stockholders vote FOR the Asset Sale Proposal, GIT’s board of directors consulted with GIT’s financial and legal advisors and reviewed a significant amount of information and considered a number of factors, including without limitation the following:

•	the recommendation of the Special Committee;

•	the belief that the Asset Sale was more favorable to GIT stockholders than other strategic alternatives available to the Company after considering indications of interest from other parties and conducting comprehensive reviews of strategic alternatives with GIT’s senior management and its financial advisor;

•	the extensive solicitation effort that was undertaken, commencing in August 2013, to explore a possible sale to third parties;

•	the consideration that the all cash consideration to be received under the Asset Sale and the Plan of Dissolution would provide GIT stockholders with immediate fair value, in cash, for their investment in the Company’s stock, particularly in light of the lack of an active trading market for GIT’s common stock and the expectation that GIT’s common stock would trade below the per share consideration if it underwent a listing;

•	the oral opinion of STRH rendered to a special committee of GIT’s board of directors on August 4, 2015, which opinion was subsequently confirmed in writing that, as of that date, based upon and subject to the conditions, limitations, qualification and assumptions set forth in its opinion, the Asset Sale Consideration to be received in the Asset Sale by subsidiaries of GIT was fair, from a financial point of view, to such subsidiaries of GIT, taken as a whole, as more fully described below in the section entitled “Proposal One—The Asset Sale Proposal—Opinion of the Financial Advisor to the Special Committee of GIT’s Board of Directors” beginning on page 35 of this proxy statement;

•	the fact that the Agreement affords GIT’s board of directors flexibility to negotiate and discuss a superior proposal, as defined in the Agreement, in the period after signing and prior to approval of the Asset Sale by GIT stockholders as follows:

¡	subject to compliance with the Agreement, GIT’s board of directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for GIT, if GIT’s board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

¡	subject to compliance with the Agreement, GIT’s board of directors is permitted to withdraw, modify or qualify its recommendation to GIT stockholders in favor of the Asset Sale Proposal and to recommend an alternative acquisition proposal if GIT’s board of directors determines in good faith, after consultation with outside legal and financial advisors, that such alternative acquisition proposal constitutes a superior proposal; provided that GIT would be required to pay a termination fee to Griffin Capital of $3.0 million in the event that Griffin Capital elects to terminate the Agreement as a result of such change of recommendation;

¡	subject to compliance with the Agreement, GIT’s board of directors is permitted to change its recommendation to GIT stockholders in favor of the Asset Sale Proposal in response to the occurrence of a material event, fact, development, circumstance, or occurrence that affects the business, assets, or operations of GIT or its subsidiaries that was not known to GIT as of the date of the Agreement and that occurs after the date of the Agreement;

•	the Company’s future prospects, including market conditions, the future performance of the Company’s assets and the potential risks to successful execution of the Company’s business strategy given the Company’s small size and lack of diversity;

•	the relatively high probability that the Asset Sale would be completed based on, among other things, Griffin Capital’s ability in the past to complete large acquisition transactions on the agreed terms and its extensive experience in the real estate industry and the lack of a financing condition;

•	the uncertainty associated with the execution of, and the trading price of GIT’s common stock following, an underwritten public offering or a listing;

•	the terms and conditions of the Agreement, and that such terms were the product of arm’s-length negotiations between the parties; and

•	the condition that the Asset Sale is subject to the approval of GIT stockholders.

GIT’s board of directors also considered the following potentially negative factors in its deliberations concerning the Asset Sale:

•	the risk that not all of the conditions to the parties’ obligations to complete the Asset Sale will be satisfied or waived in a timely manner or at all, and, as a result, the possibility that the Asset Sale may not be completed even if approved by GIT stockholders;

•	the fact that GIT would be obligated to pay a termination fee to Griffin Capital under certain circumstances, and that such termination fee could reduce the incentive for a third party to make a competing bid for GIT;

•	GIT’s inability to determine the exact amount of the proceeds from the Asset Sale that will be available for distribution to our GIT stockholders, and the risk that the amounts GIT stockholders will ultimately receive could be less than projected by GIT if GIT has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise;

•	the restrictions on the management and operation of the Properties prior to the completion of the Asset Sale, which may delay or prevent GIT or Seller from undertaking business opportunities that may arise pending the completion of the Asset Sale; and

•	GIT’s likely inability to complete an alternative acquisition if the Asset Sale is not completed due to the factors discussed above.

The foregoing discussion of the factors considered by GIT’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by GIT’s board of directors. GIT’s board of directors collectively reached the unanimous conclusion to recommend the approval of the Asset Sale in light of the various factors described above and other factors that each member of GIT’s board of directors believed were appropriate. In view of the wide variety of factors considered by GIT’s board of directors in connection with its evaluation of the Asset Sale and the complexity of these matters, GIT’s board of directors did not consider it practical, and did not attempt, to quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, GIT’s board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal and financial advisors, GIT’s board of directors unanimously determined that the Asset Sale is fair to, advisable and in the best interests of GIT and its stockholders. Accordingly, GIT’s board of directors unanimously approved the Agreement and recommended that GIT stockholders approve the Asset Sale Proposal.

GIT’s board of directors unanimously recommends that GIT stockholders vote FOR the approval of the Asset Sale Proposal.

Opinion of the Financial Advisor to the Special Committee of GIT’s Board of Directors

Overview

On August 4, 2015, STRH delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion, dated August 4, 2015, to the effect that, as of the date of the opinion and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the Asset Sale Consideration to be received in the Asset Sale by the subsidiaries of GIT selling such assets (the “Sellers”) was fair, from a financial point of view, to such Sellers taken as a whole. STRH has consented to the use of its opinion and related disclosure in this proxy statement.

The full text of the written opinion of STRH, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of STRH, is attached as Annex C to this proxy statement and is incorporated herein by reference. GIT stockholders are urged to read STRH’s written opinion carefully and in its entirety. STRH’s opinion is limited solely to the fairness, from a financial point of view, of the Asset Sale Consideration to be received in the Asset Sale by the Sellers and does not address any other aspect of the Asset Sale or the liquidation and dissolution of GIT pursuant to the Plan of Dissolution or GIT’s underlying business decision to effect the Asset Sale or the Plan of Dissolution or the relative merits of the Asset Sale or the Plan of Dissolution as compared to any alternative business strategies or transactions that might be available with respect to GIT. Neither STRH’s opinion nor the summary of its opinion and the related analysis set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any GIT stockholder as to how such stockholder should vote or act with respect to any matters relating to the Asset Sale, the liquidation and dissolution of GIT, the Plan of Dissolution, or otherwise. STRH’s opinion was approved by an internal opinion committee of STRH authorized to approve opinions of this nature.

In connection with the delivery of its opinion, STRH conducted such reviews, analyses and inquiries as STRH deemed necessary and appropriate under the circumstances. Among other things, STRH reviewed the following:

•	a draft, dated July 31, 2015, of the Agreement;

•	certain business and financial information relating to GIT, the Sellers and the Properties;

•

certain non-public internal audited and unaudited financial statements of GIT, the Sellers and the Properties, and certain financial and other information relating to the historical, current and future business, financial condition, assets, liabilities, results of operations, cash flows, operating data and prospects of the Properties made available to STRH by GIT and the Sellers, including the Projections (as defined in “Projected Financial Information” below);

•	the publicly available financial terms of certain asset-level transactions that STRH deemed comparable and relevant; and

•	current and historical market conditions and certain financial, stock market and other publicly available information relating to the business of other companies whose operations STRH considered relevant.

STRH also had discussions with certain members of the management of GIT and the Sellers regarding the Asset Sale and the business, financial condition, assets, liabilities, results of operations, cash flows, operating data and prospects of GIT, the Sellers and the Properties and with GIT, the Sellers, the board of directors of GIT, the Special Committee and GIT’s legal advisors regarding the Asset Sale and have undertaken such other studies, analyses and investigations as STRH deemed appropriate.

STRH relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to, discussed with or reviewed by STRH, and does not assume any responsibility with respect to such data, material and other information. STRH’s role in reviewing such data, material and other information was limited solely to performing such review as STRH deemed necessary and appropriate to support its opinion. In addition, STRH assumed, at the direction of GIT and without independent verification or investigation, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available information, estimates and judgments of the GIT Advisor as to the future financial results and condition of GIT, the Sellers and the Properties, respectively. STRH expressed no opinion with respect to the Projections or the assumptions on which the Projections were based, or any other assumptions discussed in its opinion. STRH, with GIT’s consent, assumed that the Projections were a reasonable basis on which to evaluate GIT, the Sellers and the Properties and the Asset Sale and relied on the Projections for purposes of its analysis and its opinion. STRH relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of GIT, the Sellers or the Properties since the respective dates of their most recent financial statements and other information, financial or otherwise, provided to STRH and that there was no information, facts or circumstances that would have made any of the data, material or other information discussed with or reviewed by STRH inaccurate, incomplete or misleading.

STRH also relied upon and assumed without independent verification that: (i) the representations and warranties of all parties to the Agreement are true and correct; (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreement; (iii) all conditions to the consummation of the Asset Sale will be satisfied without waiver thereof; (iv) the Asset Sale will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Asset Sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on GIT, the Sellers, the Properties or the expected benefits of the Asset Sale. STRH’s opinion assumes that GIT will make sufficient and timely distributions to its shareholders of all income and gain resulting from the Asset Sale in order to satisfy the 90% distribution requirement contained in Section 857(a)(1) of the Internal Revenue Code (the “Code”) and to avoid incurring any corporate federal income tax on any gain resulting from the Asset Sale. STRH’s opinion also assumes that the “prohibited transactions tax” imposed by Section 857(b)(6) of the Code will not apply to any gain from the Asset Sale, and that GIT currently qualifies, and will continue to qualify through the date of its liquidation, for taxation as a real estate investment trust under the Code. STRH was advised by GIT, and STRH has assumed, that each of GIT and the Sellers, respectively, has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation and have assumed that the Asset Sale will not adversely affect such status or operations of GIT or the Sellers. In addition, STRH assumed that the Agreement, when executed by the parties thereto, would conform to the drafts reviewed by STRH in all respects material to its analysis and its opinion.

Furthermore, in connection with the opinion, STRH was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the Properties or any of the assets, properties, facilities or liabilities (including any fixed, contingent, derivative or off-balance-sheet assets or liabilities or any portfolio securities or any collateral securing assets or securities) of GIT, the Sellers, any of their respective subsidiaries, or any other person or entity, nor was STRH provided with any such appraisal or evaluation. STRH did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. STRH did not undertake any independent analysis of any potential or actual litigation, regulatory action, governmental investigation, possible unasserted claims or other contingent liabilities to which GIT, the Sellers, any of their respective subsidiaries, the Properties or any other person or entity is or may be a party or is or may be subject.

STRH’s opinion is necessarily based upon financial, economic, monetary, market and other conditions as in effect on, and the data, material and other information made available to STRH as of, August 4, 2015. STRH does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that has become or becomes available after the delivery of its opinion.

STRH’s opinion only addresses the fairness, from a financial point of view, of the Asset Sale Consideration to be received in the Asset Sale pursuant to the Agreement by the Sellers taken as a whole and does not address any other payments or obligations of GIT, the Sellers, Griffin Capital or any other person or entity in relation to the Agreement or the Asset Sale or any other term, aspect or implication of the Asset Sale or any agreement, arrangement or understanding entered into in connection therewith or otherwise. STRH was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of GIT, the Sellers, any of their respective subsidiaries, the security holders of GIT or any other person or entity to proceed with or effect the Asset Sale; (ii) the form, structure or any other portion or aspect of the Agreement or the Asset Sale, except as expressly set forth in the last paragraph of its opinion; (iii) the fairness of the Consideration to be received in the Asset Sale pursuant to the Agreement by any particular Sellers, or the fairness of the Consideration to be received by any Seller relative to the Consideration received by the other Sellers; (iv) the fairness of any portion, term, condition, aspect or implication of the Agreement or the Asset Sale, including to the holders of debt of GIT, the Sellers or any particular holder of securities, creditors or other constituencies of GIT or the Sellers, or to any other person or entity, except as expressly set forth in the last paragraph of its opinion; (v) the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for GIT, the Sellers or any other person or entity or the effect of any other transaction in which GIT, the Sellers or any other person or entity might engage; (vi) whether or not GIT, the Sellers, the security holders of GIT, or any other person or entity is receiving or paying reasonably equivalent value in the Asset Sale; (vii) the solvency, creditworthiness, viability, ability to pay debts when due or fair value of GIT, the Seller or any other participant in the Asset Sale, or any of their respective assets (including the Properties), including under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or the impact of the Asset Sale on such matters; (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any payment to an external advisor or manager or any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Asset Sale or any class of such persons; or (ix) the fairness of any term or aspect of the Asset Sale to GIT’s security holders or to any one class of GIT’s security holders relative to any other class of GIT’s security holders, including the allocation of any consideration among or within such classes.

As specified in the engagement letter among STRH, GIT and the Special Committee relating to the delivery of STRH’s opinion, (i) STRH was engaged by the Special Committee to deliver its opinion to the Special Committee, (ii) nothing in the engagement letter was, nor shall be, deemed to create a fiduciary or agency relationship between STRH and the Special Committee or GIT or its security holders or affiliates, and (iii) the Special Committee’s engagement of STRH was not intended to confer on any person or entity (including security holders, affiliates, employees and creditors of GIT other than GIT, the Special Committee and certain indemnified parties identified in the engagement letter) any relationship, rights or remedies under or by reason of the engagement letter or as a result of the services rendered by STRH under the engagement letter. Under such circumstances, STRH believes that no privity was created between STRH and GIT’s stockholders regarding STRH’s delivery of its opinion to the Special Committee and, consequently, you may not rely on STRH’s opinion to support any claims against STRH arising under applicable state law. STRH would likely assert the “no privity” and “no third party reliance” defenses, in addition to any other defenses that might be available, to stockholder claims that might be brought against it. The availability of such defenses to STRH and the question of whether such defenses are available under these circumstances would be resolved by a court of competent jurisdiction. In any event, the resolution of whether such defenses are available to STRH would have no effect on (i) the rights and responsibilities of the Special Committee under applicable state law or (ii) the rights and responsibilities of either STRH or the Special Committee under federal securities laws.

Furthermore, no opinion, counsel or interpretation is intended in STRH’s opinion as to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. STRH assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. STRH relied, with the consent of the Special Committee, on the assessments by GIT, the Sellers, and the Special Committee and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to GIT, the Sellers, the Properties and the Asset Sale.

The following is a summary of the material financial analyses presented by STRH to the Special Committee on August 4, 2015 in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand STRH’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of STRH’s analyses.

Discounted Cash Flow Analysis

STRH performed an analysis that estimated the present value of the estimated future free cash flows projected to be generated by the Properties through December 31, 2020 using discount rates ranging from 13.5% to 14.5% and terminal value multiples using the capitalization rate range of 7% to 8%. The analysis assumed that the Properties performed in accordance with the Projections for years ended December 31, 2015 through 2020. STRH assumed the Projections were reasonably prepared in good faith by the GIT Advisor on bases reflecting the best currently available information, estimates and judgments of the GIT Advisor. A discounted cash flow analysis is an analysis of the present value of the projected cash flows for the periods using the discount rates indicated. Free cash flow means earnings before interest and after taxes, plus depreciation and amortization expense, minus capital expenditures and increases in working capital. The following table shows the low, mid and high ranges of aggregate asset values indicated by this analysis:

Valuation Methodology	Discount Rate	Terminal Valuation Multiple			Aggregate Asset Value
		Low	Mid	High	Low	Mid	High
Cap Rate	13.50%	8.00%	7.50%	7.00%	$86,630.40	$90,757.10	$95,473.30
Cap Rate	14.00%	8.00%	7.50%	7.00%	$85,193.30	$89,239.10	$93,863.00
Cap Rate	14.50%	8.00%	7.50%	7.00%	$83,789.00	$87,755.90	$92,289.60
					$83,789.00	$89,239.10	$95,473.30

Selected Comparable Transactions Analysis

STRH reviewed and compared the purchase prices and implied transaction multiples in the following recent selected private comparable transactions for the net-leased sale of office and industrial properties, which review included adjustments for specific factors such as geographic location, remaining lease term, and indebtedness and liquidity profiles.

Date	Property Type	Location	Tenant	Purchase Price ($MM)	Rem. Lease Term (Yrs)	Cash Cap Rate (%)	Rentable Area (SF)	$ / SF
7/1/15	Office	Andover, MA	Morpho Detection	$ 11.50	11.9	6.42%	64,200	$179.13
6/30/15	Industrial	Groveport, OH	Exel Inc.	15.90	7.1	7.04%	312,000	50.96
6/26/15	Office	Parsippany, NJ	Wyndham Worldwide	81.40	14.2	6.24%	203,506	399.99
6/26/15	Industrial	Hampton, VA	Huntington Ingalls	34.30	12.5	6.51%	515,500	66.54
6/10/15	Industrial	Orlando, FL	Cruise Line Services Co	15.90	5.5	8.70%	235,000	67.66
6/9/15	Office	Draper, UT	EMC Corporation	22.20	6.5	7.95%	86,409	256.92
5/28/15	Industrial	Lockbourne, OH	American Showa	17.20	9.8	5.95%	304,560	56.47

Date	Property Type	Location	Tenant	Purchase Price ($MM)	Rem. Lease Term (Yrs)	Cash Cap Rate (%)	Rentable Area (SF)	$ / SF
5/28/15	Office	Columbus, OH	Private Healthcare Provider	7.70	15.0	7.47%	78,033	98.68
5/27/15	Industrial	Las Vegas, NV	MGM Resorts International	30.30	9.3	6.21%	168,250	180.09
5/11/15	Office	Phoenix, AZ	American Express Travel	91.50	8.2	6.41%	513,400	178.22
4/22/15	Office	Mechanicsburg, PA	AOPC	10.10	9.3	7.36%	56,600	178.45
4/15/15	Industrial	Groveport, OH	Nautilus	24.10	6.3	6.90%	478,053	50.41
4/8/15	Office	Houston, TX	Wood Group Mustang	57.00	9.0	6.70%	186,000	306.45
3/23/15	Office	Birmingham, AL	TekLinks, Inc.	3.70	8.1	9.12%	30,850	118.31
3/13/15	Industrial	Cincinnati, OH	UGN, Inc.	13.40	14.6	7.78%	232,200	57.78
3/12/15	Industrial	Concord, NC	Owens Corning	5.50	9.8	6.40%	61,200	89.87
3/11/15	Industrial	Dixon, IL	Spectrum Brands	23.30	12.6	7.37%	575,448	40.43
3/11/15	Office	Charlotte, NC	Time Warner Cable	18.20	10.9	6.73%	113,600	160.21
3/11/15	Office	Parsippany, NJ	Avis Budget	37.60	7.7	9.15%	212,535	176.85
3/11/15	Office	Newbury Park, CA	Blue Cross of California	18.40	7.3	7.49%	106,560	172.92
3/11/15	Industrial	Richfield, OH	FedEx Ground	21.80	6.2	8.34%	229,972	94.64
3/11/15	Office	Commerce, GA	Unified Grocers	25.50	4.4	8.90%	108,000	235.92
3/11/15	Office	Irving, TX	Nokia Solutions	64.10	3.8	8.01%	293,890	217.94
3/11/15	Office	Redondo Beach, CA	Northrop Grumman Systems	28.70	3.8	8.32%	124,400	230.55
3/11/15	Industrial	Denver, CO	CEVA Freight, LLC	7.10	2.4	8.25%	84,973	83.77
3/9/15	Office	Richardson, TX	Towers Watson	24.70	9.3	8.26%	155,984	158.35
3/5/15	Industrial	San Jose, CA	Vander-Bend Manufacturing	44.00	12.3	6.33%	207,006	212.55
2/26/15	Industrial	Jacksonville, FL	FedEx Ground	30.60	14.5	6.50%	297,579	102.98
1/9/15	Industrial	Cinnaminson, NJ	Domtar Paper Company	27.10	9.8	6.10%	465,000	58.19
1/6/15	Industrial	St. Louis, MO	Alpha Plastics	10.60	14.2	7.85%	211,000	50.28
12/12/14	Industrial	Frankfort, KY	Jim Beam	28.00	9.5	7.14%	599,840	46.68
12/8/14	Industrial	Midway, GA	Pacific Global Logistics	20.00	3.5	6.85%	502,854	39.77
12/4/14	Industrial	Groveport, OH	Almo Distributing	7.20	3.3	7.39%	240,000	30.00
11/25/14	Industrial	Kansas City, MO	Bunzl Distribution	9.60	6.3	7.64%	158,417	60.83
10/10/14	Industrial	St. Louis, MO	FedEx Ground	15.20	13 8	6.80%	198,773	76.63
1013/14	Industrial	Tyler, TX	RAE( Ground	10.30	8.9	7.06%	163,378	62.87
10/1/14	Industrial	Rockford, IL	BE Aerospace	5.20	11.9	6.90%	38,833	133.91
9/24/14	Industrial	Worcester, MA	Polar Corp	21.40	8.8	7.56%	285,473	74.96
8/21/14	Industrial	Newton, NC	FedEx Ground	11.60	9.0	7.20%	141,432	81.68
8/19/14	Industrial	Arlington Heights, IL	European Imports, Ltd	19.10	3.9	8.08%	186,954	102.16
8/17/14	Industrial	Barrington, NJ	FedEx Ground	24.10	10.9	7.20%	259,227	92.90
7/31/14	Industrial	Wilson, NC	Cott Beverages Inc.	16.70	10.9	7.14%	328,000	50.91
7131/14	Industrial	Buford, GA	Office Depot	26.00	4.8	10.73%	550,000	47.35
7/31/14	Industrial	Amos, IA	Amcor Rigid Plastics USA, Inc.	26.30	3.7	8.39%	576,876	45.50
7/11/14	Industrial	Malvern, PA	CulinArt	28.40	15.8	7.50%	190,597	149.01
7/9/14	Industrial	Starting, VA	Rockwell Collins	39.10	7.5	7.30%	176,000	221.88
6/11/14	Industrial	Taylor, PA	Kane Warehousing	39.00	10.0	8.70%	955,935	40.80
5/29/14	Industrial	Tampa, FL	Cott Beverages Inc.	9.50	4.6	7.63%	175,920	54.00
5/1/14	Industrial	Harrisburg, PA	Cummins Power Systems	8.30	9.6	7.14%	183,200	45.46
1/6/14	Office	Olathe, KS	Farmers Insurance Exchange	19.10	10.2	7.61%	102,000	187.25
Total / Average				$1,207.30	8.9	7.45%	254,508	$119.52

In reviewing the comparable transactions, STRH analyzed gross asset valuation ranges using both (i) implied capitalization rates, and (ii) value per square foot metrics. STRH calculated the implied valuation ranges using what it believes is the most likely value as the midpoint, and defining low and high ends around the midpoint and then applying those metrics to (i) financials for the forward twelve months starting July 1, 2015 and (ii) portfolio square footage. In performing the price per square foot analysis, STRH used two approaches. The first approach developed a single price range based on the relevant data points from the entire set of comparable transactions. The second, termed a sum-of-the-parts analysis, separated the data points for the office properties included in the set of comparable transactions and the industrial properties included in the set and developed separate valuation ranges for each type of property given that the Properties consist of two office assets and one industrial asset. STRH arrived at the capitalization rate range and price per square foot ranges using the data from the set of comparable transactions referenced above and then made adjustments based on the attributes of the assets being acquired, including (i) asset locations, (ii) near-term lease expirations with expected significant re-leasing costs, (iii) in-place debt with out-of-market terms and refinancing risk, and (iv) uncertain credit and liquidity outlook for the tenant of the Heritage Commons III Property. STRH chose to make the ranges asymmetrical around the midpoint, because STRH believed any fluctuation in value would trend lower rather than higher. The following table states the low, mid and high implied multiples indicated by the analyses.

Comparable Transactions - Cap Rate Analysis	Low	Mid	High
NOI - Imeson Park	$3,793.7	$3,793.7	$3,793.7
NOI - Heritage III	2,880.1	2,880.1	2,880.1
NOI - Heritage IV	1,484.7	1,484.7	1,484.7
Net Operating Income - Cash(1)	$8,158.5	$8,158.5	$8,158.5
Comparable Transactions - Cap Rate	9.25%	8.75%	8.50%
Aggregate Asset Value	$88,199.7	$93,239.7	$95,982.0
Comparable Asset Transactions - Price per SqFt Analysis	Low	Mid	High
Square Footage - Imeson Park	817.7	817.7	817.7
Square Footage - Heritage III	164.3	164.3	164.3
Square Footage - Heritage IV	119.0	119.0	119.0
Total Square Footage	1,101.0	1,101.0	1,101.0
Comparable Transactions - Price per Square Foot	$70.00	$80.00	$85.00
Aggregate Asset Value	$77,071.0	$88,081.1	$93,586.2
Comparable Asset Transactions - Price per SqFt Analysis (SOTP)	Low	Mid	High
Square Footage - Heritage III	164.3	164.3	164.3
Square Footage - Heritage IV	119.0	119.0	119.0
Total Office Square Footage	283.3	283.3	283.3
Office Comparable Transactions - Price per Square Foot	$150.00	$160.00	$165.00
Office Asset Value	$42,500.1	$45,333.4	$46,750.1
Total Industrial Square Footage - Imeson Park	817.7	817.7	817.7
Industrial Comparable Transactions - Price per Square Foot	$50.00	$60.00	$65.00
Industrial Asset Value	$40,884.0	$49,060.8	$53,149.2
Aggregate Asset Value	$83,384.1	$94,394.2	$99,899.3

(1)	Net Operating Income - Cash is defined as revenue, adjusted for recovery income, property operating expenses and management fees.

No properties used in the analyses described above are identical to the Properties. Accordingly, an analysis of these results involves complex considerations and judgments concerning differences in financial and operating characteristics of the properties in comparison to the Properties.

Miscellaneous

This summary of the analyses is not a complete description of STRH’s opinion or the analyses underlying, and factors considered in connection with, STRH’s opinion and reviewed with the Special Committee. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying STRH’s opinion. In arriving at its fairness opinion, STRH considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, STRH reached its fairness opinion on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company, asset or transaction used in the analyses described above is directly comparable to GIT, the Seller, the Properties or the Asset Sale. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither GIT nor STRH or any other person assumes responsibility if future results are materially different from those forecast.

The Asset Consideration was determined through arms’ length negotiations between GIT and the Seller and was approved by the Special Committee and GIT’s Board of Directors. STRH did not recommend any specific consideration to the Special Committee or GIT, or that any specific amount or type of consideration constituted the only appropriate consideration for the Asset Sale.

Information Concerning STRH

STRH acted as financial advisor to the Special Committee in connection with the Asset Sale and will receive a fee for its services, of $650,000 in the aggregate, $250,000 of which became payable upon STRH’s delivery of its opinion (the “Opinion Fee”), regardless of the conclusion reached therein, and the remainder of which is contingent upon the completion of the Asset Sale. GIT’s payment of the Opinion Fee to STRH was not contingent on the consummation of the Asset Sale. In addition, GIT has agreed to reimburse certain of STRH’s expenses and to indemnify STRH and certain related parties for certain liabilities arising out of STRH’s engagement.

STRH and its affiliates (including SunTrust Bank) have in the past provided, are currently providing and in the future may provide investment banking and other financial services to GIT and its affiliates and have received or in the future may receive compensation for the rendering of these services, including, during the past two years, acting as co-documentation agent and a participant lender under certain credit facilities of an affiliate of GIT. In addition, STRH and its affiliates (including SunTrust Bank) have in the past provided, are currently providing and in the future may provide investment banking and other financial services to Griffin Capital and its affiliates and have received or in the future may receive compensation for the rendering of these services, including, during the past two years, acting as sole lead arranger, administrative agent, co-documentation agent and/or a participant lender under certain credit facilities of certain affiliates of Griffin Capital. A subsidiary of SunTrust Equity Funding, LLC, one of STRH’s affiliates, acting for its own account has also in the past sold certain real estate assets located in Glendale, California to Griffin Capital and its affiliates in an arms-length transaction. Since October 1, 2013, STRH and its affiliates received approximately $396,000 in aggregate fees from GIT and its affiliates and approximately $1,210,000 from Griffin Capital and its affiliates as compensation for commercial, investment banking and other financial services provided by STRH and its affiliates. STRH is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, STRH and its affiliates (including SunTrust Bank) may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GIT, the Sellers, Griffin Capital and each of their respective affiliates and any other party that may be involved in the Asset Sale, as well as provide investment banking and other financial services to such other parties, including for which STRH and its affiliates would expect to receive compensation.

Projected Financial Information

As a matter of course, GIT does not publicly disclose long-term projections or internal projections of our future performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with our review of strategic alternatives described in this proxy statement, the Special Committee and GIT’s board of directors authorized senior management to prepare and provide to the Special Committee, GIT’s board of directors and STRH certain non-public, unaudited prospective financial information to assist the Special Committee, GIT’s board of directors and STRH in considering, analyzing and evaluating GIT’s strategic alternatives.

The projected financial information set forth below (collectively, the “Projections”), prepared as of July 24, 2015, was considered by GIT’s board of directors and STRH in evaluating the Company’s strategic alternatives, including the Asset Sale. The Projections also were provided to potential purchasers during the sale process as described in “—Background of the Asset Sale.” The Projections were also not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Projections are non-GAAP financial measures, and the Projections do not include footnote disclosures as may be required by GAAP. Furthermore, PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Projections. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to our business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control, and may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, the information contained therein, and the estimates and assumptions on which it is based, by their nature become less reliable with each successive year.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding GIT contained in the Company’s public filings with the SEC. Further, the Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Projections will be realized or that the Company’s actual results will not be significantly higher or lower than projected. Finally, the Projections do not take into account the effect of any failure of the Asset Sale to be consummated and should not be viewed as accurately reflecting the projected performance of the company in that context.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, GIT does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The Projections are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause the Company’s future financial results to materially vary see “Cautionary Statement Concerning Forward-Looking Statements” and GIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, and in our subsequently filed reports with the SEC.

In light of the foregoing factors and the uncertainties inherent in the Projections, GIT cautions the GIT stockholders not place undue, if any, reliance on the Projections included in this proxy statement.

Projections

The Projections used in the STRH analysis were the responsibility of, and were prepared by, GIT’s management and were based on the following assumptions throughout the period presented: (i) annual base rent increases of 2% for Heritage Commons III and IV and 1% for Imeson Park, (ii) management fees of 3% of base rent plus recovery income for Heritage Commons III and IV and 2% for Imeson Park, (iii) lease renewals by DynCorp International (Heritage Commons III) and Mercedes-Benz (Heritage Commons IV) in 2017 resulting in leasing commissions of 4.5% of base rent and tenant improvements of $750,000 and $1,500,000 for Heritage Commons III and Heritage Commons IV, respectively, which have been classified as capital expenditures. Recovery Income and Property Operating expenses were derived from the 2015 operating budgets and were assumed to be constant until 2020 for purposes of calculating the Projections.

	2H 2015	NTM(1)	Fiscal year ending December 31,
			2016	2017	2018	2019	2020
Cash NOI(2)	$4,072,227	$8,158,474	$8,199,533	$8,308,783	$8,434,601	$8,593,465	$8,755,126
Unlevered Free Cash Flow(3)	$4,072,227	$8,158,474	$8,199,533	$3,367,154	$8,434,601	$8,593,465	$8,755,126

(1)	Next twelve months, ending June 30, 2016.
(2)	Cash NOI is defined as revenue, adjusted for recovery income, property operating expenses and management fees. For the purposes of calculating projected Cash NOI for the period shown, the Company projected revenues based on the existing agreements for Heritage III, Heritage IV, and Imeson Park, which for Imeson Park includes a stipulated a 1% annual increase in base rent throughout the projection period and which for Heritage III and IV assumes that the leases at both properties will renewed at the same base rent in the existing lease agreements and will thereafter increase 2% annually. With respect to recovery income and property operating expenses, the Company’s projections assume that such amounts will remain constant based on the properties’ 2015 operating budgets. Management fees for the projection period are based on the existing management agreements and reflect a cap of 2% of base rent plus recovery income for Imeson Park and 3% for Heritage III and Heritage IV.
(3)	Unlevered free cash flow is defined as Cash NOI less capital expenditures (i.e., tenant improvements and leasing commissions). The Company’s projections regarding capital expenditures assume lease renewals by DynCorp International (Heritage III) and Mercedes-Benz (Heritage IV) in 2017, resulting in leasing commissions of 4.5% of base rent and tenant improvements of $750,000 and $1,500,000 for Heritage III and Heritage IV, respectively, which are treated as capital expenditures for the purpose of the projections.

Interests of Executive Officers and Directors of GIT in the Asset Sale

The interests of the executive officers and directors and affiliates of GIT, including the GIT Advisor, in the Asset Sale are generally aligned with the interests of GIT stockholders generally.

GIT’s executive officers and directors own a total of 300,257 shares of GIT common stock, for which they will receive aggregate cash distributions of approximately $140,130 in connection with the contemplated liquidation and dissolution of GIT following the Asset Sale. The following table indicates, as of August 20, 2015, the number of outstanding shares of GIT common stock beneficially owned by GIT’s executive officers and directors, and the value of such shares of common based on the approximate cash distribution that GIT estimates will be payable with respect thereto following the Asset Sale and pursuant to the Plan of Dissolution.

Executive Officers and Directors	Shares of Common Stock Beneficially Owned	Estimated Value of Shares of Common Stock Beneficially Owned(2)
James M. Seneff, Jr.(1)	298,890	$130,547(3)
Douglas N. Benham	—	—
James P. Dietz	—	—
Stephen J. LaMontagne	—	—
Thomas K. Sittema	—	—
Tammy J. Tipton	—	—
Scott C. Hall	—	—
Holly J. Greer	597	4,185
Ixchell C. Duarte	—	—
John F. Starr	770	5,398
All directors and executive officers as a group (10 persons)	300,257	140,130(3)

(1)	All of the shares beneficially owned by Mr. Seneff are held of record by the GIT Advisor, which is indirectly wholly owned by Mr. Seneff, of which 280,267 of these shares constitute Advisor Restricted Stock (as defined in the paragraph following below).

(2)	This estimated value of the shares is based upon the estimated aggregate distribution of $7.01 per share in connection with the contemplated liquidation and dissolution of GIT pursuant to the Plan of Dissolution after the Asset Sale.

(3)	Excludes the 280,267 shares of Advisor Restricted Stock held by the GIT Advisor, which shares will not vest or receive a distribution in connection with the contemplated liquidation and dissolution of GIT after the Asset Sale.

Pursuant to the advisory agreement between GIT and the GIT Advisor, the GIT Advisor is entitled to asset management fees and reimbursement of certain personnel-related expenses it incurs on GIT’s behalf. Effective January 1, 2014, the GIT Advisor agreed to accept forfeitable restricted shares of GIT common stock (the “Advisor Restricted Stock”), in lieu of cash, as payment for such fees and reimbursements if certain distribution coverage metrics are not met. As of August 20, 2015, the GIT Advisor holds 280,267 shares of GIT common stock in the form of Advisor Restricted Stock. Generally, Advisor Restricted Stock will vest immediately prior to or upon the occurrence of a liquidity event, including a sale of all or substantially all of our assets (such as the Asset Sale), that results in the value of GIT common stock, plus total distributions received by GIT stockholders since inception and to be received as a result of such a liquidity event, exceeding an amount equal to 100% of invested capital plus a cumulative 6% priority return on investment (the “Vesting Threshold”). The Vesting Threshold will not be satisfied prior to or upon the closing of the Asset Sale. While they remain unvested, the shares of Advisor Restricted Stock carry the same voting rights as our other outstanding shares of common stock; but unvested shares of Advisor Restricted Stock are not entitled to receive distributions pursuant to a liquidity event. Accordingly, although the GIT Advisor will vote its shares of Advisor Restricted Stock for each the proposals described in this proxy statement, none of the distributions expected to be made in respect of GIT common stock pursuant to the Plan of Dissolution will be made in respect of the Advisor Restricted Stock.

Effective August 27, 2015, the GIT Advisor agreed to waive (i) the right to receive any accrued but unpaid, or future fees, including asset management fees and disposition fees, that it may be entitled to receive as compensation for its services to GIT, and (ii) reimbursement of expenses paid or incurred by the GIT Advisor in connection with services provided by it to GIT, each as set forth in the advisory agreement between GIT and GIT Advisor.

Neither the GIT Advisor nor any of GIT’s executive officers and directors are receiving any fees or other compensation in connection with the Asset Sale and Plan of Dissolution, whether under the GIT Advisor’s advisory agreement or otherwise.

Regulatory Matters

GIT does not believe that the Asset Sale is subject to review by any governmental authorities under the antitrust laws of the jurisdictions or otherwise in the jurisdictions where GIT conducts business.

The Agreement

The following summary describes the material provisions of the Agreement. The provisions of the Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Agreement that is important to you. The Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement, and GIT encourages you to read it carefully in its entirety for a more complete understanding of the Agreement.

The Asset Sale

The Agreement provides for the sale of substantially all of the assets of GIT to Griffin Capital. Specifically, the Agreement provides that GIT’s wholly owned subsidiaries, GIT Imeson Park FL, LLC, IN-105 Heritage III, LLC, and GIT Heritage IV TX, LLC (collectively, “Seller”), will sell to Griffin Capital all of their respective tangible and intangible assets related to the Properties, including:

•	land, including (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants and easements pertaining thereto, and (iv) all access, air, water, riparian, development, utility, and solar rights;

•	the buildings constructed on the Properties, together with all other improvements and structures constructed on each of the Properties;

•	fixtures and personal property, including (i) mechanical systems, fixtures, machinery and equipment attached to or located on the Properties; (ii) maintenance equipment and tools, if any, owned by Sellers and located at, and used in connection with, the Properties; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Seller’s possession which relate to the Properties; (iv) pylons and other signs situated on or at the Properties; and (v) other tangible personal property owned by the Seller and used exclusively in connection with, and located in or on, the Properties;

•	leases and licenses, including (i) all leases with tenants leasing all or any portion of the Properties and (ii) to the extent assignable, Seller’s interests in all license agreements, occupancy agreements, and other similar agreements, if any, with licensees using any portion of the Properties;

•	Seller’s interest in all security deposits, guaranties, and letters of credit, if any, under any leases and licenses related to the Properties;

•	Seller’s interest, to the extent assignable, in all contracts and other agreements related to the Properties that will remain in existence after the closing of the Asset Sale, including, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any utility services, and the existing property management agreements for the buildings on the Properties;

•	Seller’s interest, to the extent assignable, in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Properties; and

•	Sellers’ interests, to the extent assignable, in all names, trade names, street numbers, marks, other symbols, telephone numbers and general intangibles, which relate exclusively to the Properties.

Excluded Assets

The assets excluded from those being purchased by Griffin Capital under the Agreement include:

•	any minerals, oil, gas and other hydrocarbon substances located on the Heritage Commons III and Heritage Commons IV Properties;

•	any fixtures or personal property owned by tenants under leases or licensees under licenses related to the Properties; and

•	any names, trade names, street numbers, marks, other symbols, telephone numbers and general intangibles that reference “CNL”, “GIT”, or “Global Income Trust.”

Assumed liabilities

The Agreement also provides that, in addition to acquiring the assets of GIT, Griffin Capital will assume certain loan obligations of the Sellers, related to the Properties, as set forth in the agreement. Approval of Griffin Capital’s assumption of these loans by the applicable lenders is a prerequisite to the closing of the transactions set forth in the Agreement.

Excluded liabilities

Although, as set forth above, Griffin Capital has agreed to assume certain loan obligations related to the Properties, it will not assume any other liabilities, all of which GIT will remain responsible for.

Consideration to be Received by GIT

As consideration for the Asset Sale, GIT will receive an aggregate of approximately $93.7 million, net of the aggregate principal balance and accrued interest on loans encumbering the Properties that Griffin Capital will assume at closing, and subject to further adjustment as described herein and in the Agreement. The net proceeds from the Asset Sale are estimated to total approximately $38.5 million, based on July 31, 2015 loan balances. See “Questions and Answers About the Asset Sale and the Plan of Dissolution Proposals and the Special Meeting— If the Asset Sale Proposal and the Plan of Dissolution Proposal are approved and the Asset Sale is consummated on the terms contained in the Agreement, what does GIT estimate that the holders of GIT common stock will receive?” beginning on page 3 of this proxy statement for a discussion of the consideration to be received by GIT in connection with the Asset Sale and potentially available for distribution to GIT’s stockholders in connection with the liquidation and dissolution of GIT.

Representations and Warranties

The Agreement contains general representations and warranties made by the Seller and Griffin Capital regarding aspects of their respective businesses, financial condition and structure and the Properties, as well as other facts pertinent to the Asset Sale. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects. The representations and warranties of the Seller and Griffin Capital have been made solely for the benefit of the other party and should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the confidential disclosure schedules attached to the Agreement, are subject to the materiality standards described in the Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Agreement or another date specified in the Agreement.

The Seller made a number of representations and warranties to Griffin Capital in the Agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business and corporate standing of the Seller;

•	corporate authorization to enter into and carry out the obligations contained in the Agreement;

•	absence of any conflict with or violation of the organizational documents of the Seller, any applicable legal judgments or orders to which the Seller is subject, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Agreement;

•	that the Seller is not subject to any pending or threatened bankruptcy, insolvency or similar proceedings;

•	the validity of certain leases, licenses and other contracts;

•	applicable laws, rules and regulations;

•	litigation;

•	the absence of any pending or threatened condemnation or zoning change or similar actions affecting the Properties;

•	environmental matters with respect to the Properties, including the absence of certain environmentally hazardous conditions thereon;

•	taxes and assessments matters with respect to the Properties;

•	the absence of undisclosed liabilities or encumbrances of the Properties;

•	compliance with certain regulatory requirements for consummating the Asset Sale; and

•	receipt of an oral fairness opinion from GIT’s financial advisor.

Griffin Capital made a number of representations and warranties to the Seller in the Agreement, including representations and warranties relating to the following subject matters:

•	corporate organization, qualifications to do business and corporate standing;

•	corporate authorization to enter into and carry out the obligations contained in the Agreement;

•	absence of any conflict with or violation of the organizational documents of Griffin Capital, applicable legal judgments or orders to which Seller is subject, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Agreement; and

•	that Griffin Capital is not subject to any pending or threatened bankruptcy, insolvency or similar proceedings.

GIT’s Conduct of Business Before Closing of the Asset Sale

Under the Agreement, the Seller has agreed, until the closing of the Asset Sale, to continue to operate, maintain and repair the Properties in the ordinary course of business. In particular, the Seller has agreed not to take certain actions with the prior written consent of Griffin Capital, including:

•	any material alterations to the Properties;

•	enter into any new agreements, or modify an existing agreement, for services or supplies for any of the Properties, which are not terminable without penalty upon no more than 30 days’ notice;

•	enter into any leases, licenses, or other occupancy agreements with respect to the Properties;

•	remove or permit the removal from the Property of any fixtures, mechanical equipment or any other item included in the Properties, except in the ordinary course of business; or

•	grant any easements or title encumbrances that will affect the Properties.

No Solicitation of Other Offers

Under the terms of the Agreement, subject to certain exceptions described below, GIT agreed that it and its subsidiaries will not, and that it will use reasonable efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage the making of any inquiries, proposals, or offers that could reasonably be expected to lead to an alternative acquisition;

•	participate in any discussions regarding, or furnish to any person any non-public information regarding, any alternative acquisition;

•	approve or recommend any alternative acquisition, or letter of intent, acquisition agreement or similar agreement in furtherance of any other acquisition; or

•	fail to recommend approval of the Agreement and Asset Sale to GIT stockholders.

The Seller also agreed to immediately cease, and to cause their officers, directors, affiliates, employees, investment bankers, attorneys, accountants and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with third parties regarding any alternative acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Asset Sale by GIT stockholders, GIT may, in response to an unsolicited written bona fide written “acquisition proposal” (as defined below) by a third party that the GIT board of directors determines in good faith (after consultation with GIT’s financial and legal advisors) constitutes or is reasonably likely to result in a “superior proposal,” furnish non-public information to a person making the acquisition proposal, and enter into discussions with that person regarding the acquisition proposal; provided, that:

•	the person making the acquisition proposal must have entered into a confidentiality agreement with GIT that is no less favorable in any material respect than the confidentiality agreement entered into with GIT by Griffin Capital, and does not prevent the Seller from complying with any terms of the Agreement; and

•	GIT will provide Griffin Capital with the same information concerning the Seller that it gives to such a person.

The Agreement defines an “acquisition proposal” as any bona fide inquiry, proposal or offer from any person, whether in one transaction or a series of related transactions, relating to (A) any merger, consolidation, share exchange, business combination or similar transaction involving any of GIT or the Seller, (B) any asset sale or other transfer, including by way of any merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of assets of GIT or the Seller that represent 20% or more of the consolidated assets of GIT, (C) any issue, sale or other disposition of securities representing 20% or more of the voting power of the Seller, (D) any tender offer or exchange offer in which any person or group shall seek to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of the outstanding common stock of GIT, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GIT in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of the outstanding common stock of GIT. A superior proposal is defined in the same manner, except that the definition requires that (i) the references in the definition of acquisition proposal to 20% be replaced by 50%, and (ii) the proposal, if consummated, would be more favorable to the GIT stockholders from a financial point of view than the Asset Sale, and, if accepted, is reasonably likely to be completed on the terms proposed.

GIT must promptly (but in any event within 48 hours) notify Griffin Capital of any acquisition proposal or request for any information (or access to information) in connection with a possible acquisition proposal. GIT must also notify Griffin Capital if either GIT or any Seller enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information or data to any person and must keep Griffin Capital reasonably informed of the status of any acquisition proposal and promptly provide Griffin Capital with copies of all written materials of correspondence sent or provided to GIT that describes any terms or conditions of any acquisition proposal.

GIT’s board of directors may change or withdraw its recommendation to stockholders for the Asset Sale if (i) it has received an unsolicited acquisition proposal that is bona fide and, consultation with outside legal counsel and financial advisors, constitutes a superior proposal and is not withdrawn, (ii) taking such action is required for it to comply with its duties under applicable law, (iii) has provided notice to Griffin Capital of its intent to change or withdraw its recommendation to stockholders for the Asset Sale, (iv) has allowed three business days for Griffin Capital to engage in further discussions with GIT about adjustment or modification of the terms of the Agreement and (v) after such three-day period, including any good faith discussions, has passed, the GIT board of director again determines in good faith (after the same consultation) that the alternative acquisition proposal constitutes a superior proposal.

In addition, subject to compliance with the Agreement, GIT’s board of directors is permitted to change its recommendation to GIT stockholders in favor of the Asset Sale Proposal in response to the occurrence of a material event, fact, development, circumstance, or occurrence that affects the business, assets, or operations of GIT or its subsidiaries that was not known to GIT as of the date of the Agreement and that occurs after the date of the Agreement.

Conditions to Obligations to Complete the Asset Sale

The obligation of Griffin Capital to consummate the Asset Sale is subject to the satisfaction or waiver of certain conditions, including:

•	the Asset Sale Proposal is duly approved by GIT’s stockholders;

•	a title company shall be committed to issuing title insurance policies with respect to the Properties, insuring them, in the aggregate, for the amount of the purchase price;

•	the Sellers shall have provided certain estoppel certificates from tenants of the Properties and, if applicable, certificates from guarantors;

•	Griffin Capital shall have received a subordination, non-disturbance and attornment agreement from each tenant of the Properties;

•	the Sellers must have executed and delivered the various documents identified in the Agreement;

•	the Seller representations and warranties in the Agreement must be true and correct in all material respects, and the Seller shall not be in material breach of any covenant, as of the closing date of the Asset Sale;

•	the Seller shall have obtained consent of the holders of the loans included in the assumed liabilities to assign such loan obligations to Griffin Capital as part of the Asset Sale; and

•	the Properties shall be no less than 100% leased to the respective tenants pursuant to the lease agreements previously provided to Griffin Capital.

The obligations of the Seller to consummate the Asset Sale is also subject to the satisfaction or waiver of certain conditions, including:

•	Griffin Capital’s representations and warranties in the Agreement must be true and correct in all material respects, and Griffin Capital shall not be in material breach of any covenant, as of the closing date of the Asset Sale; and

•	Griffin Capital must have executed and delivered the various documents identified in the Agreement.

Termination; Termination Fee

The Agreement contains termination rights and remedies for both GIT and Griffin Capital. These termination rights and remedies are summarized below.

GIT has agreed to pay to Griffin Capital a termination fee of $3.0 million (plus reimbursement of any actual out of pocket expenses incurred by Griffin Capital in pursuit of the Sale Transaction, up to $225,000) if:

•	(i) the Agreement is terminated (A) by either GIT or Griffin Capital because of the failure of GIT stockholders to approve the Asset Sale Proposal, (B) by either GIT or Griffin Capital if the Asset Sale is not consummated by December 31, 2015, or (C) by Griffin Capital because the Seller is in breach of its representations and warranties or has failed to comply with its covenants and agreements in the Agreement (including by having failed to satisfy certain conditions to the closing of the Asset Sale on or before December 31, 2015) and the same shall not have been cured after notice to Seller, and (ii) GIT has received an alternative acquisition proposal, which is publicly announced before the date of the GIT stockholder meeting at which the Asset Sale will be voted on (in the case of a termination under (A) above) or prior to the termination of the Agreement (in the case of a termination under (B) or (C) above), and (iii) within 12 months of the termination of the Agreement, GIT enters into a definitive agreement for, or consummates the sale of, the Properties, based on that alternative acquisition proposal;

•	GIT enters into an alternative acquisition agreement with a third party that constitutes a superior proposal; or

•	GIT’s board of directors (i) approves or recommends an alternative acquisition proposal or related agreement, or modifies (in a manner adverse to Griffin Capital) its recommendation of the Asset Sale Proposal, or fails to recommend the Asset Sale in its proxy statement to GIT stockholders, and (ii) after public announcement of an alternative acquisition proposal, fails to recommend against such alternative acquisition proposal.

As an alternative to terminating the Agreement and receiving a termination fee and reimbursement of any actual out of pocket expenses incurred in the circumstances described in the clause (C) of the first bullet point above, Griffin Capital may instead seek specific performance of the Agreement (in the case of GIT’s uncured breach of any representation, warranty or covenant under the Agreement) or proceed to closing despite the unsatisfied closing condition (in the case of GIT’s failure to satisfy closing conditions under the Agreement).

The Agreement also includes the following termination rights and remedies in respect of matters relating to the Properties:

•	if GIT fails to cure any title objections relating to the Properties, Griffin Capital may (i) continue to closing of the Asset Sale despite the title objections, or (ii) terminate the Agreement and receive a refund of the $3.0 million deposit paid, plus reimbursement of actual out-of-pocket costs incurred up to $225,000;

•	if there is major damage, including damage in excess of $1.0 million, to any of the Properties, in which event Griffin Capital may (i) proceed to closing and receive a credit for the amount of the damage, or (ii) terminate the Agreement and receive a refund of the $3.0 million deposit paid; and

•	if there is a condemnation resulting in a material adverse effect under the Agreement, in which event Griffin Capital may (i) proceed to closing and receive rights to any condemnation, or (ii) terminate the Agreement and receive a refund of the $3.0 million deposit paid.

In addition, Griffin Capital has agreed to pay GIT a termination fee of $3.0 million if Griffin Capital shall have breached in any material respect its agreements and indemnities contained in the Agreement and the same shall not have been cured after notice by the Seller.

The Agreement may also be terminated by either GIT or Griffin Capital because a final and non-appealable order or other action of a governmental entity restrains or prohibits the Asset Sale.

Amendment and Waiver

The Agreement may only be amended by a writing signed by both Griffin Capital and GIT.

Expenses Generally

All fees and expenses incurred in connection with the Asset Sale will be paid by the party incurring the fees or expenses, whether or not the Asset Sale is completed.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of GIT common stock is required for the approval of the Asset Sale Proposal.

Liquidation of GIT

In connection with the Asset Sale, GIT is proposing a Plan of Dissolution pursuant to which it will satisfy its obligations, distribute its assets, wind-up its affairs and cease its corporate existence. See “Proposal Two -- The Plan of Dissolution Proposal.” GIT currently estimates that the cash it will retain following the Asset Sale will be sufficient to pay its expenses and satisfy its known retained liabilities and obligations and that substantially all of the cash proceeds to be received by GIT in the Asset Sale will ultimately be available for distribution to the holders of GIT common stock. It is possible that, in the course of the dissolution process, unanticipated expenses and contingent liabilities will arise. If such liabilities arise, the amount of cash available for distribution to GIT stockholders will be reduced. See “Questions and Answers About the Asset Sale, the Plan of Dissolution and the Special Meeting— If the Asset Sale Proposal and the Plan of Dissolution Proposal are approved and the Asset Sale is consummated on the terms contained in the Agreement, what does GIT estimate that the holders of GIT common stock will receive?” beginning on page 3 of this proxy statement for a discussion of the consideration to be received by GIT in connection with the Asset Sale and potentially available for distribution to GIT’s stockholders in connection with the liquidation and dissolution of GIT.

Completion of the Asset Sale

Griffin Capital and GIT will complete the Asset Sale when all of the conditions to completion of the sale contained in the Agreement, which are described in the section entitled “The Agreement—Conditions to Obligations to Complete the Asset Sale” beginning on page 49 of this proxy statement, are satisfied or waived, including approval of the Asset Sale Proposal by the GIT stockholders.

Appraisal Rights

We believe that the Asset Sale Proposal will not entitle you to appraisal or dissenters’ rights under Maryland law or our charter because Section 7.3(ii) of our charter provides that our common stock has no appraisal rights. The question of the existence of appraisal or dissenters’ rights in connection with the Asset Sale Proposal is not entirely free from doubt and, accordingly, if you wish to make your own determination as to whether you have appraisal or dissenters’ rights with respect to that proposal, you should consider engaging counsel to advise you on the applicable Maryland law. If you believe that you have appraisal or dissenters’ rights in respect of the Asset Sale Proposal and you wish to exercise those rights, if they are available, you must comply with the requirements imposed under Maryland law, including any applicable deadlines within which you must exercise any such rights (if they exist). We are not under any obligation to, and will not, notify you of any such deadlines. We expect we will challenge any stockholder who purports to exercise appraisal or dissenters’ rights, including, if necessary, through litigation.

To the extent that dissenters’ rights exist under the MGCL with respect to the Asset Sale Proposal, a GIT stockholder who has (i) filed a written objection to the Asset Sale Proposal with GIT at or before the special meeting, (ii) not voted in favor of or consented to the approval of the Asset Sale Proposal and (iii) properly exercised and perfected appraisal rights under the MGCL, will cease to have any rights as a stockholder with respect to shares held by such GIT stockholder, including the right to receive the consideration payable to GIT stockholders under the Plan of Dissolution (including, without limitation, the Direct Payment from CNL or its affiliate), but will instead be entitled to receive consideration from the surviving entity that may be determined to be due to such stockholder pursuant to the applicable procedures set forth in the MGCL.

For further information, see “Appraisal Rights” beginning on page 61 of this proxy statement.

GIT’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET

SALE PROPOSAL.

PROPOSAL TWO—THE PLAN OF DISSOLUTION PROPOSAL

General

GIT is seeking stockholder approval of the Plan of Dissolution Proposal at the special meeting. The Plan of Dissolution was approved by GIT’s board of directors on August 4, 2015, subject to (i) the consummation of the Asset Sale and (ii) to GIT stockholder approval of the Plan of Dissolution. The following summary describes the material provisions of the Plan of Dissolution. This summary does not purport to be complete and may not contain all of the information about the Plan of Dissolution that is important to you. The Plan of Dissolution is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement, and GIT encourages you to read it carefully in its entirety for a more complete understanding of the Plan of Dissolution. By approving the Plan of Dissolution, GIT stockholders will be approving the dissolution of GIT under Section 3-403 of the MGCL.

Although GIT is proposing that GIT stockholders approve the Plan of Dissolution Proposal at the same time as the Asset Sale Proposal, the Plan of Dissolution is an entirely separate transaction from the Asset Sale. GIT stockholders may approve the Asset Sale without regard to the Plan of Dissolution; provided, that, approval of the Plan of Dissolution Proposal is contingent upon approval of the Asset Sale Proposal. If the GIT stockholders approve the Asset Sale Proposal, GIT may consummate the Asset Sale even if its stockholders do not approve the Plan of Dissolution.

Principal Provisions of the Plan of Dissolution

Pursuant to the terms of the Agreement, upon the closing of the Asset Sale, GIT will transfer substantially all of its assets to Griffin Capital and Griffin Capital will assume specified GIT liabilities, which represent substantially all of GIT’s liabilities. Following the closing of the Asset Sale, GIT’s assets will primarily consist of the cash received as consideration for the Asset Sale and the amount of cash on hand at GIT as of the closing of the transactions under the Agreement. At or promptly following the closing of the Asset Sale, GIT expects that it will:

¡	pay all outstanding transaction fees and expenses payable to its professional advisors and public accountants upon consummation of the Asset Sale;

¡	make required payments under existing contracts and arrangements, including amounts payable for work and services prior to the closing of the Asset Sale; and then

¡	file articles of dissolution with the State Department of Assessments and Taxation of the State of Maryland.

In accordance with the Plan of Dissolution, GIT will commence a formal process whereby it will give notice of its dissolution and allow its creditors an opportunity to come forward to make claims for amounts owed to them. Once GIT has complied with the applicable statutory requirements and either repaid its creditors or reserved amounts for payment to its creditors, including amounts required to cover as-yet unknown or contingent liabilities, GIT will distribute any remaining amount of assets less any reserved amounts for the payment of its ongoing expenses, to its stockholders.

If the Plan of Dissolution Proposal is approved, GIT’s board of directors will take such actions as it deems, in its absolute discretion, necessary, appropriate or advisable to effect GIT’s liquidation and dissolution. Likely included in this process are the steps set forth below.

Within 30 days after the date of stockholder approval, GIT shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan of Dissolution. Not less than 20 days before the filing of Articles of Dissolution with SDAT, GIT shall mail notice to all known creditors of the company. GIT’s dissolution will become effective, in accordance with the MGCL, upon proper filing of articles of dissolution with and acceptance for record of the articles of dissolution by the State Department of Assessments and Taxation of the State of Maryland or upon such later date as may be specified in the articles of dissolution, which is referred to as the dissolution date. From and after the dissolution date, GIT will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business and affairs, and distribute its assets in accordance with the Plan of Dissolution and pursuant to the MGCL.

GIT may, from time to time, make liquidating distributions of the remaining cash of GIT not owed or held as security for creditors or held in reserve, if any, to the holders of record of GIT common stock at the close of business on the dissolution date. Such liquidating distributions, if any, will be made to the holders of GIT common stock on a pro rata basis; all determinations as to the time for and the amount and kind of distributions will be made by the GIT board of directors in its absolute discretion, so long as the board of directors does not distribute amounts owed to creditors or required to be held as security for creditors.

Under the Plan of Dissolution, GIT’s board of directors may modify, amend or abandon the plan of dissolution, notwithstanding stockholder approval, to the extent permitted by the MGCL. GIT will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the MGCL or the federal securities laws without complying with the MGCL and the federal securities laws.

GIT’s Conduct Following the Dissolution Date

Following the dissolution date, GIT’s activities will be limited to winding up its affairs, taking such actions as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan of Dissolution. GIT will seek to distribute or liquidate all of its assets in such manner and upon such terms as its board of directors determines to be in the best interests of GIT’s stockholders.

GIT’s liquidation of its assets in connection with the Plan of Dissolution will include, among other things, the sale to CNL or its affiliate, for an aggregate purchase price of $500,000, of:

¡	all of the equity interests in GIT International Holding S.a.r.l., a Luxembourg limited liability company that holds a 5.1% ownership interest in each of the German Property Companies; and

¡	certain subordinated, unsecured intercompany notes payable by the German Property Companies in favor of GIT.

Also in connection with the Plan of Dissolution, CNL or its affiliate will make the Direct Payment of approximately $4.5 million, or approximately $0.54 per each outstanding share of GIT common stock.

The amount of cash that may ultimately be distributed to GIT stockholders is not yet known. However, GIT currently estimates that GIT stockholders will receive an aggregate of approximately $7.01 per share of GIT common stock, comprising approximately (i) $4.66 per share of GIT common stock pursuant to the Asset Sale, (ii) $0.54 per share of GIT common stock pursuant to the Direct Payment, (iii) $1.75 per share of GIT common stock from cash on hand (including the proceeds of sale earlier in 2015 of certain real estate properties in Germany), and (iv) $0.06 per share of GIT common stock pursuant to the Stock Sale and the Note Sale. There are many factors that may affect the amounts available for distribution to GIT stockholders, including, among other things, the amount of taxes, transaction fees, expenses relating to the dissolution, and unanticipated or contingent liabilities arising hereafter. No assurance can be given as to the amounts GIT stockholders will ultimately receive. If GIT has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount ultimately distributed to GIT stockholders could be less than that set forth above.

GIT’s board of directors and its remaining officers will oversee the dissolution and liquidation for a period of time following the closing of the Asset Sale. GIT also anticipates that the independent members of its board of directors will receive compensation during this period, although the form and amount of such compensation has not been finally determined.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, GIT has an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is approved by GIT stockholders, after filing its articles of dissolution, in order to curtail expenses, GIT expects to seek relief from the SEC from the reporting requirements under the Exchange Act (other than with respect to the filling of current reports on Form 8-K), but there can be no assurances that such relief will be granted by the SEC.

GIT Common Stock

GIT currently intends to close its stock transfer books on the dissolution date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates).

GIT common stock is not currently listed on a stock exchange.

GIT intends to make a public announcement of the anticipated filing date of the articles of dissolution at least three business days in advance of the filing.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Plan of Dissolution, other than the requirements of the MGCL.

Appraisal Rights

Under Maryland law, GIT stockholders are not entitled to appraisal rights or to any similar rights of dissenters for their shares of GIT common stock in connection with the transactions contemplated by the Plan of Dissolution.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of GIT common stock is required for the approval of the Plan of Dissolution Proposal.

GIT’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN OF DISSOLUTION PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

If, at the special meeting, the number of shares of GIT common stock, present or represented by proxy at the special meeting, voting in favor of the approval of the Asset Sale or the Plan of Dissolution is insufficient to approve the Asset Sale Proposal or the Plan of Dissolution Proposal under Maryland law, GIT intends to adjourn the special meeting in order to solicit additional proxies in favor of the approval of each of these proposals. In that event, GIT will ask GIT stockholders to vote only upon the Adjournment Proposal, and not the Asset Sale Proposal or the Plan of Dissolution Proposal.

If at the special meeting the number of shares of GIT common stock, present or represented by proxy, voting in favor of the approval of the Asset Sale Proposal is sufficient to approve the Asset Sale Proposal under Maryland law, but the number of shares of GIT common stock present or represented and voting in favor of the approval of the Plan of Dissolution Proposal is insufficient to approve such proposal under Maryland law, then GIT intends to hold a vote on the Asset Sale Proposal and then adjourn the special meeting as to the Plan of Dissolution Proposal in order to solicit additional proxies in favor of the Plan of Dissolution Proposal. Accordingly, GIT may ask GIT stockholders to vote at the special meeting only upon certain of the proposals described in this proxy statement.

In this proposal, GIT is asking you to approve the postponement or adjournment of the special meeting, and any later postponements or adjournments, to a date or dates not later than January 8, 2016, in order to enable GIT to solicit additional proxies in favor of the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal. If the GIT stockholders approve the Adjournment Proposal, GIT could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than January 8, 2016 and use the additional time to solicit additional proxies in favor of the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal, including the solicitation of proxies from GIT stockholders that have previously voted against the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if GIT had received proxies representing a sufficient number of votes against the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal to defeat any of these proposals, GIT could adjourn the special meeting without a vote on the Asset Sale Proposal or the Plan of Dissolution Proposal for up to 30 days and seek during that period to convince the holders of those shares to change their votes to votes in favor of the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of votes cast at the special meeting, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal. No proxy that is specifically marked AGAINST approval of the Asset Sale Proposal or the Plan of Dissolution Proposal will be voted in favor of the Adjournment Proposal, unless it is specifically marked FOR the Adjournment Proposal.

GIT’s board of directors believes that if the shares of GIT common stock, present or represented by proxy at the special meeting and voting in favor of the approval of the Asset Sale Proposal or the Plan of Dissolution Proposal are insufficient to approve the Asset Sale Proposal or the Plan of Dissolution Proposal, it is in the best interests of the GIT stockholders to enable GIT, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of approval of the Asset Sale Proposal or the Plan of Dissolution Proposal to bring about the approval of those proposals.

GIT’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the transactions described in this proxy statement, including the Asset Sale and the Plan of Dissolution. This discussion is based on the laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, and some of which may have retroactive effect. GIT has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. This discussion assumes that GIT has qualified at all times throughout its existence, and will continue to qualify until its liquidation, as a real estate investment trust, or REIT, for U.S. federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States) subject to special treatment under the U.S. federal income tax laws.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, YOUR RECEIPT OF DISTRIBUTIONS IN CONNECTION WITH THE PLAN OF DISSOLUTION AND YOUR RECEIPT OF THE DIRECT PAYMENT.

United States Federal Income Tax Consequences to GIT

For U.S. federal income tax purposes, GIT is taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). GIT currently contemplates that it will continue to qualify as a REIT prior to the final distribution of assets. However, in order for GIT to continue to qualify as a REIT, it must satisfy a number of asset, income and distribution tests. For example, in order to maintain its REIT status, it must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, GIT’s principal investments must continue to be in real estate assets. GIT plans to sell substantially all of its assets if the Agreement is approved by the GIT stockholders. Accordingly, there can be no assurances that GIT will be able to satisfy these tests throughout the period during which it would liquidate its assets pursuant to the Plan of Dissolution. The GIT board of directors has the authority under the Plan of Dissolution to cause GIT to discontinue its status as a REIT at any time if the GIT board of directors finds it in the best interests of GIT stockholders to do so.

The Code defines a REIT generally as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Code Sections 856 through 860; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code); and (vii) which meets certain other tests regarding the nature of its income and assets and the amount of its distributions. GIT believes that it has issued a sufficient number of shares to allow it to satisfy conditions (v) and (vi) above. In addition, GIT’s charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist GIT in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

In order to qualify as a REIT, GIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction (as described below) and excluding its net capital gain, and (b) 90% of GIT’s net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before GIT timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that GIT does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. GIT may elect to retain and pay taxes on all or a portion of its net long-term capital gains for any taxable year, in which case GIT stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. GIT stockholders would be treated as having paid their proportionate share of the capital gains tax paid by GIT, which amounts would be credited or refunded to the GIT stockholders. Furthermore, if GIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, GIT is subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent possible, GIT intends to make timely distributions sufficient to satisfy this annual distribution requirement.

As a REIT, GIT is generally not subject to federal corporate income tax on the portion of its taxable income or capital gain that it currently distributes to GIT stockholders in distributions that are eligible for the dividends paid deduction (the “DPD”). GIT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to GIT stockholders. Under Code Section 562(b), distributions eligible for the DPD include (1) in the case of amounts distributed in liquidation, the part of such distribution (deducting for such purpose the amount of such distribution equal to the capital and paid-in surplus attributable to the stock with respect to which the distribution is being made) which is properly chargeable to earnings and profits accumulated after February 28, 1913; and (2) in the case of a complete liquidation of a corporation occurring within 24 months after the adoption by a corporation of a plan of liquidation, any distribution within such period pursuant to such plan to the extent of the earnings and profits (computed without regard to capital losses) of such corporation for the taxable year in which such distribution is made. In addition, under Code Section 562(e), in the case of a REIT, in determining the amount of dividends under Code Section 316 for purposes of computing the DPD, the earnings and profits of such REIT are increased for any taxable year by the total amount of gain, if any, on the sale or exchange of real property by the REIT during such taxable year.

So long as GIT continues to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. The Code provides for a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions. With respect to the Properties, GIT has determined that it can avail itself of this safe harbor.

GIT expects to completely liquidate within 24 months after the adoption of the Plan of Dissolution, in which case any liquidating distributions that it makes to GIT stockholders within such 24-month period pursuant to such Plan of Dissolution will, to the extent of GIT’s earnings and profits, computed without regard to GIT’s capital losses, for the taxable year in which any such distributions are made, be treated as dividends for purposes of computing its DPD. For this purpose, for the taxable year in which GIT makes the liquidating distributions to GIT stockholders, GIT’s earnings and profits will include any gain resulting from the Asset Sale. As a result, and provided that GIT continues to qualify as a REIT, GIT believes that it will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of its assets, nor will it be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of its appreciated assets.

If GIT is unable to dispose of all of its assets within 24 months after adoption of the Plan of Dissolution or if it is otherwise advantageous or appropriate to do so, the GIT board of directors may establish a liquidating trust to which GIT could distribute in kind its unsold assets (the “Liquidating Trust”). Even if all of GIT’s assets were disposed of within such period, the GIT board of directors may decide to establish a Liquidating Trust to retain cash reserves beyond such 24-month period to meet any GIT contingent liabilities. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. The liquidating trust will be treated as a grantor trust, and accordingly, will not be subject to tax on any income or gain recognized by it. For tax consequences of distributions made to the Liquidating Trust, see “—United States Federal Income Tax Consequences to U.S. Stockholders” below. If the Liquidating Trust fails to qualify as such, its treatment for U.S. federal income tax purposes will depend, among other things, upon the reasons for its failure to so qualify. In such case, the Liquidating Trust would most likely be taxable as a corporation and would be subject to tax. If the GIT board of directors elects to use a Liquidating Trust, it is anticipated that every effort will be made to ensure that it will be classified as such for U.S. federal income tax purposes.

United States Federal Income Tax Consequences to U.S. Stockholders

For purposes of this discussion, a “U.S. Stockholder” is a beneficial owner of GIT’s shares that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) certain tax-exempt entities, including individual retirement accounts, or (5) a trust if (i) both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996, and was eligible to elect, and validly elected, to be treated as a domestic trust. A “Non-U.S. Stockholder” is any beneficial owner of GIT shares other than a U.S. Stockholder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds GIT shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

GIT stockholders may receive one or more liquidating distributions as a result of the Plan of Dissolution. The amount of any distribution should be applied first to reduce a stockholder’s tax basis in his, her or its shares of common stock, but not below zero. A stockholder’s tax basis in his, her or its shares will generally equal the stockholder’s cost for his, her or its shares of common stock. The amount of the distributions in excess of a stockholder’s tax basis in his or her shares of common stock will be gain, and should be recognized in the year the distribution is received. If the amount of the distributions is less than the stockholder’s tax basis in his, her or its shares of common stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder. If the GIT board of directors decides to establish a Liquidating Trust, the distribution to stockholders of interests in the Liquidating Trust will constitute the final liquidating distribution for these purposes. The gain or loss will be a capital gain or loss, assuming that the shares of common stock are held as a capital asset (generally, property held for investment). Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed as preferential rates. A capital gain or loss will be long-term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, to offset ordinary income subject to limitations.

Tax-exempt stockholders, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state and local income and other tax consequences of their receipt of liquidating distributions from GIT.

If the GIT board of directors decides to establish a Liquidating Trust, GIT stockholders will be treated as the owner of his, her or its pro rata portion of each asset, including cash, received by and held by the Liquidating Trust. Accordingly, each stockholder will be treated as having received a liquidating distribution equal to his, her or its share of the amount of cash and the fair market value of any asset distributed to the Liquidating Trust. Each stockholder will recognize gain to the extent such value is greater than his, her or its basis in shares notwithstanding that he, she or it may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, each stockholder will be required to take into account in computing his, her or its taxable income a pro rata share of each item of income, gain and loss of the Liquidating Trust. An individual stockholder who itemizes deductions may deduct his, her or its pro rata share of fees and expenses of the Liquidating Trust only to the extent that such amount, together with the stockholder’s other miscellaneous deductions, exceeds 2% of his, her or its adjusted gross income. A stockholder will also recognize taxable gain or loss when all or part of his, her or its pro rata portion of an asset is disposed of for an amount greater or less than his, her or its pro rata portion of the fair market value of such asset at the time it was transferred to the Liquidating Trust. Any such gain or loss will be capital gain or loss so long as the stockholder holds his, her or its interest in the assets as a capital asset.

Backup withholding (currently at a rate of 28%) may apply to payments made to U.S. Stockholders in connection with the liquidation unless a U.S. Stockholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides the U.S. Stockholder’s taxpayer identification number and certifies as to not being subject to backup withholding, which stockholders generally may do by providing GIT with a properly completed and signed IRS Form W-9. Any amount withheld may be refunded by the IRS or creditable against a U.S. Stockholder’s income tax liability. Individual U.S. Stockholders who do not provide GIT with their correct taxpayer identification number may be subject to penalties imposed by the IRS. GIT may also be required to withhold on liquidating distributions made to any U.S. Stockholders who fail to certify their non-foreign status.

GIT stockholders will receive an applicable IRS Form 1099 for the receipt of the Direct Payment and, separately, an applicable IRS Form 1099 for the receipt of liquidating distributions received from GIT. GIT stockholders should consult their respective tax advisors as to the tax treatment to them of the receipt of the Direct Payment.

United States Federal Income Tax Consequences to Non-U.S. Stockholders

The rules governing United States federal income taxation of Non-U.S. Stockholders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A Non-U.S. Stockholder should consult with his, her or its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to our Asset Sale and Plan of Dissolution and each Non-U.S. Stockholder’s receipt of liquidating distributions from GIT. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a Non-U.S. Stockholder in light of his, her or its particular circumstances.

United States Income Tax Consequences to Non-U.S. Stockholders Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”)

As discussed above, GIT currently contemplates that it will continue to qualify as a REIT prior to the final distribution of assets. Accordingly, the FIRPTA provisions governing distributions from REITs treat, for U.S. federal income tax purposes, the liquidation as a liquidating distribution from GIT to Non-U.S. Stockholders of the net proceeds from the Asset Sale, with the tax consequences described below under “—Distribution of Gain from the Disposition of U.S. Real Property Interests.” The IRS has taken the position in Notice 2007-55 that the FIRPTA provisions governing distributions from REITs apply to the extent liquidation distributions are attributable to gain from the sale of U.S. real property interests (“USRPIs”), except under limited circumstances which are inapplicable here. Non-U.S. Stockholders should consult their tax advisors regarding the application of those provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests

The IRS stated in Notice 2007-55 that REIT liquidating distributions are subject to tax under Code Section 897(h)(1) to the extent attributable to gain from the sale of USRPIs. Thus, under Notice 2007-55, the liquidating distributions received by a Non-U.S. Stockholder are subject to tax under FIRPTA as a distribution to the extent they are attributable to gain from the Asset Sale. If the distributions were taxed under FIRPTA, the gain recognized by a Non-U.S. Stockholder generally would be subject to U.S. federal income tax on a net basis to the extent attributable to gain from the sale of our real estate assets, and a corporate Non-U.S. Stockholder could also be subject to the branch profits tax on such FIRPTA gain. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the liquidation distributions that are, or are treated as, attributable to gain from the sale of USRPIs and paid to a Non-U.S. Stockholder.

A Non-U.S. Stockholder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

United States Income Tax Consequences to Non-U.S. Stockholders Other Than Under FIRPTA

Gain recognized by a Non-U.S. Stockholder upon GIT’s dissolution and his, her or its receipt of liquidating distributions from GIT which is not otherwise subject to taxation under FIRPTA will nonetheless be subject to United States federal income tax if (1) the Non-U.S. Stockholder’s investment in his, her or its stock is “effectively connected” with the Non-U.S. Stockholder’s United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain, except that a foreign corporation Non-U.S. Stockholder also may be subject to the 30% branch profits tax; or (2) an individual Non-U.S. Stockholder is present in the United States for at least 183 days during a three-year period ending in the current calendar year, in which case the individual Non-U.S. Stockholder will be subject to a 30% tax on his or her net capital gains for the taxable year.

Income Tax Treaties

If a Non-U.S. Stockholder is eligible for treaty benefits under an income tax treaty with the United States, the Non-U.S. Stockholder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Stockholders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Backup Withholding and Foreign Account Withholding

Backup withholding and foreign account withholding may apply to liquidating distributions paid to Non-U.S. Stockholders under the circumstances described below. If a Non-U.S. Stockholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution, even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code and subsequent IRS guidance provide that a 30% withholding tax will be imposed on distributions made after June 30, 2014 to a non-U.S. entity if such entity fails to satisfy certain disclosure and reporting rules. In general, these rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. In the event of noncompliance with the FATCA requirements, withholding at a rate of 30% on our liquidating distributions (other than FIRPTA distributions made to a Non-U.S. Stockholder) made to the non-complying Non-U.S. Stockholder which is a foreign financial entity will be required, and such stockholder will be required to seek a refund from the IRS to obtain a refund of any amounts withheld. Non-U.S. Stockholders should consult their tax advisors concerning these rules.

Liquidating distributions paid to a Non-U.S. Stockholder may be subject to backup withholding tax (currently at a 28% rate) unless such stockholder establishes an exemption, for example, by properly certifying its non-U.S. status on a IRS Form W-8BEN or other applicable version of IRS Form W-8.

APPRAISAL RIGHTS

We believe that the Asset Sale Proposal will not entitle GIT stockholders to appraisal or dissenters’ rights under Maryland law or our Articles because Section 7.3(ii) of our Articles provides that our common stock has no appraisal rights. The question of the existence of appraisal or dissenters’ rights in connection with the Asset Sale Proposal is not entirely free from doubt and, accordingly, if you wish to make your own determination as to whether you have appraisal or dissenters’ rights with respect to that proposal, you should consider engaging counsel to advise you on the applicable Maryland law. If you believe that you have appraisal or dissenters’ rights in respect of the Asset Sales Proposal and you wish to exercise those rights, if they are available, you must comply with the requirements imposed under Maryland law, including any applicable deadlines within which you must exercise any such rights (if they exist). We are not under any obligation to, and will not, notify you of any such deadlines. We expect we will challenge any GIT stockholder who purports to exercise appraisal or dissenters’ rights, including, if necessary, through litigation.

To the extent that a GIT stockholder is entitled to appraisal rights under the MGCL in connection with the Asset Sale, the preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each GIT stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Annex D to this proxy statement, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of any objecting GIT stockholders does not purport to be a complete statement of the procedures to be followed by GIT stockholders desiring to exercise their appraisal rights, to the extent they exist. GIT stockholders who exercise their appraisal rights under the MGCL, to the extent they exist, will not be paid any amount under the Plan of Dissolution in respect of shares of GIT common stock held by them (including, without limitation, the Direct Payment from CNL or its affiliate), but will instead be entitled to receive consideration from the surviving entity that may be determined to be due to such stockholder pursuant to the applicable procedures set forth in the MGCL.

To the extent that you are entitled to appraisal rights under the MGCL in connection with the Asset Sale, you will be entitled to demand and receive payment of the fair value of your shares of GIT common stock in connection with the Asset Sale. However, if a court were to find that appraisal rights exist with respect to the Asset Sale Proposal and you want to receive such fair value for your shares you must follow specific procedures. These procedures are:

¡	before or at the special meeting, you must file with GIT a written objection to the Asset Sale;

¡	you must not vote in favor of the Asset Sale; and

¡	you must make written demand on Griffin Capital stating the number and class of shares for which you demand payment, within 20 days after the SDAT accepts the articles of transfer for the Asset Sale pursuant to MGCL Section 3-107.

The filing of a written objection and written demand for appraisal of shares must be in addition to and separate from a vote against the Asset Sale Proposal. Also, because a properly submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve the Asset Sale, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the approval of the Asset Sale will not constitute a demand for appraisal. If you fail to comply with the requirements described above, you will be bound by the terms of the Asset Sale and receive the consideration provided for in the Plan of Dissolution assuming that the Plan of Dissolution is approved by the requisite vote of stockholders. In addition, if you sell or otherwise transfer shares of our common stock, you will not be entitled to appraisal rights with respect to such shares.

If you object, GIT will promptly notify you in writing of the Asset Sale is consummated. In addition, under MGCL Section 3-207, Griffin Capital must promptly notify each objecting stockholder in writing of the date of that the SDAT accepts the articles of transfer for the Asset Sale. Within 50 days after the SDAT accepts the articles of transfer for the Asset Sale pursuant to MGCL Section 3-107, either Griffin Capital or any objecting stockholder may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares in connection with the Asset Sale.

If the court finds that an objecting stockholder is entitled to an appraisal of its common stock, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

“Fair value” is determined as of the close of business on the day the stockholders vote on the Asset Sale proposal and may not include any appreciation or depreciation which directly or indirectly results from the Asset Sale. You should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under the MGCL.

Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the common stock. If the appraisers’ report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders’ vote on the action to which objection was made. Costs of the proceeding will be determined by the court and may be assessed against the surviving entity or, if the court finds that your failure to accept an offer was arbitrary and vexatious or not in good faith, you, if you are an objecting stockholder, or both.

At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates, if any, representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

If you are an objecting stockholder, after the close of business on the date of the stockholders’ vote on the Asset Sale Proposal, you will cease to have any right as our stockholder with respect to such shares, including the right to receive any payments under the Plan of Dissolution, except the right to receive payment of the fair value in respect of your shares of GIT common stock.

CNL has agreed with Griffin Capital to indemnify Griffin Capital against any losses relating to a GIT stockholder’s exercise in connection with the Asset Sale of any right of such GIT stockholder — whether under the MGCL or other applicable law or GIT’s charter or bylaws — to demand fair value for the GIT common stock held by such GIT common stockholder.

FUTURE GIT STOCKHOLDER PROPOSALS

In view of the Asset Sale and Plan of Dissolution, GIT has not scheduled an annual meeting of stockholders for 2015. If the Asset Sale is not completed, GIT would hold its next annual meeting of stockholders in 2016. If a GIT stockholder is interested in submitting a proposal for inclusion in the proxy statement for GIT’s 2016 annual meeting, such stockholder must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in the proxy statement, GIT must receive the stockholder proposal at the address noted below no later than December 31, 2015.

If a GIT stockholder wishes to present a proposal at GIT’s 2016 annual meeting, but does not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, or wishes to nominate a director candidate at GIT’s 2016 annual meeting, such stockholder must also give written notice to GIT’s Secretary at the address noted below. Under GIT’s current bylaws, GIT must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2016 annual meeting, and no later than the close of business on the later of (1) the 90th day prior to the 2016 annual meeting and (2) the 10th day following the date on which public disclosure of the date of the 2016 annual meeting is made.

Any proposals, notices, or information about proposed director candidates should be sent to GIT’s Secretary at CNL Center at City Commons, Tower I, 450 South Orange Avenue, Orlando, Florida 32801.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports, and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable document(s) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are GIT stockholders may be “householding” the proxy statement. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that such broker will be “householding” communications, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies the applicable broker that it no longer wishes to participate in “householding.”

If, at any time, a stockholder no longer wish to participate in “householding” and would prefer to receive a separate proxy materials such stockholder should notify his, her or its broker. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, GIT will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

WHERE YOU CAN FIND MORE INFORMATION

GIT files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by GIT at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of GIT are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

This proxy statement incorporates by reference the documents listed below that GIT has previously filed with the SEC. They contain important information about GIT and its financial condition. The following documents, which were filed by GIT with the SEC, are incorporated by reference into this proxy statement:

¡	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 13, 2015;

¡	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed on May 8, 2015;

¡	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed on August 14, 2015;

¡	Current Report on Form 8-K filed on August 12, 2015; and

¡	Current Report on Form 8-K/A filed on August 19, 2015.

GIT also incorporates by reference the Agreement attached to this proxy statement as Annex A, the Plan of Dissolution attached to this proxy statement as Annex B, the opinion of STRH, the financial advisor to the Special Committee, attached to this proxy statement as Annex C, and a copy of Title 3, Subtitle 2, of the MGCL attached to this proxy statement as Annex D.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning GIT, without charge, by written or telephonic request directed to GIT at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801-3336, Attn: Client Services, telephone 866-650-0650, option 3, on our corporate website at www.incometrust.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. GIT HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 2, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

GIT’s board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion.

Annex A

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by GIT IMESON PARK FL, LLC, a Delaware limited liability company (“Samsonite Seller”), IN-105 HERITAGE III, LLC, a Delaware limited liability company (“Heritage Commons III Seller”), and GIT HERITAGE IV TX, LLC, a Delaware limited liability company (“Heritage Commons IV Seller”) (Samsonite Seller, Heritage Commons III Seller and Heritage Commons IV Seller are collectively referred to herein as the “Seller” and are also each a “Seller”), GLOBAL INCOME TRUST, INC., a Maryland corporation (“Parent”) and GRIFFIN CAPITAL CORPORATION., a California corporation (“Purchaser”), as of August 10, 2015 (the “Effective Date”).

RECITALS:

A. Samsonite Seller owns a fee simple interest in and to certain real property located in Jacksonville, Florida, upon which is located a distribution facility known as “Imeson Park” and more particularly described in Exhibit A-1 attached hereto and made a part hereof (the “Samsonite Premises”); and

B. Heritage Commons III Seller owns a fee simple interest in and to certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons III” and more particularly described in Exhibit A-2 attached hereto and made a part hereof (the “Heritage Commons III Premises”); and

C. Heritage Commons IV Seller owns a fee simple interest in and to certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons IV” and more particularly described in Exhibit A-3 attached hereto and made a part hereof (the “Heritage Commons IV Premises”) (the Samsonite Premises, Heritage Commons III Premises and Heritage Commons IV Premises are hereinafter collectively referred to as the “Premises”); and

The parties to this Agreement have agreed to the sale and purchase of the Property (as hereinafter defined), of which the Premises are a part, on terms and conditions more particularly set forth in this Agreement.

ARTICLE 1

PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property (collectively, the “Property”):

1.1 Land. The Premises, together with all rights and appurtenances pertaining to the Premises, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder (excepting any minerals, oil, gas and other hydrocarbon substances located on the Heritage Commons III Premises and the Heritage Commons IV Premises), (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants, easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2 Improvements. The buildings (the “Buildings”) constructed on the Premises, together with all other improvements and structures constructed on each of the Premises (collectively, the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to (specifically excluding any fixtures or personal property owned by tenants under leases or licensees under licenses) the following, if any: (i) mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within the Improvements; (ii) maintenance equipment and tools, if any, owned by Seller and used in connection with, and located in or at, the Improvements; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Seller’s possession which relate to the Land or Improvements; (iv) pylons and other signs situated on or at the Land or Improvements; and (v) other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the date of Closing (as defined in Section 8.1 below) (collectively, the “Personal Property”).

1.4 Leases and Licenses. Seller’s right, title and interest in (i) all leases with tenants leasing all or any portion of the Improvements (the “Leases”), and (ii) to the extent assignable, Seller’s right, title and interest in all license agreements, occupancy agreements, and other similar agreements, if any, with licensees using any portion of the Improvements in effect as of the date of Closing (collectively, the “Licenses”), in each case to the extent the same are in effect as of the Closing Date (as defined in Section 8.1 below); a current list of such Leases and Licenses is attached hereto as Schedule 1.4.

1.5 Security Deposits. Seller’s right, title and interest in all security deposits, guaranties, and letters of credit, if any, described by the Leases and Licenses, a current list of which is attached hereto as Schedule 1.5.

1.6 Contracts. Subject to Section 6.1.3 hereof and to the extent assignable, Seller’s right, title and interest in all contracts and other agreements related to the Land, Improvements, Personal Property, Leases or Licenses that will remain in existence after Closing, including, without limitation, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any utility services, and the existing property management agreements for the Heritage Commons III Premises, the Heritage Commons IV Premises and the Samsonite Premises (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.6.

1.7 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Land or Improvements, to the extent assignable (collectively, the “Permits”).

1.8 Intangibles. Seller’s right, title and interest, if any, in all names, trade names, street numbers, marks, other symbols, telephone numbers and general intangibles, which relate exclusively to the Land or the Improvements, to the extent assignable, other than any of the same that reference “CNL”, “GIT”, or “Global Income Trust,” or similar identifiers (collectively, the “Intangibles”).

ARTICLE 2

PURCHASE PRICE AND DEPOSIT

2.1 Purchase Price.

2.1.1 The aggregate purchase price for the Property (“Purchase Price”) shall be NINETY-THREE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($93,650,000.00). The Purchase Price may be allocated among each of the Samsonite Premises, Heritage Commons III Premises and Heritage Commons IV Premises and the respective portion of the Property associated with each, by the Purchaser, which allocation amounts shall be provided to Seller by August 15, 2015. The cash due at Closing from Purchaser on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be payable as follows:

2.1.2 Deposit. Within two (2) Business Days (as defined in Section 14.11 below) following the Effective Date and as a condition precedent to this Agreement, Purchaser shall deliver to Chicago Title Company, 725 South Figueroa Street, Suite 200, Los Angeles, CA 90017, Attention: Amy D. Hiraheta (the “Escrow Agent” or “Title Company” as applicable), by federal funds wire transfer, a cash deposit in immediately available funds in the amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (together with any interest accrued thereon, the “Deposit”), which Deposit shall immediately be non-refundable to Purchaser, except as otherwise provided herein. If Purchaser shall fail to deposit the Deposit with Escrow Agent within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent as its sole and exclusive remedy, in which case this Agreement shall be null and void ab initio, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement. Prior to Purchaser’s making the Deposit, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”). Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement and shall disburse the Deposit to Seller at Closing. Any and all interest earned on the Deposit shall be included as part of the Deposit. If Purchaser fails to timely deliver the Deposit to Escrow Agent, such failure shall constitute a material default by Purchaser hereunder and in addition to Seller’s other remedies hereunder, Seller may terminate this Agreement by delivering written notice to Purchaser and Escrow Agent.

2.1.3 The balance of the Purchase Price due from Purchaser at Closing (after crediting the Deposit and the Non-Refundable Payment (as defined below) and after application of prorations and adjustments provided for in this Agreement) shall be paid by Purchaser to Escrow Agent by federal funds wire transfer in immediately available funds no later than 2:00 p.m. (Los Angeles, CA time) on the Closing Date and disbursed to Seller at Closing in accordance with Section 8.3.2 hereof and the Escrow Agreement.

2.1.4 Non-Refundable Payment. Within two (2) Business Days after the Effective Date, as consideration for Seller’s agreement to enter into this Agreement and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deliver directly to Seller, by wire transfer, immediately available funds in the amount of One Hundred and No/100 Dollars ($100.00) (the “Non-Refundable Payment”). The Non-Refundable Payment shall be fully earned and retained by Seller immediately upon receipt and, notwithstanding any provisions of this Agreement to the contrary, the Non-Refundable Payment shall not be returned to Purchaser in any circumstance. On the Closing Date, the amount of the Non-Refundable Payment, without interest, shall be applied to the Purchase Price. The Non-Refundable Payment shall not constitute a part of the Deposit. Purchaser acknowledges that Seller would not have entered into this Agreement had Purchaser not made the bargained for Non-Refundable Payment to Seller on the terms set forth in this Section 2.1.4.

ARTICLE 3

TITLE

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser free from all liens, encumbrances, encroachments and other exceptions to title except (i) the Leases and Licenses, (ii) matters caused by Purchaser or the activities of Purchaser or its agents, employees, consultants, contractors and Representatives on the Property, (iii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Section 8.5.4 below, (iv) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property, (v) those certain loans which Purchaser has agreed to assume, which loans and loan documents are further described on Schedule 3.1(a), attached hereto (the “Existing Loans”), and (vi) all existing matters of record shown on Schedule 3.1(b) (the matters in (i) through (vi) collectively referred to as the “Permitted Exceptions”). Notwithstanding the foregoing, in no event shall a Seller Encumbrance constitute a Permitted Exception and Purchaser shall have no obligation to object to any Seller Encumbrance. As used herein “Seller Encumbrance” means non-monetary liens and encumbrances voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s reasonable discretion) after the Effective Date, any and all monetary liens and security interests voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s sole and absolute discretion), whether recorded or placed on record prior to or after the Effective Date, and any mechanics’ liens. Notwithstanding the foregoing, in no event shall the Existing Loans as described hereinabove be a Seller Encumbrance. Seller at its sole cost and expense shall and is hereby obligated to cause to be released at or prior to the Closing all Seller Encumbrances. Evidence of title shall be the issuance by the Title Company (as defined below) at Closing of its standard 2006 ALTA Owner’s Extended Coverage Policy of Title Insurance covering the Samsonite Premises, its ALTA Form T-1 Owner’s Policy of Title Insurance covering the Heritage Commons III Premises and Heritage Commons IV Premises, and those title endorsements listed on Schedule 3.1(c) and any other title endorsements required by existing lenders, together, in the full amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).

3.2 Title Objections. With respect to any title or survey matters first arising after the date of Purchaser’s title commitment and survey and prior to the Closing which adversely affects the value or operation of the Property, other than any of the Permitted Exceptions (to which Purchaser shall have no right to object), or such other encumbrances by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (collectively, the “Title Objections”), Seller shall have the right, but not the obligation, to cure such Title Objection(s) (other than a Seller Encumbrance which Seller is obligated to cure). If Seller fails prior to Closing to cure or satisfy any Title Objections(s) that Seller has elected, or is required pursuant to Section 3.1 hereinabove, to cure or satisfy, then Purchaser may: (a) accept a conveyance of the Property subject to the Permitted Exceptions, specifically including such Title Objection(s) which Seller has failed to cure or satisfy (which such Title Objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Deposit shall be immediately returned to Purchaser, Seller shall promptly reimburse Purchaser for its actual third party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transactions contemplated by this Agreement up to Two Hundred Twenty Five Thousand and No/100 Dollars ($225,000.00) and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement.

ARTICLE 4

PURCHASER’S DUE DILIGENCE AND ACKNOWLEDGEMENT

4.1 Access. After the Effective Date, Seller shall, upon reasonable notice (which notice may be given by email to scott.hall@cnl.com) and at reasonable times, make the Property available to Purchaser and its agents, employees, consultants and representatives for such inspections and tests as Purchaser deems appropriate, at Purchaser’s sole cost and expense. Purchaser shall provide notice to Seller at least one (1) Business Day prior to any entry onto the Property by Purchaser or Purchaser’s agents, employees, consultants or representatives. Seller shall have the right to have a representative present during all or any of Purchaser’s inspections and tests. Purchaser will use reasonable efforts to minimize interference with Seller’s operations at the Property and the rights of tenant of the Property. Purchaser shall not permit any mechanics’ liens to be filed against all or any part of the Property. In the event Purchaser discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Purchaser acknowledges and agrees that it shall not undertake any such reporting (unless required by law), but shall notify Seller immediately of any such discovery. Seller’s prior written consent (which may be by email) shall be required prior to any interviews of any tenants of the Property by Purchaser or its agents, employees, consultants and representatives, and Seller shall have a right to have a representative present during all tenant interviews. Notwithstanding anything to the contrary contained herein: (a) Purchaser’s right of inspection pursuant to this Section 4.1 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property; (b) no entry, inspection or investigation of the Property shall (i) involve the taking of samples or other physically invasive procedures without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion; or (ii) damage any part of the Property or any personal property owned or held by Seller, any tenant or any third party; (c) Purchaser shall promptly pay when due the costs of all tests, investigations, studies and examinations done with regard to the Property by or on behalf of Purchaser; and (d) Purchaser acknowledges and agrees that its access and the inspections and tests resulting therefrom shall not give rise to any rights permitting Purchaser to either terminate this Agreement or adjust the Purchase Price, and that any and all rights, if any, to do so shall be limited to those provided specifically herein.

4.2 Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of actions, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees (“Claims”) suffered, incurred, or sustained by any of the Indemnified Parties caused by the entry on the Property by Purchaser or its agents, employees, consultants or representatives or by Purchaser’s investigations of the Property unless such Claims arise or are caused by Seller’s gross negligence or willful misconduct; provided, however that Purchaser shall have no obligation to indemnify the Indemnified Parties with respect to Purchaser’s mere discovery (as opposed to exacerbation) of pre-existing conditions or issues. Purchaser will promptly repair all damage to the Property arising from Purchaser’s inspections or tests, including any damage that may have been caused by Purchaser or its agents, employees, consultants or representatives in the conduct of the review, and shall promptly restore the Property substantially to its condition immediately before such inspections and tests. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section 4.1.2 shall survive Closing or the earlier termination, for any reason, of this Agreement. Purchaser shall provide to Seller prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property certificates of liability insurance insuring Purchaser and Seller in an amount not less than Two Million and No/100 Dollars ($2,000,000.00).

4.3 As Is, Where Is.

4.3.1 Express Representations. Purchaser acknowledges and agrees that it has been given a full opportunity to inspect and investigate every aspect of the Property, including all matters related to legal status and requirements, physical condition, title, and any and all other matters Purchaser determines to be of significance. Except as provided in the express representations and warranties of Seller set forth in Sections 5.1 and 12.1 of this Agreement and except as may be expressly set forth in the documents executed and delivered by Seller at Closing, and subject to the limitations of time and money set forth in Sections 5.4 and 10.2 herein (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such representations and warranties are hereby disclaimed.

4.3.2 Disclaimed Matters. Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, building square footage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

4.3.3 No Person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no Person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except for the Express Representations. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any Person acting on behalf of Seller other than the Express Representations will be valid or binding on Seller.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT,

\AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY (SUBSECTIONS IX AND X HEREIN COLLECTIVELY REFERRED TO AS, “ENVIRONMENTAL MATTERS”); (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF ANY PROPERTY INFORMATION, THE SURVEY OR THE TITLE REPORT; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) ANY OTHER MATTER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER SHALL FURTHER BE DEEMED TO HAVE ACKNOWLEDGED AND AGREED THAT (A) SELLER HAS FULLY COMPLIED WITH ALL DISCLOSURE REQUIREMENTS UNDER LOCAL, STATE AND FEDERAL LAWS, (COLLECTIVELY, THE “DISCLOSURE LAWS”), AND (B) PURCHASER’S RIGHTS AND REMEDIES WITH RESPECT TO THE PROPERTY SHALL BE LIMITED TO THE RIGHTS AND REMEDIES (INCLUDING ALL CONDITIONS AND LIMITATIONS PLACED THEREON) EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASER HEREBY WAIVES ALL RIGHTS AND REMEDIES THAT MIGHT OTHERWISE BE AVAILABLE TO PURCHASER UNDER THE DISCLOSURE LAWS. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO RELY ON ANY REPORTS OR OTHER PROPERTY INFORMATION SUPPLIED BY SELLER TO PURCHASER, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION, EXCEPT

TO THE EXTENT ARISING OUT OF A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY (SUBJECT TO THE LIMITATIONS OF TIME AND MONEY SET FORTH IN SECTIONS 5.4 AND 10.2 HEREIN) MADE IN THE EXPRESS REPRESENTATIONS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON TO THE EXTENT NOT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. PURCHASER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT TO SELLER SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE DEED, THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, PURCHASER IS RELYING SOLELY UPON PURCHASER’S OWN INVESTIGATION OF THE PROPERTY.

4.3.4 Waiver. Without in any way limiting any provision of this Section 4.3, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 5.1 of this Agreement, Purchaser hereby waives, releases and discharges any claim, known or unknown, it has, might have had, or may have against Seller with respect to (a) the Disclaimed Matters, (b) subject to Article 9 of this Agreement, the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any federal, state or local law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property, including without limitation those pertaining to Environmental Matters, or (d) any other state of facts that exists with respect to the Property or any of the Property information supplied by Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement, each of the Sellers represents to Purchaser, as of the Effective Date, as follows:

5.1.1 Organization. Each Seller is duly formed and validly existing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where each of the Premises is located.

5.1.2 Authority/Consent. Each Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement. The board of directors of the

Parent (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the transactions contemplated by this Agreement, (ii) directed that the transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of shares of common stock of the Parent, $.01 par value per share (the “Parent Common Stock”), for the purpose of seeking the affirmative vote of the holders of shares of the Parent Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Parent Stockholder Approval”), including any postponement or adjournment thereof (the “Parent Stockholder Meeting”), and (iii) resolved to recommend that the stockholders vote in favor of the approval of the transactions contemplated by this Agreement (the “Seller’s Recommendation”) and to include such recommendation in the Proxy Statement. As used herein, a “Proxy Statement” is a proxy statement in preliminary and definitive form relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto). This Agreement and the Seller’s Closing Documents (hereinafter defined) are, or will be when executed and delivered by Seller, legally binding on, and enforceable against, Seller, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity. Seller owns fee simple title to the Property subject to all matters of record and no third party has any right to purchase all or any part of the Property.

5.1.3 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.

5.1.4 No Conflicts. Assuming receipt of the Parent Stockholder Approval (as defined hereunder), the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller is bound.

5.1.5 Foreign Person. Seller is not a “foreign Person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

5.1.6 OFAC. Neither Seller nor, to Seller’s knowledge, any of its equity owners nor any of their respective employees, officers or directors, is a Person or entity with whom U.S. Persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.1.7 Leases. Seller has delivered to Purchaser a correct and complete copy of each Lease and all amendments thereto, and except for the Leases, there are no other leases or occupancy agreements applicable to the Property which will be binding on Purchaser after the Closing. The Leases do not grant the tenants a right to purchase all or any part of the Property. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, Seller shall not amend, modify or terminate the Leases, or enter into new leases, of spaces at the Property, other than in accordance with Section 6.1.1 below. As of the date hereof, Seller is the holder of all of the landlord’s right, title and interest in, to and under the Leases. The Leases are in full force and effect. Seller, to its knowledge, has not received, nor is Seller aware of, any claim from any tenant under the Leases alleging any type of default by the landlord under the Leases that has not been cured or demanding any work that has not been performed or payment from landlord that has not been made. The $2,324,484 Letter of Credit under the Samsonite Premises Lease (the “Samsonite LOC”) is in full force and effect and has not been drawn upon.

5.1.8 Intentionally deleted.

5.1.9 Service Contracts. All Contracts (other than management agreements and leasing commission agreements) affecting the Property between Seller (or any managing agent on behalf of Seller) and third parties relating to the maintenance and operation of the Property, including without limitation any agreements providing for utility services, are accurately set forth on Schedule 1.6 hereto. To Seller’s knowledge, the documents constituting the Contracts that are delivered to or made available to Purchaser are true, correct and complete copies of all of the Contracts affecting the Property. Seller has not given or received any written notice of any breach or default under the Contracts which remains uncured.

5.1.10 Litigation. Seller has not been served with or received written notice of any suit, action, arbitration, or legal or other proceeding or governmental investigation which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property owned by such Seller, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property owned by Seller or any portion thereof. Seller hereby discloses the existence of the suit initiated by Seller relative to alleged manufacturing defects of windows, which is more fully set forth on Schedule 5.1.10 attached hereto (the “Heritage IV Litigation”). The Seller hereby agrees to reimburse Purchaser for one hundred percent (100%) of the cost (including labor, materials and all other reasonable related costs) to replace up to two hundred five (205) window glass units at the Heritage IV Premises within thirty (30) days after written request by Purchaser with accompanying invoices (the “Window Replacement Reimbursement”). The Window Replacement Reimbursement Obligation shall expressly survive Closing for a period of three (3) years and the Contract Liabilities Floor (as hereinafter defined) shall expressly not apply. The parties agree and acknowledge that Seller shall have no obligation to settle or cause the Heritage IV Litigation to be dismissed, that the Heritage IV Litigation shall survive Closing and that Seller shall remain expressly responsible for any and all costs, expenses, liabilities and obligations thereunder. In addition, Seller shall retain the right to recover any proceeds from any settlement or judgment relating to the Heritage IV Litigation, which right shall expressly survive Closing.

5.1.11 Violations. To Seller’s knowledge, and except as set forth on Exhibit N attached hereto and made a part hereof, Seller has not received any written notice from a governmental authority of any (i) pending or threatened condemnation proceedings affecting the Property, or any part thereof; (ii) any violations of applicable zoning laws with respect to the Property which have not heretofore been cured; or (iii) any violations of any other laws, rules or regulations (including any environmental law) relating to the use or operation of the Property which have not been heretofore been cured.

5.1.12 Condemnation/Zoning. Seller has received no written notice from any governmental authority of any pending or contemplated condemnation or change of zoning affecting the Property. Seller has not applied for a rezoning of the Property or any change in the entitlements which apply to the Property during the last five (5) years).

5.1.13 Leasing Commissions. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property owned by such Seller or any portion or portions thereof other than as disclosed in Schedule 5.1.13 attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to such Property as of the date hereof and at the Closing have been or shall be paid in full or shall be credited to Purchaser.

5.1.14 Environmental Condition. As of the date hereof and as may be disclosed in the environmental reports and or/other items identified on Exhibit L attached hereto, Seller has received no notices from any governmental authority of any Hazardous Conditions relating to the Property and Seller has not caused any Hazardous Conditions created on the Property. As used herein, the term “Hazardous Conditions” refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable, relevant, or appropriate under applicable environmental laws. In turn, the term “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, a petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB’s and asbestos.

5.1.15 Management Agreement. Except for those certain management agreements more particularly described on Exhibit K attached hereto and made a part hereof (each and any one or more, a “Management Agreement” or the “Management Agreements”), there is no other agreement currently in effect relating to the management of the Property owned by Seller by any third-party management company.

5.1.16 Taxes and Assessments. Except as may be set forth on Exhibit M attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property owned by such Seller.

5.1.17 Further Encumbrances. Except as otherwise expressly provided herein, Seller shall not further encumber the Property or any of the improvements or personal property located thereon. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller shall not voluntarily create any exception to title to its Property other than in accordance with Section 6.1.1 below.

5.1.18 Development, Cost-Sharing, Recapture and Entitlement Agreements. To Seller’s knowledge, there exist no non-recorded development, cost-sharing, recapture, entitlement or like-kind agreements burdening either Seller or Seller’s Property that will survive the Closing of the transactions described by this Agreement.

5.1.19 Proxy Statement/Exchange Act. The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) a Proxy Statement and (B) such reports under, and other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) as may be required in connection with this Agreement and the transactions contemplated by this Agreement. For the purposes of this Agreement, “Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.

5.1.20 Opinion of Financial Advisor. A committee of the Parent Board made up of the independent directors of the Parent Board has received the oral opinion of SunTrust Robinson Humphrey, Inc., to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the aggregate Purchase Price to be received by the Seller for the Property pursuant to this Agreement, is fair, from a financial point of view, to the Seller, taken as a whole, and as of the date of this Agreement, such opinion has not been revoked or modified. The Seller shall make available to the Purchaser, solely for informational purposes, a complete and correct copy of such written opinion promptly after receipt thereof by the Special Committee of the Parent Board.

5.1.21 Vote Required. The affirmative vote of the holders of shares of Parent Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Seller necessary to approve the transactions contemplated by this Agreement. Seller’s stockholders objecting to the transactions contemplated by this Agreement are, or may be, entitled to receive payment for the fair value of the Parent Common Stock.

5.1.22 Existing Loans. Seller has provided to Purchaser a true, correct and complete copy of all loan documents related to the Existing Loans. Each of the Existing Loans is in good standing and without any uncured default by Seller and the Seller is current on all payments under the Existing Loans.

5.1.23 Warranties. To Seller’s knowledge, all material warranties (e.g. roof, HVAC) for the Property are accurately set forth on Schedule 5.1.23 attached hereto.

5.2 Purchaser’s Representations and Warranties. As a material inducement for Seller to enter into this Agreement, Purchaser represents to Seller, as of the Effective Date, as follows:

5.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, as of the Closing Date, will be qualified to transact business in the jurisdiction where the Property is located.

5.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.

5.2.3 OFAC. Neither Purchaser nor any of its equity owners, nor to Purchaser’s knowledge any of their respective employees, officers or directors, is a Person or entity with whom U.S. Persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.2.4 No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

5.2.5 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, has been threatened in writing, against Purchaser.

5.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge (and not constructive or imputed knowledge of), of Scott Hall by reasonable inquiry of Jim Wells, and without further independent investigation or inquiry, the Person within Seller’s or its Affiliates employ that is most knowledgeable of matters regarding the Property. For purposes of this Agreement, the phrase “to Purchaser’s actual knowledge” or words of similar meaning or import shall mean the actual knowledge (and not constructive or imputed knowledge) of Louis Sohn, the Person within Purchaser’s or its Affiliates employ that is most responsible for supervising Purchaser’s acquisition of the Property. There shall be no personal liability on the part of Louis Sohn arising out of any representations or warranties made herein or otherwise.

5.4 Survival. All of the representations and warranties set forth in this Article 5 shall survive the Closing for a period of twelve (12) months (“Survival Period”), subject to the provisions of Article 10 of this Agreement. After the Closing, Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof within ten (10) Business Days after Purchaser’s actual knowledge of such alleged breach or failure. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is forty-five (45) days after the expiration of the Survival Period (the “Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit or proceeding with respect thereto prior to the Suit Deadline. During the Survival Period, all representations and warranties of the Seller that survive the Closing set forth in this Agreement shall be guaranteed by CNL Holdings, LLC, a Florida limited liability company (the “Guarantor”) in an amount up to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00). Guarantor shall also guaranty the payment of the Window Replacement Reimbursement for a period of three (3) years after Closing. Seller or Guarantor has provided evidence of the Guarantor’s financial ability to meet the obligations hereunder to Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser agrees and acknowledges that: (a) Seller shall have no liability, obligation or responsibility, and shall not be in default under this Agreement, with respect to any representation or warranty which was true and accurate when made by Seller upon the execution and delivery of this Agreement and which subsequently becomes untrue or inaccurate for any reason which is not a breach or default by Seller of the covenants made by or obligations of Seller in this Agreement (e.g., an untruth or inaccuracy due to the passage of time, litigation initiated against Seller by a third party, events occurring or knowledge acquired by Seller after the Effective Date, etc.); (b) Seller shall not be liable to Purchaser for a breach of any of the representations and warranties set forth in this Agreement if, and to the extent that, Purchaser has actual knowledge of such breach prior to Closing); (c) Purchaser’s sole remedy for any breach of which it has actual knowledge (or is deemed to have actual knowledge) prior to Closing shall be to deliver to Seller a written notice of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof (a “Notice of Breach”) prior to Closing and, should Seller fail to cure such breach within the time period set forth in Section 11.1.3.1 hereof, terminate this Agreement in accordance with Section 11.1.3.1 hereof, failing which, Purchaser shall be deemed to have waived any breach of Seller’s representations and warranties of which Purchaser has actual knowledge (or deemed actual knowledge as set forth above) of prior to Closing; and (d) Purchaser shall have no right to terminate this Agreement by reason of any untruth or inaccuracy in Seller’s representations and warranties which is caused by an action which Seller is authorized or permitted to take under this Agreement (subject to the terms hereof). The provisions of this Section 5.4 shall survive the Closing or termination of this Agreement for any cause.

ARTICLE 6

COVENANTS OF SELLER PRIOR TO CLOSING

6.1 Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 6.1.

6.1.1 From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business, but shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned prior to the expiration of the Inspection Period and thereafter, in Purchaser’s sole and absolute discretion, and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within ten (10) Business Days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Purchaser’s consent shall not be required for repairs or other work of an emergency nature, as required by law, or under any Lease, provided that Seller shall notify Purchaser of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, (c) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or License), terminate or cancel (except in the event of a tenant default), or otherwise amend (except pursuant to a provision of the existing Lease or License that specifically contemplates or requires such amendment) any of the Leases or Licenses, (d) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Seller prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (e) grant any easements or title encumbrances that will affect the Property or any portion thereof after the Closing Date.

6.1.2 Seller agrees that from the date of this Agreement to the Closing Date, Seller shall: (i) at its expense, maintain its usual maintenance program for the Property, reasonable wear and tear and damage by fire or other casualty excepted, it being understood, however, that the Property is being sold in an “AS-IS” condition as provided in Article 4 hereof; (ii) continue to perform in all material respects its obligations as landlord under the Leases; (iii) not further mortgage any part of the Property; (iv) not make any commitment or incur any liability to any labor union, through negotiations or otherwise with respect to the Property; and (v) cause to be maintained in full force and effect an all-risk casualty insurance policy for the Property and all improvements thereon, in substantially the same form as currently maintained.

6.1.3 Purchaser may deliver a written notice to Seller setting forth which, if any, of the Contracts Purchaser has elected to have Seller terminate. Seller will deliver notices of termination at Closing terminating those Contracts that Seller is timely notified hereunder to terminate by Purchaser, provided that (i) such Contracts are terminable in accordance with their terms and (ii) Seller shall be responsible for, and shall indemnify Purchaser for, any termination penalties or fees. At Closing, Seller shall assign to Purchaser, to the extent assignable, and Purchaser shall assume, the Contracts pursuant to the Assignment and Assumption Agreement (as defined in Section 8.2.1.4).

6.2 Notices. Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default or other material issue given or received by Seller under any of the Leases or Licenses or any of the Contracts.

6.3 Litigation. Seller will advise Purchaser promptly of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance. For the sake of clarity, the parties acknowledge and agree that Purchaser has been apprised of the Heritage IV Litigation and is fully aware of the status thereof and that same will continue after Closing.

6.4 Tenant Estoppels/Guarantor Certificate. Seller shall request from Samsonite, Mercedes-Benz and Dyncorp. (“Tenants”) estoppel certificates in substantially the form as required pursuant to the Lease, or if such form is not required, Seller shall make commercially reasonable efforts to obtain, estoppel certificates in substantially the form of Exhibit C attached hereto (the “Tenant Estoppel Certificates”). The Tenant Estoppel Certificates shall have been delivered to Purchaser in a form reasonably acceptable to Purchaser or include the contents required by each applicable Tenant’s Lease. Purchaser shall make commercially reasonable efforts to obtain the following information in each of the Tenant Estoppel Certificates: (a) dated not more than thirty (30) days prior to the Closing Date (except if the Closing Date is extended by Seller, and then Seller shall not be required to make commercially reasonable efforts to obtain any updates thereof), (b) executed by each such Tenant and naming Purchaser (or its designee and any lender of which Purchaser provides written notice to Seller pursuant to the notice provision hereof as addressees), (c) verifying the basic facts of the applicable Lease (term, rental, expiration date, options, if any exist), (d) confirming that there are no defaults by the landlord under the applicable Lease and that no impounds are paid pursuant to such Lease (or specifying the amount(s) thereof), and (e) if any Lease has been extended, modified, supplemented or amended in any way between the Effective Date of this Agreement and the Closing, delivery to Purchaser of a reaffirmation of guaranty and estoppel certificate executed by any Guarantor, if any (the “Guarantor Certificate(s)”), which Guarantor Certificate(s) shall reaffirm that the obligations of the Guarantor(s), if any, under its guaranty of a Lease continue in full force and effect notwithstanding such extension, modification, supplement or amendment, which Guarantor Certificate(s) shall be dated no earlier than thirty (30) days prior to the Closing Date. The delivery of the Tenant Estoppel Certificates from the Tenants and the Guarantor Certificate(s) from the Guarantor(s) (if applicable) shall be a condition of Closing but the failure or inability of Seller to obtain and deliver the Tenant Estoppel Certificates and/or Guarantor Certificate(s) shall not constitute a default by Seller under this Agreement.

6.5 SNDA’s. Seller shall use commercially reasonable efforts (at no cost to Seller other than amounts for incidental expenses) to obtain and deliver to Purchaser prior to Closing a written Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in substantially the form as required pursuant to the Loan, or if such form is not required, in substantially the form attached as Exhibit C-2 or in the form attached to each Tenant’s Lease which form Purchaser agrees to accept signed by each such Tenant. The delivery of said SNDA from the Tenants shall be a condition of closing but the failure or inability of Seller to obtain and deliver any SNDA shall not be a default of Seller hereunder.

6.6 Preparation of Proxy Statement; Parent Stockholder Meeting.

6.6.1 As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Purchaser shall furnish all information concerning itself to Parent, as necessary for the Proxy Statement or in response to any SEC comment or request, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. The Parent shall promptly notify the Purchaser upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the received from the SEC and advise Purchaser party of any oral comments with respect to the Proxy Statement received from the SEC. The Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.

6.6.2 If, at any time prior to the receipt of the Parent Stockholder Approval, any information relating to the Parent or Purchaser, or any of their respective Affiliates, should be discovered by the Parent or Purchaser which, in the reasonable judgment of the discovering party, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Parent and Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by law, in disseminating the information contained in such amendment or supplement to stockholders of the Parent. Nothing in this Section 6.6.2 shall limit the obligations of any party under Section 6.6.1. For purposes of this Section 6.6.2, any information concerning or related to the Parent, the Seller, their Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by the Parent, and any information concerning or related to Purchaser or its Affiliates will be deemed to have been provided by Purchaser.

6.6.3 As promptly as practicable following the date of this Agreement, the Parent shall, in accordance with applicable law and the Parent’s organization documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. The Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable. The Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made an Adverse Recommendation Change, as defined hereunder and as permitted by Section 6.7. Notwithstanding the foregoing provisions of this Section 6.6.3, if, on a date for which the Parent Stockholder Meeting is scheduled, the Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, the Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or (ii) one hundred twenty (120) days after the record date for the Parent Stockholder Meeting.

6.7 Acquisition Proposals.

6.7.1 Subject to the other provisions of this Section 6.7, prior to the earlier of the termination of this Agreement or the Closing Date, the Seller and Parent agree that they shall not, and shall cause each of the other Parent’s or Seller’s entities not to, and shall not authorize and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or that is reasonably likely to lead to, an Acquisition Proposal (as defined herein), (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with any third party in furtherance of any Acquisition Proposal, (iii) approve or recommend an Acquisition Proposal, (iv) approve, adopt, declare advisable or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a Qualifying Confidentiality Agreement (as hereinafter defined) entered into in accordance with this Section 6.7) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Purchaser, the Seller’s Recommendation, (vi) fail to include the Seller’s Recommendation in the Proxy Statement or any Schedule 14D-9, as applicable or (vii) resolve, agree to or propose to do any of the foregoing (any act described in clauses (iii), (iv), (v) and (vi) above, an “Adverse Recommendation Change”). For the purposes of this Agreement, a “Qualifying Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Seller and other Seller entities than those contained in that certain confidentiality agreement between the Parent and the Purchaser, or an Affiliate thereof (the “Confidentiality Agreement”); provided, however, that such confidentiality agreement shall expressly permit any Seller entity’s compliance with any provision of this Agreement.

6.7.2 Notwithstanding anything to the contrary in this Section 6.7, at any time prior to obtaining the Parent Stockholder Approval, the Parent may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a third party made after the date of this Agreement (i) furnish non-public information to such third party (and such third party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Parent receives from the third party an executed Qualifying Confidentiality Agreement, and (B) any non-public information concerning the Seller’s entities that is provided to such third party or its Representatives shall, to the extent not previously provided to Purchaser, be provided to Purchaser prior to or substantially at the same time that such information is provided to such third party), and (ii) engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Parent Board determines, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as hereinafter defined). Notwithstanding anything to the contrary in this Agreement, the Parent and its Representatives may contact any third party submitting a written Acquisition Proposal after the date of this Agreement to clarify the terms of such Acquisition Proposal for the purpose of the Parent Board informing itself about such Acquisition Proposal.

6.7.3 The Parent shall promptly notify Purchaser (but in no event later than forty-eight (48) hours after receipt) of any Acquisition Proposal from any third party, or any written request for nonpublic information relating to the Parent, Seller or any Seller subsidiary by any Person that informs the Parent that it is considering making an Acquisition Proposal, or any written inquiry from any Person seeking to have discussions or negotiations with the Parent relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the third party making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any Acquisition Proposal, inquiry or request (including a copy thereof). The Parent shall also promptly, and in any event within forty-eight (48) hours, notify Purchaser orally and in writing, if either the Parent or any Seller enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with Section 6.7.2 and shall keep Purchaser informed in all material respects of the status and terms of any such Acquisition Proposal, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or written correspondence relating thereto.

6.7.4 (i) Notwithstanding the limitations set forth in Section 6.7.1 upon the receipt of an Acquisition Proposal, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board shall be permitted to effect an Adverse Recommendation Change, if and only if, the Parent Board (i) has received an unsolicited Acquisition Proposal (that did not result from a breach of this Section 6.7.4(i) that (A) is bona fide and (B) after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, (ii) determines, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, (iii) has provided a written notice (a “Notice of Adverse Recommendation Change”) to Purchaser that the Parent intends to take such action, specifying the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to this Section 6.7.4(i), describing the material terms and conditions of, and attaching a complete copy of, the

Superior Proposal that is the basis of such action, (iv) shall have allowed three (3) Business Days (the “Notice Period”) to elapse following a Notice of Adverse Recommendation Change, (v) during such Notice Period, has considered and, at the reasonable request of Purchaser, engaged in discussions with Purchaser regarding, any adjustment or modification of the terms of this Agreement proposed by Purchaser, and (vi) following such Notice Period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) if, during such Notice Period, any material revisions are made to the Superior Proposal, the Parent Board shall give a new written notice to Purchaser and shall comply with the requirements of this Section 6.7.4(i) with respect to such new written notice (provided that the Notice Period following any such new written notice shall be two (2) Business Days) and (y) if following such Notice Period, the Parent Board does not determine that such Acquisition Proposal constitutes a Superior Proposal but the Parent Board thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.7 with respect to a separate Acquisition Proposal, the foregoing procedures referred to in this Section 6.7.4(i) shall apply anew and shall also apply to any subsequent amendment or change with respect thereto. Notwithstanding the limitations set forth in this Section 6.7.4, if the Parent Board has concluded after consultation with the Seller’s outside legal and financial advisors that an Acquisition Proposal constitutes a Superior Proposal, then the Parent Board may, prior to the Parent Stockholder Approval being obtained, cause the Seller to, after complying with this Section 6.7.4(i), enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 11.1.2.2.

(ii) Notwithstanding the limitations set forth in Section 6.7.1, in circumstances not involving or relating to an Acquisition Proposal, the Parent Board may make an Adverse Recommendation Change, if and only if (i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to the Parent Board nor reasonably foreseeable by the Parent Board as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (ii) the Parent Board has first reasonably determined, after consultation with outside legal counsel, that failure to do so would be inconsistent with the exercise of the directors’ duties under applicable law, (iii) three (3) Business Days (the “Section 6.7.4(ii) Notice Period”) shall have elapsed since the Seller has given notice to Purchaser advising Purchaser that the Parent Board intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Section 6.7.4(ii) Notice Period, the Parent Board has considered and, at the reasonable request of Purchaser, engaged in good faith discussions with Purchaser regarding, any adjustment or modification of the terms of this Agreement proposed by Purchaser, and (v) the Parent Board, following such Section 6.7.4(ii) Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser) that failure to do so would be inconsistent with the exercise of the directors’ duties under applicable Law; provided, however, that in the event the Parent Board does not make an Adverse Recommendation Change following the Section 6.7.4(ii) Notice Period, but thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.7.4(ii) in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 6.7.4(ii) shall apply anew.

6.7.5 Nothing contained in this Section 6.7 or elsewhere in this Agreement shall prohibit the Parent or the Parent Board, directly or indirectly through its Representatives, from disclosing to the Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Parent Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that this Section 6.7.5 shall not permit the Parent Board to make an Adverse Recommendation Change except to the extent permitted by Section 6.7.4.

6.7.6 Upon execution of this Agreement, the Parent shall, and shall cause its Representatives to immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal. The Parent agrees that it will use its reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 6.7. The Parent shall use commercially reasonable efforts to cause all third parties who have been furnished confidential information regarding any Seller or Parent entity in connection with the solicitation of, or discussions regarding, an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

6.7.7 Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated in accordance with its terms pursuant to Article 11, the Parent shall cause the approval of the transactions contemplated in this Agreement to be submitted to a vote of its stockholders at the Parent Stockholder Meeting.

6.7.8 References in this Section 6.7 to the “Parent Board” shall include a duly authorized committee thereof.

6.7.9 For purposes of this Agreement:

6.7.9.1 “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person, whether in one transaction or a series of related transactions, relating to (A) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Seller’s entities, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Seller or Parent representing twenty percent (20%) or more of the consolidated assets of the Parent, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Seller, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Parent, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Parent in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Parent; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

6.7.9.2 “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a third party that, after taking into account all financial, legal, regulatory and any other factors that the Parent Board deems relevant, including, without limitation, the availability of financing, (A) if consummated, would be more favorable to the Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the financial terms of this Agreement proposed by Purchaser in response to such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed.

6.8 Notification of Certain Matters; Transaction Litigation.

6.8.1 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions contemplated herein, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

6.8.2 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Closing Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

6.8.3 Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Seller’s entities or the other Purchaser’s entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Seller or a material adverse effect upon the Purchaser, as the case may be.

6.8.4 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of any action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving such party or any of the Seller’s entities or Purchaser’s entities, respectively, which relate to this Agreement or the transactions contemplated by herein. The Seller shall give the Purchaser the opportunity to reasonably participate in the defense and settlement of any litigation against the Seller, the Parent and/or their respective directors or managers relating to this Agreement and the transactions contemplated by this Agreement. The Purchaser shall give the Seller the opportunity to reasonably participate in the defense and settlement of any litigation against the Purchaser and/or its directors relating to this Agreement and the transactions contemplated by this Agreement.

6.9 Public Announcements. For so long as this Agreement is in effect, the parties hereto shall, and shall cause their respective Affiliates to, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the parties shall issue any such press release or make any such public statement or filing (including, without limitation, any public disclosure regarding the Purchase Price prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by law or order. If for any reason it is not reasonably practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.7.

6.10 Assumption of Existing Loans. The Premises are currently encumbered by the Existing Loans. Schedule 3.1(a) attached hereto contains a complete list of the Existing Loan Documents, including all amendments, supplements and modifications thereto (the “Existing Loan Documents”). Seller shall not partially or wholly prepay the loan balance due under the Existing Loan Documents except for scheduled monthly payments due thereunder, and Seller shall make all payments due thereunder prior to Closing. Prior to or promptly after the Effective Date, Seller shall contact the holder of the Existing Loan Documents (“Holder”) and advise the Holder of this transaction and use commercially best and diligent efforts to seek the Holder’s consent to the consummation of the transaction contemplated by this Agreement (collectively, the “Loan Assumption Approvals”). Seller shall immediately provide Purchaser copies of all correspondence regarding the Loan Assumption Approvals. Schedule 6.10 attached hereto contains a complete list of the escrows and reserves under the Existing Loans.

6.11 Waiver of Right of First Refusal. As promptly as reasonably practicable following the date of this Agreement, the Seller shall request a waiver of each of the rights of first refusal by the grantors of Heritage Commons III Premises and Heritage Commons IV Premises (collectively, the “Waiver of ROFR”) and shall use commercially best efforts to obtain as soon as possible. Seller shall immediately provide Purchaser copies of all correspondence regarding the Waiver of ROFR.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute subjective discretion:

7.1.1 Approval and Consent. The Parent Stockholder Approval shall have been obtained. Purchaser may not waive this condition to Closing.

7.1.2 Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions, and Title Company shall be irrevocably committed to issue to Purchaser a standard 2006 ALTA Owner’s Extended Coverage Policy of Title Insurance covering the Samsonite Premises and an ALTA Form T-1 Owner’s Policy of Title Insurance covering the Heritage Commons III Premises and Heritage Commons IV Premises, together with the endorsement requested by Purchaser insuring title to the Property in the full amount of the Purchase Price allocated thereto, subject only to the Permitted Exceptions; provided, however, the Title Company’s commitment to provide any component of coverage for which the Title Company requires an ALTA survey shall only be a condition to Closing if Purchaser, at its own expense, provides an acceptable ALTA survey to the Title Company.

7.1.3 Tenant Estoppels and Guarantor Certificate. Purchaser shall have received, on or before the Closing Date, executed Tenant Estoppel Certificates from Tenants in the form outlined in each particular Tenant’s Lease or in the form described in Section 6.4 and executed Guarantor Certificate(s) (if applicable) from the Guarantor(s) in the form described in Section 6.4. In no event will a Tenant Estoppel Certificate be deemed sufficient if it (i) raises any issue with the Samsonite concrete slab (but a mere notice reference to the related Samsonite Settlement Agreement and the issues raised thereunder shall not be an issue provided no Landlord default is raised), or (ii) discloses any uncured material defaults or claims which adversely affect the Property in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) or more in the aggregate, except for the Heritage IV Litigation, or (iii) which does not substantially comply with the form or content of Tenant estoppel provided in each of the Leases.

7.1.4 SNDA. Purchaser shall have received, on or before the Closing Date, an executed SNDA from each Tenant in the form described in Section 6.5.

7.1.5 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 8.2.1 of this Agreement.

7.1.6 Covenants, Representations and Warranties. Seller shall not be in material breach of any of covenants it has made in this Agreement. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.1.7 Loan Assumption Approval. Seller shall have obtained the approval of Purchaser’s assumption of the obligations and liabilities of each Seller under the Existing Loans from each of the applicable lenders, subject to those conditions, fees, modifications to the permitted transfer provisions (which revised permitted transfer provisions shall also incorporate all of Purchaser’s permitted transfer provisions in that certain Assumption Agreement dated April 24, 2014 by U.S. Bank National Association, as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-C6, Commercial Mortgage Pass-Through Certificates Series 2012-C6, as lender, Oak Brook Kensington, L.L.C., as borrower, Inland Private Capital Corporation, as guarantor, The GC Lease (Oak Brook) Investors, LLC, as buyer, and Griffin Capital Essential Asset REIT Inc., as the new guarantor, except that Purchaser shall also be entitled to the following additional permitted transfers: (a) Purchaser shall have the right, without the consent of the applicable lender, to contribute the mortgaged property to another REIT [so long as board control of the target REIT is vested in the board of Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“Griffin REIT I”) at the time of contribution] provided the contribution transaction is being done in contemplation of a future merger, (b) the board of Griffin REIT I has the right to terminate the REIT advisor at any time, subject to installing an approved replacement advisor within a sixty (60) day period; Purchaser would not be obligated to pay an assumption fee in the event the REIT advisor is changing; Purchaser would not be obligated to pay any assumption fee in the event the REIT advisor or its parent are taken public), or other requirements (including without limitation, any replacement guarantor other than Griffin REIT I), which are acceptable to Purchaser in its sole discretion (it being understood that Purchaser shall approve an assumption fee of one percent (1%) or less of the outstanding loan amount and Purchaser shall not request any material modifications to the existing loan documents, other than modification to the existing permitted transfer provisions). The Purchaser shall cooperate with Seller and negotiate in good faith in connection with obtaining the approvals from each of the applicable lenders described hereinabove. An additional condition precedent to the obligation of Purchaser to close is that each of the existing lenders actually closes on the Existing Loan assumptions at Closing on terms consistent with the loan assumption consent letter and each existing lender includes in the assumption agreements to be executed by such lender statements confirming the principal amount of the Existing Loan and that the Existing Loan is in good standing.

7.1.8 Occupancy Conditions. As of the Closing Date, the Samsonite Premises, the Heritage Commons III Premises, and Heritage Commons IV Premises are then no less than 100% (based upon gross leasable area) (except as set forth on the rent roll attached as Exhibit “O”) leased to the respective Tenant under a signed Lease, in occupancy of all or substantially all of the building, and then being current in the payment of full rent and reimbursables or receiving rent abatements (for which Seller is compensating Purchaser), pursuant to Exhibit “O” and all tenant improvement allowances and/or leasing commissions for any Lease shall have been fully paid and discharged (or credited to Purchaser at Closing) and there shall not then exist any default under any Lease either on the part of Seller as landlord or Tenant.

7.1.9 Waiver of Rights of First Refusal. Seller shall have obtained the Waivers of ROFR that are valid on the Closing Date.

7.1.9.1 REA/Association Estoppels. Seller shall have obtained and delivered (or caused applicable third parties to deliver to Purchaser) estoppel certificates reasonably requested by Purchaser (and dated no more than 30 days prior to Closing) with respect to any declarations or restrictions recorded against the Property which shall include, without limitation:

(i) Alliance Center-East Association, a Texas non-profit corporation [Heritage Commons III – Amended and Restated Declaration of Covenants, Restrictions and Easements for Alliance Center – East];

(ii) Heritage Commons III, Ltd., a Texas limited partnership [Heritage Commons III – Specialty Warranty Deed with Vendor’s Lien];

(iii) Alliance Center-East Association, a Texas non-profit corporation [Heritage Commons IV – Amended and Restated Declaration of Covenants, Restrictions and Easements for Alliance Center – East];

(iv) Heritage Commons IV, Ltd., a Texas limited partnership [Heritage Commons IV – Specialty Warranty Deed with Vendor’s Lien];

(v) Imeson West I, LLC, a Florida limited liability company [Samsonite – Specialty Warranty Deed].

7.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute subjective discretion:

7.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

7.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.2.3 Delivery of Closing Documents and Payment of Purchase Price. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 8.3.1 of this Agreement and shall have paid into escrow the balance due of the Purchase Price.

7.3 Failure of a Condition.

7.3.1 General. If any condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.1 of this Agreement, has not been satisfied on or before December 31, 2015 (the “Outside Date”), then Purchaser shall give notice to Seller of the condition or conditions that Purchaser asserts are not satisfied. Notwithstanding the foregoing, Purchaser or Seller may elect to extend the “Outside Date” by two (2) consecutive one (1) month extensions by providing written notice to the other party on or before the currently scheduled Outside Date. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be immediately returned to Purchaser. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 7.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days by giving written notice thereof to the Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Purchaser shall have the right to waive the unsatisfied condition or conditions by written notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 7.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless such failed condition was caused by Seller’s willful and intentional actions in violation of its covenants set forth in this Agreement. Nothing herein shall limit Purchaser’s remedies under Section 11 of this Agreement. In the event Purchaser terminates this Agreement due to Seller’s failure to satisfy Section 7.1.9 (Waiver of ROFR), Seller also shall promptly reimburse Purchaser for its actual third party out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but, not limited to reasonable attorneys’ fees and expenses) up to Two Hundred Twenty-Five Thousand Dollars ($225,000.00) in addition to Purchaser’s other remedies herein.

If any condition precedent to Seller’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.2 of this Agreement, has not been satisfied on or before the Closing Date, then Seller shall give notice to Purchaser of the condition or conditions that Seller asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (unless the applicable conditions are not satisfied due to a default by Purchaser under this Agreement, in which case the Deposit shall be paid to Seller). Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Seller’s obligation to close, as set forth in Section 7.2 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same, in Seller’s reasonable judgment, are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Seller shall have the right to waive the unsatisfied condition or conditions by written notice to Purchaser and

Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Purchaser’s receipt of Seller’s waiver notice.

Notwithstanding the foregoing or anything set forth herein to the contrary, in no event shall the Closing Date be extended with respect to Purchaser’s failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by Seller in writing in Seller’s sole and absolute discretion.

7.3.2 Waiver. If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions subject to the provisions of Sections 5.4 and 10.2 hereof.

ARTICLE 8

CLOSING

8.1 Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall be conducted by delivery of documents and funds in escrow to Escrow Agent on a date and time mutually agreed upon by the parties hereto, but in no event later than the tenth (10th) Business Day after all of the conditions set forth in Article 7 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been waived or satisfied by the party entitled to the benefit of same) (the “Closing Date). The date that the Closing occurs hereunder, as such date may be extended in accordance with this Agreement, is referred to herein as the “Closing Date”. Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including, but not limited to, the Settlement Statement (as defined in Section 8.2.1.8), and to deliver all such documents to the Escrow Agent in escrow not later than 5:00 p.m. (Orlando, FL time) on the Business Day immediately preceding the Closing Date, provided, however, that Purchaser shall not be required to wire the funds to close to the Escrow Agent earlier than the Closing Date, to ensure the orderly and timely close of escrow and disbursement of all funds necessary for Closing by not later than 5:00 P.M. (Orlando, FL time) on the Closing Date.

8.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

8.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents (collectively, the “Closing Documents”):

8.2.1.1 Special Warranty Deed in recordable and insurable form and substantially in the form of Exhibit D hereto (the “Deed”);

8.2.1.2 Bill of Sale, substantially in the form of Exhibit E hereto;

8.2.1.3 Assignment and Assumption Agreement with respect to the Leases and Licenses, substantially in the form of Exhibit F-1 hereto;

8.2.1.4 Assignment and Assumption Agreement with respect to the Contracts, substantially in the form of Exhibit F-2 hereto (the “Assignment and Assumption Agreement”);

8.2.1.5 Certificate of Non-Foreign Status, substantially in the form of Exhibit G hereto and any required state equivalent;

8.2.1.6 Letters to each tenant under the Leases and each licensee under the Licenses, substantially in the form of Exhibit H hereto, notifying tenants and licensees of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;

8.2.1.7 Written evidence reasonably acceptable to Purchaser terminating the Management Agreements for the Property as of the Closing Date;

8.2.1.8 Settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in Section 8.5 of this Agreement or otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);

8.2.1.9 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property; and

8.2.1.10 An Owner’s Affidavit in the form of Exhibit I attached hereto (the “Owner’s Affidavit”). Seller shall also deliver to the Title Company and Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the Person(s) executing the Deed and the other documents required to be executed by Seller on behalf of Seller.

8.2.1.11 Any Estoppel Certificate and SNDA actually received from Tenant.

8.2.1.12 As to any warranties for materials and workmanship (e.g. roof, HVAC, parking lot-including by way of illustration and not limitation, the roof warranty for materials and workmanship) in Seller’s possession or control, copies thereof and, to the extent assignable, an original transfer of such warranties assented to by the material and/or service provider at no cost or expense to Purchaser.

8.2.2 Original Property Information Documents. Seller will deliver to Purchaser, or make available to Purchaser at the Property, originals (or if originals are not available, complete copies) within Seller’s or its property manager’s possession of all Leases, Licenses, Contracts and Permits and tenant correspondence files (except to the extent subject to an attorney-client privilege).

8.2.3 Keys. Seller will deliver to Purchaser all keys to the Improvements in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

8.2.4 Costs. Seller will pay all costs allocated to Seller pursuant to Section 8.5.1 of this Agreement.

8.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

8.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

8.3.1.1 Assignment and Assumption Agreement with respect to the Leases and Licenses in the form of Exhibit F-1 hereto;

8.3.1.2 Assignment and Assumption Agreement;

8.3.1.3 Settlement Statement;

8.3.1.4 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property; and

8.3.1.5 Such evidence as may be reasonably required by the Title Company with respect to the authority of the Person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser.

8.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent a sum equal to the remaining portion of the Purchase Price owed by Purchaser in accordance with Section 2.1.3 of this Agreement, subject to the prorations and adjustments described in this Agreement. As part of the Closing under this Agreement, in accordance with this Agreement and the Escrow Agreement, Escrow Agent shall disburse, via federal funds wire transfer of immediately available funds, to an account designated by Seller in a written notice to Escrow Agent delivered prior to the Closing Date, with such notice to contain all information necessary for Escrow Agent to effectuate such transfer, the amount due to Seller as shown on the Settlement Statement.

8.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 8.5.1 of this Agreement.

8.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent and in accordance with this Agreement and the Escrow Agreement.

8.5 Costs and Adjustments at Closing. Seller shall prepare and submit to Purchaser for Purchaser’s review, at least five (5) Business Days prior to the Closing Date, a draft proration statement setting forth the prorations and adjustments contemplated by this Agreement. Once Seller and Purchaser have agreed on such proration statement, and at least three (3) Business Days prior to the Closing Date, Seller and Purchaser shall submit the same to the Escrow Agent and the Escrow Agent shall prepare the Settlement Statement and submit the same to Seller and Purchaser for their approval at least two (2) Business Days prior to the Closing Date.

8.5.1 Transaction Expenses. Purchaser shall pay (i) all costs and fees for Purchaser’s Representatives and consultants (except as set forth in this Section 8.5.1 below), (ii) the documentary transfer taxes for the Deed, (iii) all costs and expenses of title insurance including title commitment preparation, copies of documents of record, work and search charges and the premium for Purchaser’s standard base owner’s title insurance policy (including all curative Title Policy endorsements), (iv) all closing or escrow fees of Escrow Agent, (v) the cost of extended coverage over the standard preprinted Title Policy exceptions, together with Title Policy endorsements required by Purchaser, (vi) all costs associated with any policy of lender’s title insurance for Purchaser’s Lender, (vii) all costs associated with Purchaser’s financing of its purchase of the Property, including, without limitation, all recording fees and taxes and all loan fees and all prepayment costs (if applicable), (viii) all recording fees in connection with this transaction, (ix) all costs associated with Purchaser’s assumption of liabilities, obligations and responsibilities under the Existing Loans, and (x) all costs associated with any state and local recordation tax, documentary and other taxes and stamps, and any recording fees or mortgage taxes, in each case to the extent associated with any new mortgage or deed of trust related to Purchaser’s financing of its purchase of the Property. Seller shall pay for all costs and expenses of (i) Seller’s Representatives and consultants, (ii) obtaining the Waivers of the ROFR, and (iii) mailing and printing the Proxy Statement and/or obtaining the Parent Stockholder Approval. Subject to Section 15.13 below, Seller and Purchaser shall each pay its respective attorneys’ fees.

8.5.2 Security Deposits. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits described by the Leases and Licenses. With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, Seller shall deliver to Purchaser at the Closing the original Letters of Credit or other applicable documents together with such original transfer and assignment documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit, provided that any transfer fees or other costs shall be borne by the Seller. Prior to Closing, Seller shall deliver the demand schedule to the Samsonite LOC described in Section 5 thereof, in addition to some evidence from the issuer of the Samsonite LOC reasonably acceptable to Purchaser confirming it is valid and has not been drawn upon.

8.5.3 Rents. All rents, percentage rents, common area charges, operating expenses, real estate taxes, parking charges and other costs or charges paid by tenants under the Leases and licensees under the Licenses (collectively, “Rents”) shall be prorated as of the Apportionment Time (as defined below), to the extent actually collected by Seller prior to the Closing Date. All Rents received from tenants or licensees after Closing by Seller or Purchaser will first be applied to such charges as are then due for the month in which Closing occurs and prorated appropriately between the parties based on the Apportionment Time, and then applied first to amounts due and payable to the Purchaser for periods from and after the Apportionment Time and then to any delinquencies owed to Seller for the period prior to the Apportionment Time. Purchaser shall remit to Seller any Rents received by Purchaser subsequent to Closing which are identified by the payor as, or otherwise clearly attributable to periods prior to Closing within ten (10) Business Days from Purchaser’s receipt of such Rents, together with appropriate supporting documentation. Seller shall remit to Purchaser any Rents received by Seller subsequent to Closing which are attributable to periods from and after Closing within ten (10) Business Days from Seller’s receipt of such Rents, together with appropriate supporting documentation. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Orlando, FL time on the date immediately prior to the Closing Date.

8.5.4 Real Estate and Personal Property Taxes. All general and state-specific real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill. Notwithstanding the foregoing, Taxes shall not be prorated with respect to any Tenant which under its Lease is obligated to pay Taxes directly to the applicable taxing authority. In addition, any deposits for real estate taxes and assessments made by any Tenant for any period for which Purchaser would have responsibility for payment thereof shall be credited to Purchaser at Closing and shall be treated as a like-amount reduction in Purchaser’s real estate tax proration. If any general or special assessment (as contrasted to ad valorem taxes) are payable in installments, Purchaser shall receive a cash credit at Closing for the gross amounts due.

8.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases or licensees under Licenses are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded by the applicable providers. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

8.5.6 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will affect its own insurance coverage.

8.5.7 Other Operating Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time.

8.5.8 Tenant Improvement Allowances, Leasing Commissions, and Free Rent. At Closing, Seller shall give Purchaser a credit against the Purchase Price for any outstanding tenant improvement allowances, leasing commissions, free rent and/or abatement periods (except for the nine (9) months of free rent for the Lease related to the Samsonite Premises, which free rent is related to the last nine (9) months of the lease term pursuant to the most recent amendment to the Lease for the Samsonite Premises) and other Tenant-related restricted cash relating to the Leases and licensees under the Licenses which remain unpaid as of the Closing Date. Purchaser shall indemnify Seller, to the extent of the credit against the Purchase Price, against any claims by a Tenant on account of such tenant improvement allowances and other amounts pursuant to this Section.

8.5.9 True-Up of Operating Expenses and Taxes. Within 90 days after the expiration of the calendar year in which the Closing occurs, Purchaser and Parent or its Affiliate, shall re-prorate operating expenses, insurance reimbursements and real estate tax reimbursements for the calendar year in which the Closing occurs based on the actual, final numbers and reconcile any adjustments due Seller or Purchaser (as applicable). Purchaser shall invoice the tenants under the Leases and the licensees under the Licenses for amounts owed in respect of such re-proration promptly. Parent or its Affiliate shall remit or shall cause to be remitted to Purchaser any amount owed by Seller on account of such reconciliation within ten (10) Business Days of Parent’s or its Affiliate’s approval of the re-proration. Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all amounts owed by such tenants and licensees on account of such reconciliation, and shall remit to Parent or its Affiliate any such amounts received by Purchaser which are attributable to periods prior to Closing within ten (10) Business Days from Purchaser’s receipt thereof.

8.5.10 Special Assessments. If there are any general or special assessments pending against the Property which are subject to payment in installments, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing and any such payments made by Seller for the period between the payment occurring immediately before the Closing and the payment due immediately thereafter shall be adjusted between Seller and Purchaser.

8.5.11 Existing Loans. Purchaser shall assume the Existing Loans from Seller and any and all amounts, fees, costs, obligations, and liabilities thereunder. Purchaser shall receive a credit at Closing equal to the amount of the Existing Loan assumed by Purchaser (including any accrued and unpaid interest).

8.5.12 Survival. The provisions of Section 8.5.9 shall survive Closing for a period of twelve (12) months from the Closing Date. The provisions of Section 8.5.11 shall survive Closing until the full satisfaction and termination of each of the Existing Loans.

ARTICLE 9

DAMAGE AND CONDEMNATION

9.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

9.1.1 Minor Damage. If the cost for repairing such damage is equal to or less than One Million Dollars ($1,000,000.00) per damaged Property (as determined by an independent contractor or appraiser retained by Purchaser and reasonably acceptable to Seller with at least 10 years’ experience in the market in which the property is located), then Purchaser shall have the right at Closing to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

9.1.2 Major Damage. If the cost for repairing such damage is greater than One Million and No/100 Dollars ($1,000,000.00) (as determined by an independent contractor or appraiser retained by Purchaser and reasonably acceptable to Seller with at least 10 years’ experience in the Market in which the property is located), or if any Tenant terminates its Lease or is permitted to reduce its rent under such Lease as a result of such damage, then Purchaser shall have the option, exercisable by written notice delivered to Seller and Escrow Agent within ten (10) Business Days after Seller’s notice of damage to Purchaser (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, the Deposit shall be immediately returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such ten (10) Business Day period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

9.2 Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly upon obtaining knowledge thereof notify Purchaser thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the value or operation of the Property, the parties shall proceed to Closing, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation and/or pay to Purchaser all such awards previously paid. In the event that such condemnation will result in a material and adverse effect on the Property, Purchaser shall have the option, which shall be exercised by written notice to Seller and Escrow Agent within ten (10) Business Days after its receipt of the Taking Notice (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to terminate this Agreement and receive the immediate return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Purchaser all such awards previously paid. For the purposes of this Section 9.2, a condemnation shall be deemed to have a “material and adverse effect” only if such condemnation (a) would entitle tenants occupying 10% or more of the rentable square feet of the Improvements to terminate their leases or reduce their rent, (b) would result in the reduction in the number of parking spaces at the Property, or (c) would result in a permanent or extended (i.e. more than 90 days after Closing), material disruption of access to the Property or such other disruption that would cause the Property to fail to comply with applicable laws or codes. Failure to give notice of Purchaser’s election within such ten (10) Business Day period shall be deemed an election by Purchaser to proceed to Closing. It is the express intent of the parties hereto that the provisions of this Agreement govern the rights of the parties in the event of damage to or condemnation of the Property and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) do not apply to this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification; Limitation of Liability. If, after the Closing Date, any of the Express Representations should have been false in any material respect when made or Seller shall be in breach or default of any covenant, representation or warranty under this Agreement or any document executed and delivered by Seller at Closing, and Purchaser shall first become aware of same after the Closing Date, then Purchaser shall give Seller written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of Seller’s false Express Representations or breach or default exceeds Fifty Thousand and No/100 Dollars ($50,000.00), then Purchaser shall have the right to bring an action against Seller and Guarantor for the actual damages suffered by Purchaser due to such false Express Representation or breach or default. Notwithstanding anything to the contrary contained herein, the aggregate liability of Seller arising pursuant to or in connection with any claim under this Section 10.1 or Section 5.4 (collectively, the “Contract Liabilities”) shall not exceed Three Million and No/100 Dollars ($3,000,000.00); provided, however, that in no event shall Seller or Guarantor be liable for any Contract Liabilities unless the aggregate amount of such liabilities exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Contract Liabilities Floor”), in which event Seller and/or Guarantor shall be liable for the full amount of such Contract Liabilities up to the $3,000,000.00 limitation set forth above; and provided, further, that such liability shall be zero in the event that Purchaser shall have waived, relinquished or released any applicable rights as contemplated by Section 11.1.3.1. No constituent partner or member in Seller or Guarantor, nor any Person, trust or entity that becomes a constituent partner or member in Seller or Guarantor, nor any partner, member, manager, shareholder, director, officer, employee, beneficiary, trustee or agent of any of the foregoing, shall have any Personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other Persons and entities, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary in this Agreement, Guarantor’s liability under this Agreement, including but not limited to this Section 10.1 and Section 5.4 together, shall be limited, in the aggregate, to an amount up to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00). Notwithstanding anything herein, in no event shall Seller or Guarantor’s liability hereunder be reduced by any payments under the “Dissenting Shareholder Appraisal Rights Side Letter” entered into contemporaneously herewith between Guarantor and Purchaser (the “Side Letter”) or the Window Replacement Reimbursement described in Section 5.1.10, and the $3,000,000.00 limitation is not affected by such Side Letter or the Window Replacement Reimbursement.

ARTICLE 11

TERMINATION AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Parent Stockholder Approval (except as otherwise expressly noted) by action taken or authorized by the Purchaser Board or the Parent Board, as follows:

11.1.1 by either Purchaser or Seller, upon notice to the other party, if:

11.1.1.1 any Governmental Authority of competent jurisdiction shall have issued an order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and non-appealable; or

11.1.1.2 the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the transactions contemplated by this Agreement have been voted upon, provided that the right to terminate this Agreement under this Section 11.1.1.2 shall not be available to a party if the failure to obtain such Parent Stockholder Approval was primarily due to an action or the failure to act of such party that constitutes a material breach of any of its obligations under this Agreement; or

11.1.2 by Seller, upon written notice to Purchaser:

11.1.2.1 if Purchaser shall have failed to perform in any material respect any of the covenants, agreements and indemnities contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), and Seller has notified Purchaser in writing of the same and Purchaser has failed to cure such condition or circumstance or non-performance within ten (10) days of receipt of such notice; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1.2.1 if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.1 would not be satisfied; or

11.1.2.2 if at any time prior to the receipt of the Parent Stockholder Approval, Seller and/or Parent enters into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 11.3.1 is made in full to Purchaser concurrently with the occurrence of such termination and the entry into such Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

11.1.3 by Purchaser, upon written notice to the Seller, if:

11.1.3.1 Purchaser is or becomes aware that any of the representations and warranties made by Seller in this Agreement, or in any document or instrument executed by Seller and delivered to Purchaser in connection with this Agreement or the Closing hereunder, including the representations made in Section 5.1 hereof, are not true and correct in any material respect that would adversely affect Purchaser’s use and enjoyment of the Property, or (y) Purchaser is or becomes aware that there is any material inaccuracy in any, certifications, schedules, covenants or statements prepared and executed by Seller and delivered to Purchaser, or (z) Seller has failed to perform in any respect any of the covenants, agreements and indemnities contained herein or in any of the aforesaid other documents and instruments to be performed by him, her or it within the time for performance as specified herein (including Seller’s obligation to close) or therein, after notice from Purchaser to Seller in writing of same, and Seller has failed to cure such condition or circumstance or non-performance within ten (10) days of receipt of such notice; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1.3.1 if Purchaser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied; and provided, further, that Purchaser may complete the purchase of the Property, in which event Purchaser shall waive its right to seek reimbursement from Seller for all of its damages incurred as a result of Seller’s breach or waive any claim for damages (except for reimbursement for costs and expenses as set forth in this clause) and file an action (the “Specific Performance Action”) for specific performance of this Agreement to compel Seller to close, and Purchaser shall be entitled to reimbursement for all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such Specific Performance Action, if it prevails. Seller expressly waives its right to demand that Purchaser post a bond to proceed with the Specific Performance Action.

11.1.3.2 (A) the Parent Board shall have made an Adverse Recommendation Change (provided that Purchaser’s right to terminate this Agreement pursuant to this Section 11.1.3.2 as a result of an Adverse Recommendation Change will expire twenty (20) days after the date upon which Purchaser receives notice from the Seller of such Adverse Recommendation Change), and (B) the Parent Board, after public announcement by any Person of an Acquisition Proposal, fails to recommend against such Acquisition Proposal within fifteen (15) days of being requested to do so by Purchaser; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1.3.2 if Purchaser shall have materially breached its obligations under this Agreement and such breach shall not have been fully cured by Purchaser at the time of the Adverse Recommendation Change or at the time of the Parent Board’s failure to recommend against an Acquisition Proposal (as applicable).

11.2 Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 11.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 11.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the other Seller’s entities, the other Purchaser’s or any of the Seller’s or Purchaser’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the Confidentiality Agreement, Section 5.4, Section 11.2, Section 11.3 and Article 15 and the definitions of all defined terms appearing herein shall survive any termination of this Agreement pursuant to Section 11.1 and (b) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful breach of this Agreement, but subject to Section 11.3.4. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

11.3 Fees and Expenses in Termination.

11.3.1 If, but only if, the Agreement is terminated:

11.3.1.1 by either Purchaser or Seller pursuant to Section 11.1.1.2 or by Purchaser pursuant to either Section 7.3.1 or Section 11.1.3.1 and the Seller (A) receives or has received a bona fide Acquisition Proposal with respect to the Seller and/or Parent, which proposal has been publicly announced prior to the date of the Parent Stockholder Meeting (with respect to a termination under Section 11.1.1.2 or prior to the termination of this Agreement (with respect to a termination under Section 11.1.3.1 or Section 7.3.1) and (B) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, such Acquisition Proposal, then the Seller shall pay, or cause to be paid, to Purchaser an amount equal to Three Million and No/100 Dollars ($3,000,000.00) (the “Seller Termination Fee”) plus, if not previously paid pursuant to Section 11.3.1.3 below, the cost of Purchaser’s actual out of pocket expenses in pursuit of the transactions contemplated by this Agreement but not to exceed Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) (“Expense Amount”), by wire transfer of same day funds to an account designated by Purchaser, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 11.3.1.1, the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

11.3.1.2 by either Purchaser or Seller pursuant to Section 11.1.1.2 because the Parent Stockholder Approval shall not have been obtained, or by Purchaser pursuant to Section 11.1.3.1 then Seller shall pay, or cause to be paid, to Purchaser the Expense Amount (by wire transfer to an account designated by the Seller) within two (2) Business Days of such termination;

11.3.1.3 by the Seller pursuant to Section 11.1.2.2 then the Seller shall pay, or cause to be paid, to Purchaser the Seller Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Purchaser as a condition to the effectiveness of such termination;

11.3.1.4 by Purchaser pursuant to Section 11.1.3.2, then Seller shall pay, or cause to be paid, to Purchaser the Seller Termination Fee (together with the Expense Amount), by wire transfer of same day funds to an account designated by Purchaser, within two (2) Business Days of such termination.

11.3.2 If this Agreement is terminated by the Seller pursuant to Section 11.1.2.1, then Escrow Agent shall release to Seller an amount equal to the Deposit (the “Purchaser Termination Fee”) by wire transfer of same day funds to one or more accounts designated by Seller within two (2) Business Days of such termination. The Purchaser Termination Fee shall be paid to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy against Purchaser for Purchaser’s failure to purchase the Property. Seller acknowledges and agrees that (1) the amount of the liquidated damages is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of closing to have occurred due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the above amount shall be and constitute reasonable and valid liquidated damages. Nothing in this Agreement shall be deemed to limit Purchaser’s liability to Seller (a) with respect to any indemnification or other provision of this Agreement that survives the Closing or termination of this Agreement, and Seller shall retain all rights and remedies, at law or in equity, with respect to those provisions, and (b) in the event that, following any termination of this Agreement, Purchaser or any party affiliated with Purchaser asserts any claims or rights to the Property that might delay or prevent seller from having clear, indefeasible and marketable title to the Property.

11.3.3 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that under no circumstance shall any party be required to pay the Seller Termination Fee, the Purchaser Termination Fee, or the Expense Amount, as applicable, on more than one occasion.

11.3.4 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that neither Seller nor Purchaser shall be required to pay any amount in excess of the Seller Termination Fee, the Purchaser Termination Fee or the Expense Amount, as applicable, except as set forth in Section 11.3.5 or in the case of such party’s fraud or willful breach of this Agreement.

11.3.5 Each of the parties hereto acknowledges that (i) the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, (ii) none of the Seller Termination Fee, the Purchaser Termination Fee and the Expense Amount is a penalty, but is a reasonable amount that will compensate Seller or Purchaser, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Seller or Purchaser, as the case may be, fails to timely pay any amount due pursuant to this Section 11.3 and, in order to obtain such payment, either Seller or Purchaser, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 11.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of KeyBank National Association in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

11.3.6 Limitations on Payment.

11.3.6.1 If one party to this Agreement (the “Fee Payor”) is required to pay another party to this Agreement (the “Fee Payee”) an Expense Fee, Purchaser Termination Fee, and/or Seller Termination Fee (collectively or individually, a “Fee”), such Fee shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 11.3.6.1. In the event that the Fee Payor is obligated to pay the Fee Payee the Fee, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the applicable Fee of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 11.3.6 or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 11.3.6, an amount equal to the excess of the applicable Fee, less the total amount paid under clause (A) above.

11.3.6.2 To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the applicable Fee with an escrow agent selected by the Fee Payor on such terms (subject to this Section 11.3.6) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the applicable Fee pursuant to this Section 11.3.6 shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 11.3 by wire transfer. The escrow agreement shall provide that the applicable Fee in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the applicable Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the applicable Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the applicable Fee to the Fee Payee. The Fee Payor agrees to amend this Section 11.3.6 at the reasonable request of the Fee Payee in order to (i) maximize the portion of the applicable Fee that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 11.3.6 or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3.6. Any amount of the applicable Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 11.3.6, provided, that the obligation of the Fee Payor to pay the unpaid portion of the applicable Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a party described in Section 11.3.5 shall be subject to the same limitations on payment as set forth in this Section 11.3.6.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller or destroy all information related to the Property provided to Purchaser by Seller, including copies thereof in any form whatsoever (including electronic form), except to the extent under applicable law Purchaser is obligated to retain copies of such Property Information. The obligations of Purchaser under this Section 10.4 shall survive any termination of this Agreement.

ARTICLE 12

BROKERAGE COMMISSION

12.1 No Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party with respect to the transactions contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Independent Advisor. Seller shall be solely responsible for the payment of any fees or commission due to SunTrust Robinson Humphrey, Inc., as an independent advisor, in accordance with the provisions of a separate agreement between Seller and SunTrust Robinson Humphrey, Inc.

12.3 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13

NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar internationally recognized overnight courier service, or (iv) by electronic mail with a confirmation copy delivered by another method set forth in this Section 13.2. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	Global Income Trust, Inc.
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Erin M. Gray, Esquire
Email: erin.gray@cnl.com

With a copy to:	Global Income Trust, Inc.
450 S. Orange Avenue, Suite 1400
Orlando, Florida 32801
Attn: Scott Hall
Email: scott.hall@cnl.com

As to Guarantor:	CNL Holdings, LLC
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Chief Financial Officer

With a copy to:	CNL Holdings, LLC
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Chief Legal Officer

and a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 S. Orange Avenue, Suite 200
Orlando, Florida 32801
Attn: Joaquin E. Martinez, Esquire
Email: quino.martinez@lowndes-law.com

As to Purchaser:	c/o Griffin Capital Corporation
Griffin Capital Plaza
1520 East Grand Avenue
El Segundo, California 90245
Attention: Michael Escalante
Email: mescalante@griffincapital.com

c/o Griffin Capital Corporation
Griffin Capital Plaza
1520 East Grand Avenue
El Segundo, California 90245
Attention: Louis Sohn
Email: lsohn@griffincapital.com

With a copy to:	Griffin Capital Corporation
790 Estate Drive
Suite 180
Deerfield, Illinois 60015
Attention: Mary Higgins, Esq.
Email: mhiggins@griffincapital.com

And with a copy to:	Dan McCawley, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Boulevard
Suite 2000
Fort Lauderdale, Florida 33301
Email: mccawleyd@gtlaw.com

As to Escrow Agent:	Chicago Title Company
725 South Figueroa Street, Suite 200
Los Angeles, California 90017
Attention: Amy Hiraheta
Email: Amy.hiraheta@ctt.com

Either party may from time to time by written notice to the other party designate a different address or addresses for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 13.3. Notices given on behalf of a party by its attorneys in the manner provided for in this Article 13 shall be considered validly given.

ARTICLE 14

ASSIGNMENT

14.1 Assignment. Purchaser shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser shall be entitled to assign its rights in, to and under this Agreement to Griffin REIT I or an entity wholly owned by Griffin REIT I ; in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller, (b) the assignee executes and delivers an assignment and assumption agreement in which such assignee assumes all of Purchaser’s rights, duties and obligations under this Agreement, and (c) such assignment will not release Purchaser from its primary obligation for the payment and performance of all obligations of the Purchaser under this Agreement. Purchaser may elect to assign its rights to Griffin REIT I and/or an entity wholly owned by Griffin REIT I in whole or in part such that Purchaser takes title to each Premises in separate entities. “Affiliate” shall mean with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person or partnership or membership interests, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person’s officers, directors, joint venturers and partners. The term “Person” or “Person” shall mean shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.6 Controlling Law; Submission to Jurisdiction. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Maryland (without reference to conflicts of laws principles). Any claim, action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Maryland or the jurisdiction of the United States District Court for the State of Maryland, and each of the parties hereto hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom in any such claim, action, suit, or proceeding) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit, or proceeding in any such court or that any such claim, action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such claim, action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and such service shall be made by Personal service made on such party or by mail sent to such party at the address set forth in this Agreement. Personal service may be made on such party’s resident agent.

15.7 Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Tax-Deferred Exchange. Either Seller or Purchaser may sell or acquire the Property as part of a tax-deferred exchange of real estate pursuant to the provisions of Section 1031 of the Internal Revenue Code as amended from time to time. Either party shall be entitled to use a third-party intermediary as part of the tax-deferred exchange, and the parties shall reasonably cooperate with each other to accomplish such tax-deferred exchange(s), provided that (a) it is understood and agreed that the party requesting the exchange shall be required to pay all costs and expenses of the exchange, (b) the non-requesting party shall not be required to make any representation or warranty relative to the condition of any real estate or be required to take title to any real estate other than the Property and (c) the exchange must otherwise be accomplished without reduction or alteration of the rights of the non-requesting party under this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in New York, New York. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.

15.14 Counterparts and Acceptance of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or PDF) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party. Acceptance, for purposes hereof, shall mean that each party is in physical possession of a fully-signed counterpart copy or original of this Agreement.

15.15 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, SELLER’S OR PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.16 Confidentiality.

15.16.1 Except as provided otherwise in this Section 15.16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Purchaser respectively, or any of their Affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Purchaser shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Purchaser shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.

15.16.2 It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Purchaser from sharing information relating to the Property, on a confidential basis with such party’s key employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, joint venture partners, or potential lenders (“Representatives”), as the case may be. Further, and notwithstanding anything to the contrary set forth above, Purchaser or any sponsored entity of Purchaser and Seller may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission).

15.16.3 Purchaser shall indemnify and hold Seller and Seller’s Affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Purchaser and Purchaser’s Affiliates, employees, officers and directors, and its joint venture partners and lenders harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and caused by a breach by Purchaser or Seller, as the case may be, or their respective Representatives, of the provisions of Section 15.16; but this Section 15.16.3 will not entitle either Purchaser or Seller or any other Person or entity, to recover consequential or incidental damages.

15.16.4 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 15.16.

15.16.5 Notwithstanding any other provision of this Agreement, the provisions of Section 15.16 shall survive the termination of this Agreement.

15.16.6 Time is of the essence of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

GIT IMESON PARK FL, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

IN-105 HERITAGE III, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

GIT HERITAGE IV TX, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

PARENT:

GLOBAL INCOME TRUST, INC., a Maryland corporation

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	CFO and Treasurer

PURCHASER:

GRIFFIN CAPITAL CORPORATION, a California corporation

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Title:	Chief Investment Officer

Annex B

GLOBAL INCOME TRUST, INC.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1. This Plan of Complete Liquidation and Dissolution (the “Plan”) of Global Income Trust, Inc., a Maryland corporation (the “Corporation”), has been approved by the Board of Directors of the Corporation (the “Board”) as being advisable and in the best interests of the Corporation and its stockholders (the “Stockholders”). The Board has directed that the Plan and the dissolution of the Corporation pursuant to the Plan be submitted to the Stockholders for approval. The Plan shall become effective upon approval of the Plan and the dissolution of the Corporation pursuant to the Plan by the Stockholders. The date of the Stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Within 30 days after the Effective Date, the proper officers of the Corporation shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the Stockholders. Not less than 20 days before the filing of Articles of Dissolution with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), the proper officers of the Corporation shall mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Corporation as well as all employees of the Corporation, if any, either at their home addresses as shown on the records of the Corporation, or at their business addresses, that the dissolution of the Corporation has been approved (alternatively, the Board may determine that the Corporation has no employees or known creditors).

3. As soon as practicable after the Effective Date, the Corporation shall be voluntarily liquidated and dissolved. Pursuant to the Plan, the proper officers of the Corporation shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the liquidation and dissolution of the Corporation, including, but not limited to, the following: (a) promptly wind up the Corporation’s affairs, collect its assets and pay or provide for its liabilities (including contingent liabilities); (b) sell or exchange any and all property of the Corporation at public or private sale; (c) prosecute, settle or compromise all claims or actions of the Corporation or to which the Corporation is subject; (d) declare and pay to or for the account of the Stockholders, at any one or more times as they may determine, liquidating distributions in cash, kind or both; (e) cancel all outstanding shares of stock of the Corporation upon the payment of such liquidating distributions; (f) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Corporation; (g) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, such forms and documents as are required by the State of Maryland, any jurisdiction in which the Corporation has been qualified to business and the Federal government, including tax returns; and (h) pay all costs, fees and expenses, taxes and other liabilities incurred by the Corporation and/or its officers in carrying out the liquidation and dissolution of the Corporation.

B-1

4. The final liquidating distribution shall be made no later than two years following the Effective Date.

5. Upon assignment and conveyance of the assets of the Corporation to the Stockholders, in complete liquidation of the Corporation as contemplated by Sections 3 and 4 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Corporation, the proper officers of the Corporation shall execute and cause to be filed with the SDAT, and elsewhere as may be required or deemed appropriate, Articles of Dissolution and such other documents as may be required to dissolve the Corporation.

6. The Board and such officers of the Corporation as the Board may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation thereof, including, without limitation, (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, whether real or personal, tangible or intangible, (b) the appointment of other persons to carry out any aspect of the Plan, (c) the temporary investment of funds in such medium as the Board may deem appropriate, and (d) the modification of the Plan as may be necessary to implement the Plan.

7. The Board may terminate the Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the Stockholders, but such power shall not continue after Articles of Dissolution have been accepted for record by the SDAT. Notwithstanding approval of the Plan by the Stockholders, the Board may modify or amend the Plan without further action by the Stockholders to the extent permitted under then current law.

8. This Plan is intended to constitute a plan of liquidation for purposes of Section 332 of the Internal Revenue Code of 1986, as amended, and shall be interpreted and applied consistently therewith.

B-2

Annex C

[LETTERHEAD OF SUNTRUST ROBINSON HUMPHREY, INC.]

August 4, 2015

Special Committee of the Board of Directors

Global Income Trust, Inc.

450 South Orange Avenue

Orlando, FL 32801

Members of the Special Committee of the Board of Directors:

We understand that Global Income Trust, Inc. (the “Company”) proposes to enter into a Purchase and Sale Agreement (the “Agreement”) by and among the Company, GIT Imeson Park FL, LLC (“Samsonite Seller”), IN-105 Heritage III, LLC (“Heritage Commons III Seller”), and GIT Heritage IV TX, LLC (“Heritage Commons IV Seller,” and together with Samsonite Seller and Heritage Commons III Seller, collectively the “Sellers” and each a “Seller,” with each such Seller being a wholly owned subsidiary of the Company), and Griffin Capital Corporation, Inc. (the “Purchaser”), pursuant to which, among other things, the Sellers will sell to the Purchaser, and the Purchaser will purchase, all of the Sellers’ right, title and interest in and to the Premises (as defined in the Agreement) and other related assets as provided for in the Agreement (collectively, the “Purchased Assets”) in exchange for aggregate cash consideration of U.S. $93,650,000 (the “Consideration”), subject to prorations and adjustments as expressed in the Agreement, as to which such prorations and adjustments we express no opinion (the “Transaction”).

You have requested that SunTrust Robinson Humphrey, Inc. (“STRH”) render its opinion (this “Opinion”) to the Special Committee of the Board of Directors of the Company (solely in its capacity as such) (the “Special Committee”) with respect to the fairness, from a financial point of view, of the aggregate Consideration to be received in the Transaction pursuant to the Agreement by the Sellers taken as a whole.

In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed a draft, dated July 31, 2015, of the Agreement; certain business and financial information relating to the Company, the Sellers and the Purchased Assets; certain non-public internal audited and unaudited financial statements of the Company, the Sellers and the Purchased Assets, and certain financial and other information relating to the historical, current and future business, financial condition, assets, liabilities, results of operations, cash flows, operating data and prospects of the Purchased Assets made available to us by the Company and Sellers, including certain financial projections relating to the Purchased Assets and their prospects prepared by the external advisor to the Company (the “Projections”); the publicly available financial terms of certain asset-level transactions that we deemed comparable and relevant; and current and historical market conditions and certain financial, stock market and other publicly available information relating to the business of other companies whose operations we considered relevant. We also have had discussions with certain members of the management of the Company and the Sellers regarding the Transaction and the business, financial condition, assets, liabilities, results of operations, cash flows, operating data and prospects of the Company, the Sellers and the Purchased Assets and with

Special Committee of the Board of Directors

Global Income Trust, Inc.

August 4, 2015

the Company, the Sellers, the Board of Directors of the Company, the Special Committee and the Company’s legal advisors regarding the Transaction and have undertaken such other studies, analyses and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to, discussed with or reviewed by us, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion. In addition, we have assumed, at your direction and without independent verification or investigation, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available information, estimates and judgments of the external advisor to the Company as to the future financial results and condition of the Company, the Sellers and the Purchased Assets, respectively. We express no opinion with respect to the Projections or the assumptions on which they are based, or any other assumptions discussed herein. With your consent, we have also assumed that the Projections are a reasonable basis on which to evaluate the Company, the Sellers and the Purchased Assets and the proposed Transaction and have relied on the Projections for purposes of our analyses and this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, the Sellers or the Purchased Assets since the respective dates of their most recent financial statements and other information, financial or otherwise, provided to us and that there is no information, facts or circumstances that would make any of the data, material or other information discussed with or reviewed by us inaccurate, incomplete or misleading.

We also have relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Agreement are true and correct; (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreement; (iii) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (iv) the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Sellers, the Purchased Assets or the expected benefits of the Transaction. Our opinion assumes that the Company will make sufficient and timely distributions to its shareholders of all income and gain resulting from the Transaction in order to satisfy the 90% distribution requirement contained in Section 857(a)(1) of the Internal Revenue Code (the “Code”) and to avoid incurring any corporate federal income tax on any gain resulting from the Transaction. Our opinion also assumes that the “prohibited transactions tax” imposed by Section 857(b)(6) of the Code will not apply to any gain from the Transaction, and that the Company currently qualifies, and will continue to qualify through the date of its liquidation, for taxation as a real estate investment trust under the Code. We have been advised by the Company, and we have assumed, that each of the Company and the Sellers, respectively, has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation and have assumed that the Transaction will not adversely affect such status or operations of the Company or the Sellers. In addition, we have assumed that the Agreement, when executed by the parties thereto, will conform to the drafts reviewed by us in all respects material to our analysis and this Opinion.

Special Committee of the Board of Directors

Global Income Trust, Inc.

August 4, 2015

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the Purchased Assets or any of the assets, properties, facilities or liabilities (including any fixed, contingent, derivative or off-balance-sheet assets or liabilities or any portfolio securities or any collateral securing assets or securities) of the Company, the Sellers, any of their respective subsidiaries, or any other person or entity, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, governmental investigation, possible unasserted claims or other contingent liabilities to which the Company, the Sellers, any of their respective subsidiaries, the Purchased Assets or any other person or entity is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the data, material and other information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

This Opinion only addresses the fairness, from a financial point of view, of the aggregate Consideration to be received in the Transaction pursuant to the Agreement by the Sellers taken as a whole and does not address any other payments or obligations of the Company, the Sellers, the Purchaser or any other person or entity in relation to the Agreement or the Transaction or any other term, aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, the Sellers, any of their respective subsidiaries, the security holders of the Company or any other person or entity to proceed with or effect the Transaction; (ii) the form, structure or any other portion or aspect of the Agreement or the Transaction, except as expressly set forth in the last paragraph of this Opinion; (iii) the fairness of the Consideration to be received in the Transaction pursuant to the Agreement by any particular Seller, or the fairness of the Consideration to be received by any Seller relative to the Consideration received by the other Sellers; (iv) the fairness of any portion, term, condition, aspect or implication of the Agreement or the Transaction, including to the holders of debt of the Company, the Sellers or any particular holder of securities, creditors or other constituencies of the Company or the Sellers, or to any other person or entity, except as expressly set forth in the last paragraph of this Opinion; (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Sellers or any other person or entity or the effect of any other transaction in which the Company, Sellers or any other person or entity might engage; (vi) whether or not the Company, the Sellers, the security holders of the Company, or any other person or entity is receiving or paying reasonably equivalent value in the Transaction; (vii) the solvency, creditworthiness, viability, ability to pay debts when due or fair value of the Company, the Sellers or any other participant in the Transaction, or any of their respective assets (including the Purchased Assets), including under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or the impact of the Transaction on such matters; (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any payment to an external advisor or manager or any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction or any class of such persons; or (x) the fairness of any term or aspect of the Transaction to the Company’s security holders or to any one class of the Company’s security holders relative to any other

Special Committee of the Board of Directors

Global Income Trust, Inc.

August 4, 2015

class of the Company’s security holders, including the allocation of any consideration among or within such classes.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company, the Sellers, the Board of Directors and the Special Committee and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Sellers, the Purchased Assets and the Transaction.

We have acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this Opinion and a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. We and our affiliates (including SunTrust Bank) have in the past provided, are currently providing and in the future may provide investment banking and other financial services to the Company and its affiliates and have received or in the future may receive compensation for the rendering of these services, including, during the past two years, acting as co-documentation agent and a participant lender under certain credit facilities of an affiliate of the Company. In addition, we and our affiliates (including SunTrust Bank) have in the past provided, are currently providing and in the future may provide investment banking and other financial services to the Purchaser and its affiliates and have received or in the future may receive compensation for the rendering of these services, including, during the past two years, acting as sole lead arranger, administrative agent, co-documentation agent and/or a participant lender under certain credit facilities of certain affiliates of the Purchaser. A subsidiary of SunTrust Equity Funding, LLC, one of our affiliates, acting for its own account has also in the past sold certain real estate assets located in Glendale, California to Purchaser and its affiliates in an arms-length transaction. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates (including SunTrust Bank) may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Sellers, the Purchaser and each of their respective affiliates and any other party that may be involved in the Transaction, as well as provide investment banking and other financial services to such other parties, including for which we and our affiliates would expect to receive compensation.

This Opinion is furnished solely for the use of the Special Committee (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used by the Special Committee or the Board of Directors of the Company for any other purpose (or by any other person or entity for any purpose) without our prior written consent. This Opinion may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or other similar document, or in any document used in connection with the offering or sale of securities, nor shall this Opinion be disclosed to any other person or entity without our prior written consent, except that we consent to a copy of this Opinion being reproduced in full and otherwise referred to in the Company’s proxy statement with respect to the Transaction, provided that all references to us or this Opinion in any such documents and the description of this Opinion therein shall be subject to our prior approval. This Opinion should not be construed as creating any fiduciary duty on the part of STRH to any person or entity. This Opinion is not

Special Committee of the Board of Directors

Global Income Trust, Inc.

August 4, 2015

intended to be, and does not constitute, a recommendation to the Special Committee, the Board of Directors of the Company, the Company, any Seller, any security holder of the Company or any other person or entity as to how to act or vote with respect to any matter relating to the Transaction or otherwise. The issuance of this Opinion has been approved by an internal committee of STRH authorized to approve opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Consideration to be received in the Transaction pursuant to the Agreement by the Sellers is fair, from a financial point of view, to the Sellers taken as a whole.

SUNTRUST ROBINSON HUMPHREY, INC.

Annex D

MARYLAND GENERAL CORPORATION LAW — TITLE 3, SUBTITLE 2

MD Code, Corporations and Associations, § 3-201

§ 3-201. Definition of successor

(a) In this subtitle the following words have the meanings indicated.

(b) “Affiliate” has the meaning stated in § 3-601 of this title.

(c) “Associate” has the meaning stated in § 3-601 of this title.

(d) “Beneficial owner”, when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) “Voting stock” has the meaning stated in § 3-601 of this title.

MD Code, Corporations and Associations, § 3-202

§ 3-202. Fair value, right to from successors

(a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

(b)(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401 and the value placed on the stock in the transaction is its net asset value.

(d) With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

MD Code, Corporations and Associations, § 3-203

§ 3-203. Duties of objecting stockholders

Effective: October 1, 2014

(a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

MD Code, Corporations and Associations, § 3-204

§ 3-204. Effect of demand

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

MD Code, Corporations and Associations, § 3-205

§ 3-205. Consent to demand withdrawal

A demand for payment may be withdrawn only with the consent of the successor.

MD Code, Corporations and Associations, § 3-206

§ 3-206. Restoration of stockholder rights

(a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

MD Code, Corporations and Associations, § 3-207

§ 3-207. Successor’s duty, notice and offer

(a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

MD Code, Corporations and Associations, § 3-208

§ 3-208. Petition for appraisal

(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

MD Code, Corporations and Associations, § 3-209

§ 3-209. Submission of certificate for notation

(a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

MD Code, Corporations and Associations, § 3-210

§ 3-210. Report of appraisers

(a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

MD Code, Corporations and Associations, § 3-211

§ 3-211. Court order upon appraisers report

(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b)(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

MD Code, Corporations and Associations, § 3-212

§ 3-212. Surrender of stock to successor

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

MD Code, Corporations and Associations, § 3-213

§ 3-213. Rights of successor

(a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

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M95922-S38737                     KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

GLOBAL INCOME TRUST, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:		For	Against	Abstain

1.

The sale of substantially all of the assets of Global Income Trust, Inc. to Griffin Capital Corporation or its affiliate on the terms of the Purchase and Sale Agreement dated August 10, 2015 (the “Asset Sale”).

		☐	☐	☐

2.	The plan of liquidation and dissolution of Global Income Trust, Inc. (the Plan of Dissolution), including the complete liquidation and dissolution of Global Income Trust, Inc. contemplated thereby, subject to the approval of Global Income Trust, Inc. stockholders of the Asset Sale and following the closing of the Asset Sale.	☐	☐	☐

3.	The adjournment of the Special Meeting of Stockholders, even if a quorum is present, to solicit additional votes to approve the Asset Sale and/or the Plan of Dissolution, if necessary.	☐	☐	☐

For address changes and/or comments, please check this box                                    ☐

and write them on the back where indicated.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying proxy statement and notice of the Special Meeting of Stockholders with respect to the Asset Sale and Plan of Dissolution. This proxy may be revoked at any time before it is exercised.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Important: Please sign exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS

The Proxy Statement is available at: www.proxyvote.com

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M95923-S38737

PROXY

GLOBAL INCOME TRUST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James M. Seneff, Jr. and Thomas K. Sittema, and each of them, as proxies with full power of substitution in each to attend, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders of Global Income Trust, Inc. to be held on December 10, 2015 at 10:00 a.m., Eastern Time, and any adjournments thereof, and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present.

The votes entitled to be cast by the undersigned will be cast as directed. If this proxy is executed, but no direction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the proposals. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Special Meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side